Execution Copy

Exhibit 10.1

CONTRIBUTION AGREEMENT

BY AND AMONG

ENBRIDGE ENERGY COMPANY, INC.,

ENBRIDGE PIPELINES (ALBERTA CLIPPER) L.L.C.

ENBRIDGE ENERGY, LIMITED PARTNERSHIP,

ENBRIDGE ENERGY PARTNERS, L.P.,

ENBRIDGE PIPELINES (LAKEHEAD) L.L.C.

AND

ENBRIDGE PIPELINES (WISCONSIN) INC.

July 17, 2009

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Exhibits:

Exhibit A	-	Form of Amended and Restated Partnership Agreement
Exhibit B	-	Form of Facility A1
Exhibit C	-	Form of Facility B1
Exhibit D	-	Form of Facility C1

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CONTRIBUTION AGREEMENT

This Contribution Agreement, dated July 17, 2009 (this “Agreement”), is entered into by and among Enbridge Energy Company, Inc., a Delaware corporation (“EECI”), Enbridge Pipelines (Alberta Clipper) L.L.C., a Delaware limited liability company (“EECI Sub”), Enbridge Energy, Limited Partnership, a Delaware limited partnership (the “Partnership”), Enbridge Energy Partners, L.P., a Delaware limited partnership (“Enbridge Partners”), Enbridge Pipelines (Lakehead) L.L.C., a Delaware limited liability company (“Lakehead GP”) and Enbridge Pipelines (Wisconsin) Inc., a Wisconsin corporation (“Wisconsin GP”). The parties to this Agreement are each sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties wish to jointly fund, construct and operate the Alberta Clipper Project (as defined below) while preserving the regulatory benefits associated with leaving the legal title to, and direct ownership of, the associated assets embedded within the Partnership.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following capitalized terms shall have the meanings given below. All references to dollar amounts refer to United States dollars.

“Affiliate” has the meaning assigned to such term in the Amended and Restated Partnership Agreement.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alberta Clipper Project” has the meaning assigned to such term in the Amended and Restated Partnership Agreement.

“Amended and Restated Partnership Agreement” means the form of Third Amended and Restated Agreement of Limited Partnership of the Partnership attached to this Agreement as Exhibit A, which agreement shall become effective in accordance with its terms upon the execution by all of the Parties thereto at the Closing as provided in Article II.

“Capital Contribution” has the meaning assigned to such term in the Amended and Restated Partnership Agreement.

“Closing” means the consummation of the transactions contemplated by Article II on the Closing Date.

“Closing Date” means August 1, 2009, unless otherwise agreed to in writing by the Parties.

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“EECI” has the meaning assigned to such term in the preamble to this Agreement.

“EECI Parties” means EECI and EECI Sub.

“EECI Sub” has the meaning assigned to such term in the preamble to this Agreement.

“EEM” means Enbridge Energy Management, L.L.C., a Delaware limited liability company.

“EEP Parties” means Enbridge Partners, the Partnership, Lakehead GP and Wisconsin GP.

“Enbridge Partners” has the meaning assigned to such term in the preamble to this Agreement.

“Facility A1” means the A1 Credit Agreement in the form attached to this Agreement as Exhibit B.

“Facility B1” means the B1 Credit Agreement in the form attached to this Agreement as Exhibit C.

“Facility C1” means the C1 Credit Agreement in the form attached to this Agreement as Exhibit D.

“General Partner Interest” has the meaning assigned to such term in the Amended and Restated Partnership Agreement.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Initial Series AC Capital Contribution” has the meaning assigned to such term in the Amended and Restated Partnership Agreement.

“Intercompany Preliminary Construction Cost Payable” has the meaning assigned to such term in the Amended and Restated Partnership Agreement.

“Lakehead GP” has the meaning assigned to such term in the preamble to this Agreement.

“Law” means any statute, law, treaty, rule, code, ordinance, requirement, regulation, permit or certificate of any Governmental Authority, any interpretation of any of the foregoing by any Governmental Authority, or any binding judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority.

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“Limited Partner Interest” has the meaning assigned to such term in the Amended and Restated Partnership Agreement.

“Material Adverse Effect” means (i) a single event, occurrence or fact that, alone or together with all other events, occurrences or facts, would reasonably be expected to result in a material adverse effect on the business, operations, assets, liabilities, financial condition, results of operation or prospects of the Partnership as a whole or the Alberta Clipper Project individually, other than changes in general economic, political or business conditions that affect the Partnership in a manner similar to its competitors or (ii) any condition or occurrence that has materially impaired or would reasonably be expected to materially impair the ability of the EEP Parties to consummate the Transactions or perform their respective obligations under the Transaction Documents.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Parties” has the meaning assigned to such term in the preamble to this Agreement.

“Partnership” has the meaning assigned to such term in the preamble to this Agreement.

“Preliminary Alberta Clipper Construction Costs” has the meaning assigned to such term in the Amended and Restated Partnership Agreement.

“Series AC” has the meaning assigned to such term in the Amended and Restated Partnership Agreement.

“Series AC Assets” has the meaning assigned to such term in the Amended and Restated Partnership Agreement.

“Series AC Liabilities” has the meaning assigned to such term in the Amended and Restated Partnership Agreement.

“Series LH” has the meaning assigned to such term in the Amended and Restated Partnership Agreement.

“Special Committee” means the committee of the Board of Directors of EEM, comprised solely of independent directors of such Board, that was created by resolution of such Board on January 30, 2009.

“Transaction Documents” means, collectively, this Agreement, the Amended and Restated Partnership Agreement, Facility A1, Facility B1, Facility C1 and any other agreements, documents and instruments to be delivered by the Parties pursuant to Article IV.

“Transactions” means the transactions described in Article II.

“Wisconsin GP” has the meaning assigned to such term in the preamble to this Agreement.

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ARTICLE II

CONTRIBUTIONS AT CLOSING AND OTHER CLOSING TRANSACTIONS

Section 2.1 Partnership Agreement and Initial Series AC Capital Contributions. At the Closing, and subject to the terms and conditions of this Agreement, the Parties hereby agree and undertake as follows:

(a) Each of Enbridge Partners, Lakehead GP, Wisconsin GP, EECI and EECI Sub will execute and deliver the Amended and Restated Partnership Agreement and the Partnership will file an amended and restated certificate of limited partnership with the Delaware Secretary of State containing a notice that the Partnership is a series limited partnership;

(b) Enbridge Partners will contribute, as its Initial Series AC Capital Contribution, immediately available U.S. dollars to the Partnership with respect to the Series AC in an amount equal to 33.329% of 55% of the Preliminary Alberta Clipper Construction Costs. In exchange for such Initial Series AC Capital Contribution, the Partnership will issue to Enbridge Partners a 33.329% Limited Partner Interest in the Series AC;

(c) Lakehead GP will contribute, as its Initial Series AC Capital Contribution, immediately available U.S. dollars to the Partnership with respect to the Series AC in an amount equal to 0.0005% of 55% of the Preliminary Alberta Clipper Construction Costs. In exchange for such Initial Series AC Capital Contribution, the Partnership will issue to Lakehead GP a 0.0005% General Partner Interest in the Series AC;

(d) Wisconsin GP will contribute, as its Initial Series AC Capital Contribution, immediately available U.S. dollars to the Partnership with respect to the Series AC in an amount equal to 0.0005% of 55% of the Preliminary Alberta Clipper Construction Costs. In exchange for such Initial Series AC Capital Contribution, the Partnership will issue to Wisconsin GP a 0.0005% General Partner Interest in the Series AC;

(e) EECI will contribute, as its Initial Series AC Capital Contribution, immediately available U.S. dollars to the Partnership with respect to the Series AC in an amount equal to 66.66% of 55% of the Preliminary Alberta Clipper Construction Costs. In exchange for such Initial Series AC Capital Contribution, the Partnership will issue to EECI a 66.66% Limited Partner Interest in the Series AC; and

(f) EECI Sub will contribute, as its Initial Series AC Capital Contribution, immediately available U.S. dollars to the Partnership with respect to the Series AC in an amount equal to 0.01% of 55% of the Preliminary Alberta Clipper Construction Costs. In exchange for such Initial Series AC Capital Contribution, the Partnership will issue to EECI Sub a 0.01% Limited Partner Interest in the Series AC.

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Section 2.2 Initial Debt Financing. Concurrently with the Transactions described in Section 2.1, and subject to the terms and conditions of this Agreement, the Parties hereby agree and undertake as follows:

(a) EECI and Enbridge Partners will enter into Facility A1;

(b) Enbridge Partners and the Partnership, on behalf of the Series AC, will enter into Facility B1;

(c) Enbridge Partners and the Partnership, on behalf of the Series AC, will enter into Facility C1;

(d) The Series AC will draw under Facility B1 an amount equal to 66.67% of 45% of the Preliminary Alberta Clipper Construction Costs and Enbridge Partners will draw an identical amount under Facility A1; and

(e) The Series AC will draw under Facility C1 an amount equal to 33.33% of 45% of the Preliminary Alberta Clipper Construction Costs.

Section 2.3 Repayment of Certain Series AC Liabilities. Immediately following the Transactions described in Sections 2.1 and 2.2, and subject to the other terms and conditions of this Agreement, the Series AC will use the immediately available U.S. dollars contributed by EECI, EECI Sub, Enbridge Partners, Lakehead GP and Wisconsin GP, together with the proceeds from its initial draws under Facility B1 and Facility C1, to repay in full the Intercompany Preliminary Construction Cost Payable.

ARTICLE III

COVENANTS AND CLOSING CONDITIONS

Section 3.1 Covenants of the Parties. Each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions on the Closing Date, including using their reasonable best efforts to satisfy the conditions to Closing set forth in this Article III. Each of the Parties will furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing obligations.

Section 3.2 Closing Conditions of the EEP Parties. The obligation of the EEP Parties to consummate the Transactions is subject, at the option of the EEP Parties, to the satisfaction at or prior to the Closing of all of the following conditions:

(a) Transaction Documents. The EECI Parties shall have executed and delivered (or caused to be executed and delivered) all Transaction Documents that the EECI Parties are required to execute and deliver to the EEP Parties under Section 4.3;

(b) No Action. No action, proceeding or litigation (excluding any action, proceeding or litigation initiated by the EEP Parties or any of their respective Affiliates)

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shall be pending or threatened before any Governmental Authority seeking to enjoin or restrain the consummation of the Transactions or recover damages from any EEP Party or any Affiliate of an EEP Party resulting therefrom;

(c) No Existing Order. No Order shall have been entered and be in effect, and no Law shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates this Agreement or the consummation of the Transactions;

(d) Consents. All consents, licenses and approvals from all third parties or Governmental Authorities (other than such consents, licenses and approvals the failure of which to obtain or with which to comply would not reasonably be expected to have a Material Adverse Effect with respect to the EEP Parties or a material adverse effect with respect to the EECI Parties) that are necessary or appropriate for the EECI Parties or the EEP Parties to consummate the Transactions shall have been obtained;

(e) Fairness of Transactions. The Special Committee shall not have withdrawn or qualified its approval of this Agreement and the Transactions;

(f) Contributions. The Partnership in respect of the Series AC shall have received the Capital Contributions from EECI and EECI Sub as described in Section 2.1; and

(g) Borrowings. EECI shall have made available sufficient funds for Enbridge Partners to draw under Facility A1.

Section 3.3 Closing Conditions of the EECI Parties. The obligation of the EECI Parties to consummate the Transactions is subject, at the option of the EECI Parties, to the satisfaction at or prior to the Closing of all of the following conditions:

(a) Transaction Documents. The EEP Parties shall have executed and delivered (or caused to be executed and delivered) all Transaction Documents that the EEP Parties are required to execute and deliver to the EECI Parties under Section 4.2;

(b) No Action. No action, proceeding or litigation (excluding any action, proceeding or litigation initiated by the EECI Parties or any of their respective Affiliates) shall be pending or threatened before any Governmental Authority seeking to enjoin or restrain the consummation of the Closing or recover damages from any EECI Party or any Affiliate of an EECI Party resulting therefrom;

(c) No Existing Order. No Order shall have been entered and be in effect, and no Law shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates this Agreement or the consummation of the Transactions;

(d) Consents. All consents, licenses and approvals from all third parties or Governmental Authorities (other than such consents, licenses and approvals the failure of which to obtain or with which to comply would not reasonably be expected to have a Material Adverse Effect with respect to the EEP Parties or a material adverse effect with respect to the EECI Parties) that are necessary or appropriate for the EECI Parties or the EEP Parties to consummate the Transactions shall have been obtained;

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(e) No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement;

(f) Fairness of Transactions. The Special Committee shall not have withdrawn or qualified its approval of this Agreement and the Transactions;

(g) Contributions. The Partnership in respect of the Series AC shall have received the Capital Contributions from Enbridge Partners, Lakehead GP and Wisconsin GP as described in Section 2.1; and

(h) Borrowings. The Partnership, on behalf of the Series AC, shall have drawn the amounts under Facility B1 and Facility C1 and Enbridge Partners shall have drawn the amount under Facility A1, each as described in Section 2.2.

ARTICLE IV

CLOSING AND TERMINATION

Section 4.1 Closing. Subject to the satisfaction of the conditions set forth in Sections 3.1 and 3.2 (or waiver thereof by the party entitled to the benefit thereof), the Closing shall be held on the Closing Date at 10:00 a.m., local time, at the office of Vinson & Elkins L.L.P., First City Tower, 1001 Fannin, Suite 2500, Houston, Texas, or at such other time or place as the Parties may otherwise agree in writing. For all intents and purposes, the Closing shall be deemed effective at 12:01 a.m. on the Closing Date.

Section 4.2 The EEP Parties’ Closing Obligations. At Closing, Enbridge Partners shall deliver, or cause to be delivered, to the EECI Parties, the other EEP Parties or to the Partnership in respect of Series AC, as applicable, the following:

(a) the Amended and Restated Partnership Agreement, duly executed by each of Enbridge Partners, Lakehead GP and Wisconsin GP evidencing, among other things, the issuance of (i) a 0.0005% General Partner Interest in the Series AC to Lakehead GP, (ii) a 0.0005% General Partner Interest in the Series AC to Wisconsin GP, (iii) a 33.329% Limited Partner Interest in the Series AC to Enbridge Partners, (iv) a 66.66% Limited Partner Interest in the Series AC to EECI and (v) a 0.01% Limited Partner Interest in the Series AC to EECI Sub;

(b) a copy of the Partnership’s amended and restated certificate of limited partnership, certified as of a recent date by the Secretary of State of the State of Delaware, that contains a notice that the Partnership is a series limited partnership;

(c) Facility A1, duly executed by Enbridge Partners;

(d) Facility B1, duly executed by the Partnership, on behalf of the Series AC;

(e) Facility C1, duly executed by the Partnership, on behalf of the Series AC;

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(f) immediately available U.S. dollars in an amount equal to 33.33% of 55% of the Preliminary Alberta Clipper Construction Costs (of which 0.005% shall be delivered on behalf of Lakehead GP and 0.005% shall be delivered on behalf of Wisconsin GP); and

(g) any other agreements, instruments and documents that are otherwise necessary and appropriate to consummate the Transactions that may be reasonably requested by the EECI Parties.

Section 4.3 EECI Parties’ Closing Obligations. At Closing, EECI shall deliver, or cause to be delivered, to the EEP Parties or to the Partnership in respect of Series AC, as applicable, the following:

(a) the Amended and Restated Partnership Agreement, duly executed by EECI and EECI Sub;

(b) Facility A1, duly executed by EECI;

(c) immediately available U.S. dollars in an amount equal to 66.67% of 55% of the Preliminary Alberta Clipper Construction Costs (of which 0.01% shall be delivered on behalf of EECI Sub); and

(d) any other agreements, instruments and documents that are otherwise necessary and appropriate to consummate the Transactions that may be reasonably requested by the EEP Parties.

Section 4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing only under the following conditions:

(a) at the election of Enbridge Partners (with the prior approval of the Special Committee) or EECI on or after August 31, 2009, if the Closing shall not have occurred by the close of business on such date, provided, that the terminating Party is not then in material default of any of its obligations hereunder;

(b) by mutual written consent of Enbridge Partners (with the prior approval of the Special Committee) and EECI;

(c) by written notice from (i) EECI to Enbridge Partners that there has been an event, change, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect or (ii) Enbridge Partners (with the prior approval of the Special Committee) to EECI that there has been an event, change, occurrence or circumstance that has had or would reasonably be expected to have a material adverse effect on EECI’s ability to consummate the Transactions; or

(d) by Enbridge Partners (with the prior approval of the Special Committee) or EECI if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

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Section 4.5 Procedure Upon and Effect of Termination. In the event of termination of this Agreement under Section 4.4 other than by the mutual written consent of Enbridge Partners (with the prior approval of the Special Committee) and EECI, written notice of termination shall promptly be delivered by the terminating Party to the other Parties. This Agreement shall terminate immediately upon delivery of such notice or upon such mutual written consent, as applicable, and the Transactions shall be abandoned without liability to, or further action by, any of the Parties; provided, that no such termination shall relieve any Party from liability for any breach of this Agreement that occurred prior to such termination.

ARTICLE V

LIMITATIONS

Section 5.1 Disclaimer of Warranties and Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NO PARTY IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER TO ANY OTHER PARTY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.

Section 5.2 Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, EACH PARTY HEREBY AGREES THAT THE RECOVERY BY ANY PARTY HERETO OF ANY DAMAGES OR OTHER LIABILITIES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES AND/OR LIABILITIES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS OBLIGATIONS HEREUNDER.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Exhibits attached to this Agreement, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Exhibits attached

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to this Agreement, and all such Exhibits attached to this Agreement are hereby incorporated herein and made a part hereof for all purposes. All singular nouns or pronouns shall include the plural and vice versa.

Section 6.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The EEP Parties may not assign this Agreement or any rights or obligations hereunder without the prior written consent of EECI, which consent shall not be unreasonably withheld, conditioned, or delayed. The EECI Parties may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Enbridge Partners (subject to the prior approval of the Special Committee), which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 6.3 Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no other person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 6.4 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement binding on the Parties.

Section 6.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof. Each of the Parties hereto hereby submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of Texas, Houston Division, or in the event there is no applicable federal jurisdiction, to the non-exclusive jurisdiction of any state court of competent jurisdiction located in Houston, Texas, for the purposes of all legal proceedings arising out of or relating to this Agreement. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 6.6 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the Laws of any Governmental Authority having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 6.7 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided that any amendment or modification agreed to by the EEP Parties that would adversely affect any of the EEP Parties (to be determined in the sole discretion of the general partner of the Partnership generally) shall be subject to the prior approval of the Special Committee. Each such instrument shall be reduced to writing and shall be designated on its face as an Amendment to this Agreement.

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Section 6.8 Waiver of Compliance; Consents. Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver granted by any EEP Party that would adversely affect any of the EEP Parties (to be determined in the sole discretion of the general partner of the Partnership generally) shall be subject to the prior approval of the Special Committee.

Section 6.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses:

If to the EECI Parties, to:

Enbridge Inc.

3000 Fifth Avenue Place

425 – 1st Street S.W.

Calgary, Alberta

T2P 3L8 Canada

Attention: Group Vice-President, Corporate Law

Facsimile: 403-231-3920

If to the EEP Parties, to:

Enbridge Energy Partners, L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77001

Attention: Vice President—Law and Deputy General Counsel

Facsimile: 713-821-2000

Section 6.10 Integration. This Agreement and the other Transaction Documents supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This document and such other Transaction Documents contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first above written.

ENBRIDGE ENERGY, LIMITED PARTNERSHIP

By:	ENBRIDGE PIPELINES (LAKEHEAD), L.L.C.
its general partner

By:	/s/ Mark A. Maki
Name:	Mark A. Maki
Title:	Vice President, Finance and Accounting

By:	ENBRIDGE PIPELINES (WISCONSIN) INC.,
its general partner

By:	/s/ Mark A. Maki
Name:	Mark A. Maki
Title:	Vice President, Finance and Accounting

ENBRIDGE ENERGY PARTNERS, L.P.

By:	ENBRIDGE ENERGY MANAGEMENT, L.L.C.,
as delegate of authority of Enbridge Energy Company, Inc., its general partner

By:	/s/ Terrance L. McGill
Name:	Terrance L. McGill
Title:	President

ENBRIDGE PIPELINES (LAKEHEAD) L.L.C.

By:	/s/ Mark A. Maki
Name:	Mark A. Maki
Title:	Vice President, Finance and Accounting

[Signature Page – Contribution Agreement

of Enbridge Energy, Limited Partnership]

ENBRIDGE PIPEINES (WISCONSIN) INC.

By:	/s/ Mark A. Maki
Name:	Mark A. Maki
Title:	Vice President, Finance and Accounting

ENBRIDGE ENERGY COMPANY, INC.

By:	/s/ Stephen J.J. Letwin
Name:	Stephen J.J. Letwin
Title:	Managing Director

ENBRIDGE PIPELINES (ALBERTA CLIPPER) L.L.C.

By:	/s/ Stephen J.J. Letwin
Name:	Stephen J.J. Letwin
Title:	Managing Director

[Signature Page – Contribution Agreement

of Enbridge Energy, Limited Partnership]

EXHIBIT A

FORM OF AMENDED AND RESTATED PARTNERSHIP AGREEMENT

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENBRIDGE ENERGY, LIMITED PARTNERSHIP

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ii

iii

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF ENBRIDGE ENERGY, LIMITED PARTNERSHIP

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of [            ], 2009, is entered into by and among Enbridge Pipelines (Lakehead) L.L.C., a Delaware limited liability company (“Lakehead GP”), and Enbridge Pipelines (Wisconsin) Inc., a Wisconsin corporation (“Wisconsin GP”), each as a general partner of the Partnership with respect to the applicable Series as set forth opposite its name on Exhibit A and, in the case of Lakehead GP, as a general partner of the Partnership generally, and Enbridge Energy Company, Inc., a Delaware corporation (“EECI”), Enbridge Pipelines (Alberta Clipper) L.L.C., a Delaware limited liability company (“EECI Sub”), and Enbridge Energy Partners, L.P., a Delaware limited partnership (“Enbridge Partners”), each as a limited partner of the Partnership with respect to the applicable Series set forth opposite its name on Exhibit A, together with any other Persons who become Partners in the Partnership associated with any Series or the Partnership generally as provided herein.

WHEREAS, Lakehead GP, Wisconsin GP and Enbridge Partners entered into that Second Amended and Restated Agreement of Limited Partnership of Enbridge Energy, Limited Partnership on October 17, 2002, as amended on September 7, 2007 (as so amended, the “Prior Agreement”); and

WHEREAS, the parties hereto have determined it to be in their respective best interests to establish and designate two separate series of partnership interests and related assets and liabilities of the Partnership in accordance with Section 17-218 of the Delaware Act, one of which is related to the Alberta Clipper Project and the other of which is related to all other assets of the Partnership, and to amend and restate the Prior Agreement in its entirety;

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto do hereby amend and restate the Prior Agreement to provide in its entirety as set forth below:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“154-B Model” means the FERC Opinion No. 154-B model estimate relating to the Alberta Clipper Surcharge on file with the FERC from time to time.

“Additional Series AC Capital Contribution” has the meaning assigned to such term in Section 5.4(a).

“Adjusted Capital Account” means the Series Capital Account maintained for a Partner with respect to a Series, (i) increased by any amounts that such Partner is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by any amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Partner.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, (i) with respect to Enbridge Partners and its Subsidiaries, the term “Affiliate” shall exclude Enbridge Inc. and each of its Subsidiaries (other than Enbridge Partners and its Subsidiaries) and (ii) with respect to Enbridge Inc. and its Subsidiaries (other than Enbridge Partners and its Subsidiaries), the term “Affiliate” shall exclude Enbridge Partners and each of its Subsidiaries.

“Agreed Value” of property contributed by a Partner to the Partnership with respect to a Series means the fair market value of such property or other consideration at the time of contribution as reasonably determined by the Managing General Partner of such Series. The Managing General Partner of such Series shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of properties contributed by a Partner to the Partnership with respect to a Series in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each contributed property.

“Agreement” means this Third Amended and Restated Agreement of Limited Partnership of Enbridge Energy, Limited Partnership, including all exhibits hereto, as it may be amended, supplemented or restated from time to time.

“Alberta Clipper Expansion Budget” means a budget and forecast approved by a Majority in Interest of Series AC Partners and setting forth the anticipated revenues and expenses for any Alberta Clipper Expansion Project that has been designated as a Series AC Asset, including any anticipated growth capital expenditures, maintenance capital expenditures, revenues, Capital Contributions and distributions related to such Alberta Clipper Expansion Project.

“Alberta Clipper Expansion Capital Requirement” has the meaning assigned to such term in Section 5.6(b).

“Alberta Clipper Expansion Project” has the meaning assigned to such term in Section 5.6(a).

“Alberta Clipper Expansion Project Terms” has the meaning assigned to such term in Section 5.6(a).

“Alberta Clipper Expansion Proposal” has the meaning assigned to such term in Section 5.6(a).

“Alberta Clipper Expansion Series” has the meaning assigned to such term in Section 5.6(d).

“Alberta Clipper Project” means (a) the U.S. segment of the proposed 36-inch diameter crude oil pipeline that will extend from Hardisty, Alberta to Superior, Wisconsin, with an initial annual capacity of 450,000 barrels per day and (b) related terminals, interconnections, tanks and pump stations located within the United States, each as more fully described in the FERC Settlement Offer.

“Alberta Clipper Surcharge” means the tariff surcharge related to the Alberta Clipper Project approved by the FERC by letter dated August 28, 2008 (124 FERC ¶ 61,200 (2008)) as described in the FERC Settlement Offer.

“Book Value” means, with respect to any property associated with a Series, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Book Value of any property contributed by a Partner to the Partnership with respect to a Series shall be the Agreed Value of such property;

(b) the Book Values of all properties of a Series shall be adjusted to equal their respective fair market values as determined by the Managing General Partner of such Series in connection with (i) the acquisition of an interest in such Series by any new or existing Partner in exchange for more than a de minimis capital contribution, (ii) the distribution to a Partner of more than a de minimis amount of property of a Series as consideration for an interest in such Series, (iii) the grant of an interest in such Series (other than a de minimis interest) as consideration for the provision of services to or for the benefit of such Series by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner, (iv) the liquidation of the Partnership or any Series within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code), or (v) any other event to the extent determined by the Managing General Partner of such Series to be necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q);

(c) the Book Value of any property of a Series distributed to a Partner shall be the fair market value of such property as reasonably determined by the Managing General Partner of such Series; and

(d) the Book Values of all properties of a Series shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts attributable to such Series pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses or Section 6.1(b)(viii); provided, however, Book Value shall not be adjusted pursuant to this clause (d) to the extent the Managing General Partner of such Series reasonably determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Book Value of any property has been determined or adjusted pursuant to clauses (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article VI.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.8.

“Capital Contribution” means, with respect to any Partner, the amount of money and the Net Agreed Value of any property contributed by such Partner to the Partnership with respect to a Series. Any reference in this Agreement to the Capital Contribution of a Partner shall include its pro rata share of any Capital Contribution of its predecessors in interest.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Claims” has the meaning assigned to such term in Section 7.7(a).

“Closing Date” means [            ], 2009.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Commission” means the U.S. Securities and Exchange Commission.

“Control Option” has the meaning assigned to such term in Section 10.1(b).

“Damages” has the meaning assigned to such term in Section 7.7(a).

“Default Capital Contribution” has the meaning assigned to such term in Section 5.4(e).

“Defaulting Series AC Partner” has the meaning assigned to such term in Section 5.4(e).

“Defaulting Series AC Partner Obligation” has the meaning assigned to such term in Section 5.4(e)(ii)(B).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Depreciation” means, for each taxable year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such taxable year, except that with respect to any property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, Depreciation for such taxable year shall be the amount of book basis recovered for such taxable year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2).

“Economic Risk of Loss” has the meaning assigned to such term in Treasury Regulation Section 1.752-2(a).

“EECI” has the meaning assigned to such term in the preamble to this Agreement.

“EECI Sub” has the meaning assigned to such term in the preamble to this Agreement.

“Enbridge Inc.” means Enbridge Inc., a Canadian corporation.

“Enbridge Partners” has the meaning assigned to such term in the preamble to this Agreement.

“Enbridge Partners Long-Term Indebtedness” has the meaning assigned to such term in Section 5.5(c).

“Enbridge Pipelines Inc.” means Enbridge Pipelines Inc., a Canadian corporation.

“Entity” means a corporation, firm, limited liability company, partnership (general or limited), joint venture, trust, business trust, unincorporated organization, cooperative, association or other legal entity.

“Exclusive Series AC Assets” means all assets and rights related exclusively to the Alberta Clipper Project, including the assets and rights set forth as “Exclusive Series AC Assets” on Exhibit B hereto.

“Existing Indebtedness” means Indebtedness of the Partnership or Enbridge Partners or both existing on the Closing Date.

“Facility A1” means the credit facility designated as the A1 Credit Agreement, dated the Closing Date, by and between EECI and Enbridge Partners, as it may be amended, supplemented or restated from time to time.

“Facility B1” means the credit facility designated as the B1 Credit Agreement, dated the Closing Date, by and between Enbridge Partners and the Partnership, on behalf of the Series AC, as it may be amended, supplemented or restated from time to time.

“Facility C1” means the credit facility designated as the C1 Credit Agreement, dated the Closing Date, by and between Enbridge Partners and the Partnership, on behalf of Series AC, as it may be amended, supplemented or restated from time to time.

“FERC” means the U.S. Federal Energy Regulatory Commission.

“FERC Settlement Offer” means the Offer of Settlement of the Partnership filed with the FERC, on June 27, 2008 in Docket No. OR08-12-000.

“Fundamental Change” has the meaning assigned to such term in Section 10.1(a).

“General Partner” means a general partner of the Partnership generally or any Series, as applicable.

“General Partner Interest” means the Partnership Interest of a General Partner in the Partnership generally or with respect to a Series (in its capacity as a General Partner without reference to any Limited Partner Interest held by it).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-Service Date” means the “In-Service Date” (as such term is used in the Tariff Term Sheet) of the Alberta Clipper Project.

“Indebtedness” means (a) debt for money borrowed and similar monetary obligations evidenced by bonds (excluding surety and performance bonds), notes, debentures or other similar instruments, (b) reimbursement obligations with respect to letters of credit and (c) guaranties, endorsements and other contingent obligations whether direct or indirect in respect of liabilities of others of any of the types described in clauses (a) and (b) above (other than endorsements for collection or deposit in the ordinary course of business). For the avoidance of doubt, the term “Indebtedness” excludes trade accounts payable in the ordinary course of business.

“Indemnified Series” has the meaning assigned to such term in Section 7.8.

“Indemnifying Series” has the meaning assigned to such term in Section 7.8.

“Indemnitee” means, with respect to a Series, (a) any Person who is or was a General Partner of such Series or a General Partner of the Partnership generally, (b) any Person who is or was a delegate of any such General Partner, (c) any Person who is or was an Affiliate of any such General Partner or delegate, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any such General Partner or delegate and (e) any Person who is or was serving at the request of any such General Partner or delegate or any Affiliate of any such General Partner or delegate as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Initial Debt Financing” means the borrowings incurred under Facility B1 and Facility C1 on the Closing Date as described in Section 5.3(b).

“Initial Series AC Capital Contribution” has the meaning assigned to such term in Section 5.3(a).

“Intercompany Obligations” means the Liabilities incurred, assumed or otherwise contracted for between Enbridge Partners or any Material Subsidiary of Enbridge Partners, on the one hand, and the Partnership generally or any Series, on the other hand.

“Intercompany Preliminary Construction Cost Payable” means outstanding Indebtedness of the Partnership arising from intercompany borrowings by the Partnership from Enbridge Partners in an aggregate principal amount equal to the Preliminary Alberta Clipper Construction Costs.

“Lakehead GP” has the meaning assigned to such term in the preamble to this Agreement.

“Lakehead System” means the crude oil and liquid petroleum pipeline, owned by the Partnership (and associated with one or more Series) and regulated by the FERC, that extends from the U.S.-Canadian border near Neche, North Dakota extending through the upper and lower Great Lakes region of the U.S. and re-entering Canada near Marysville, Michigan with an extension across the Niagara River into the Buffalo, New York area, as such pipeline may be extended or modified from time to time, including by the Alberta Clipper Project.

“Lending Series AC Partner” has the meaning assigned to such term in Section 5.4(e)(ii).

“Liability” means any debt, liability, expense or other obligation.

“Limited Partner” means any limited partner of the Partnership generally or of any Series, as applicable.

“Limited Partner Interest” means the Partnership Interest of a Limited Partner in the Partnership generally or with respect to a Series (in its capacity as a limited partner without reference to any General Partner Interest held by it).

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership or termination of a Series of the type described in Sections 11.1(a)(iv), 11.1(a)(v) or 11.2(a)(iv), the date on which the applicable time period during which the Partners have the right to elect to continue the business of the Partnership or Series, as applicable, has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership or termination of a Series, the date on which such event occurs.

“Long-Term Debt Financing” means the Indebtedness of the Series AC to Enbridge Partners on substantially the same terms as the Enbridge Partners Long-Term Indebtedness that is used to refinance the outstanding borrowings of the Series AC under Facility B1 and Facility C1 as described in Section 5.5(c) and (d).

“Majority in Interest” means, with respect to a Series, one or more Partners of such Series holding Partnership Interests in such Series that in the aggregate exceed fifty percent (50%) of all Percentage Interests owned by Partners of such Series.

“Managing General Partner” has the meaning assigned to such term in Section 7.14.

“Material Subsidiary of Enbridge Partners” means any Subsidiary of Enbridge Partners that directly or through one or more of its Subsidiaries (i) owns assets with a book value equal to 10% or more of the book value of the consolidated assets of Enbridge Partners and its consolidated Subsidiaries, (ii) contributed 10% or more of consolidated operating income for any fiscal quarter during the four fiscal quarters most recently ended of Enbridge Partners and its Consolidated Unrestricted Subsidiaries (as defined in the Partnership’s Second Amended and Restated Credit Facility dated as of April 4, 2007, as amended), or (iii) is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act as such Regulation is in effect on any date of determination.

“Maximum Commitment” means, with respect to a Series AC Partner, the amount set forth opposite such Series AC Partner’s name on Exhibit A in the column entitled “Maximum Commitment.”

“Maximum Permitted Delegation” has the meaning assigned to such term in Section 10.1(a).

“Minimum Gain” has the meaning assigned to the term “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“Monthly Capital Requirement” has the meaning assigned to such term in Section 5.4(b).

“Net Agreed Value” means, (a) in the case of any property contributed by a Partner to the Partnership with respect to a Series, the Agreed Value of such property reduced by any liabilities either assumed by such Series upon such contribution or to which such property is subject when contributed and (b) in the case of any property of a Series distributed to a Partner, the Book Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“New AC Entity” means a new Entity controlled by EECI or its designee, formed for the purpose of owning and operating the Series AC Assets following any exercise of the Separation Option.

“Non-Defaulting Series AC Partner” has the meaning assigned to such term in Section 5.4(e).

“Nonrecourse Deductions” has the meaning assigned to such term in Treasury Regulation Section 1.704-2(b).

“Note Agreement” has the meaning assigned to such term in Section 3.2(d).

“Offered Interests” has the meaning assigned to such term in Section 4.4(a).

“Offering Partner” has the meaning assigned to such term in Section 4.4(a).

“Omnibus Agreement” means the Omnibus Agreement, dated October 17, 2002, by and among EECI, Enbridge Partners and Enbridge Pipelines Inc.

“Partner Nonrecourse Debt” has the meaning assigned to such term in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning assigned to such term in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” has the meaning assigned to such term in Treasury Regulation Section 1.704-2(i)(1).

“Partners” means the General Partners and the Limited Partners.

“Partnership” means Enbridge Energy, Limited Partnership, a Delaware limited partnership, formed on October 9, 1991 pursuant to the Delaware Act upon the filing of the Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware and the entry into the Agreement of Limited Partnership of the Partnership dated October 9, 1991.

“Partnership generally” means, with respect to the Partnership, the “limited partnership generally” as such phrase is used in Section 17-218 of the Delaware Act.

“Partnership Interest” means a partnership interest in the Partnership generally or with respect to a Series, which shall include General Partner Interests and Limited Partner Interests.

“Percentage Interest” means, with respect to any Partner of a Series, the Percentage Interest set forth opposite such Partner’s name for such Series on Exhibit A. The Percentage Interests of the Partners of any Series shall be adjusted as follows:

(a) from time to time pursuant to Sections 5.4(e)(i) or 5.4(e)(ii)(E); and

(b) immediately following (i) the admission of any Person as a new Partner of such Series or (ii) any Capital Contribution to such Series that is not Pro Rata among the Partners of such Series (other than a Capital Contribution pursuant to Sections 5.4(e)(i) or 5.4(e)(ii)(E)), to reflect the quotient, expressed as a percentage, obtained by dividing (A) such Partner’s Series Capital Account balance with respect to such Series by (B) the sum of all Partners’ Series Capital Account balances with respect to such Series, in each case, taking into account any prior adjustments pursuant to clause (a) of this definition.

Upon the adjustment of the Percentage Interests in the manner set forth in this definition, Exhibit A will be amended to reflect such adjusted Percentage Interests. The Percentage Interest of any Partner of the Partnership generally shall at all times be zero.

“Permitted Transferee” means, with respect to any Person, an Affiliate of such Person; provided that the term “Permitted Transferee” shall not include any Affiliate that, at the date of determination, such Person or any of its Affiliates intends or expects to sell, assign, exchange or otherwise cease to own or control.

“Person” means an individual, Entity or government agency or political subdivision thereof.

“Preliminary Alberta Clipper Construction Costs” means $[            ]1, which amount represents the sum of (1) all cash costs, expenses and liabilities actually paid by the Partnership prior to the Closing Date that are directly attributable to or properly allocable to the Series AC Assets and (2) all allowances for funds used during construction (AFUDC) that are directly attributable to or properly allocable to the Series AC Assets prior to the Closing Date.

“Primary Obligor” has the meaning assigned to such term in Section 3.4(c).

“Prior Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Prior Budget” has the meaning assigned to such term in Section 7.4(c).

“Prior General Partner Interests” means the general partner interests in the Partnership outstanding immediately prior to the effectiveness of this Agreement.

“Prior Limited Partner Interests” means the limited partner interests in the Partnership outstanding immediately prior to the effectiveness of this Agreement.

“Pro Rata” means apportioned among all Partners of a particular Series in accordance with their relative Percentage Interests in such Series.

“Profits” or “Losses” means, for each taxable year with respect to any Series, an amount equal to such Series’ taxable income or loss for such taxable year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of such Series that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) any expenditures of such Series described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c) in the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

[1]	To be determined as of the Closing Date.

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year;

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances for such Series as a result of a distribution other than in liquidation of a Partner’s Partnership Interest with respect to such Series, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items that are allocated pursuant to Sections 6.1(b) and 6.1(c) shall be determined by applying rules analogous to those set forth in clauses (a) through (g) hereof but shall not be taken into account in computing Profits and Losses.

“Proportionate Share of Shared Liabilities” has the meaning assigned to such term in Section 3.4(d).

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Regulatory Allocations” means the allocations set forth in Sections 6.1(b)(i)-(iii) and 6.1(b)(v)-(vii).

“Revenue Requirement” means the Revenue Requirement as set forth in Section 3 “Revenue Requirement” of the Tariff Term Sheet.

“Revised Tariff Structure” has the meaning assigned to such term in Section 10.2(a).

“ROFR Asset Closing Period” has the meaning assigned to such term in Section 4.6(d).

“ROFR Asset Expiration Date” has the meaning assigned to such term in Section 4.6(b).

“ROFR Asset Notice” has the meaning assigned to such term in Section 4.6(a).

“ROFR Asset Notice Date” has the meaning assigned to such term in Section 4.6(a).

“ROFR Asset Offer Price” has the meaning assigned to such term in Section 4.6(a).

“ROFR Closing Period” has the meaning assigned to such term in Section 4.4(d).

“ROFR Expiration Date” has the meaning assigned to such term in Section 4.4(b).

“ROFR Holder” has the meaning assigned to such term in Section 4.4(a).

“ROFR Notice” has the meaning assigned to such term in Section 4.4(a).

“ROFR Notice Date” has the meaning assigned to such term in Section 4.4(a).

“ROFR Offer Price” has the meaning assigned to such term in Section 4.4(a).

“ROFR Offered Asset” has the meaning assigned to such term in Section 4.6(a).

“ROFR Proportionate Share” has the meaning assigned to such term in Section 4.4(b).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Separation Option” has the meaning assigned to such term in Section 10.1(c).

“Series” means the Series AC, the Series LH and any Alberta Clipper Expansion Series.

“Series AC” has the meaning assigned to such term in Section 3.1(a).

“Series AC Annual Budget” has the meaning assigned to such term in Section 7.4(a).

“Series AC Assets” means the assets identified as Series AC Assets in Section 3.2(a).

“Series AC Capital Contribution Notice” has the meaning assigned to such term in Section 5.4(a).

“Series AC Distribution” has the meaning assigned to such term in Section 6.2(a).

“Series AC Distribution Amount” means, with respect to any Quarter (including any Quarter in which the liquidation of the Series AC is completed), an amount equal to (a) the sum of (i) the portion of the Series AC Revenue Entitlement that has been collected during such Quarter through the system-wide rates of the Lakehead System as either the facilities surcharge or the base rates as provided in Section 7.5 (prior to the expiration of the Surcharge Term) or as determined pursuant to Section 10.2 (following the expiration of the Surcharge Term), (ii) any other cash receipts attributable to or arising out of the ownership, operation, sale or other disposition of the Series AC Assets collected during such Quarter and (iii) any reduction during such Quarter in the amount of Series AC Reserves established in any prior Quarter that are not used by the Partnership, less (b) the sum of (i) all Series AC Expenses for such Quarter, (ii) all cash interest expenses (and principal reductions net of borrowings) of the Partnership for such Quarter attributable to Series AC Liabilities (other than any Intercompany Obligation for which the Series AC is not the Primary Obligor), (iii) any cash maintenance and pipeline integrity capital expenditures for such Quarter properly allocable to the Series AC, (iv) any other cash expenses for such Quarter constituting or attributable to or arising out of a Series AC Liability (other than any Intercompany Obligation for which the Series AC is not the Primary Obligor) or otherwise attributable to or arising out of the ownership or operation of the Series AC Assets and (iv) any increase in Series AC Reserves as shall be established by the Managing General Partner of the Series AC in respect of such Quarter in accordance with Section 7.3.

“Series AC Expansion Capital Expenditures” means cash expenditures by the Series AC for:

(a) any transaction in which the Series AC acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing for a period longer than the short-term the operating capacity of the Series AC Assets or operating income of the Series AC from the operating capacity of the Series AC Assets or operating income of the Series AC existing immediately prior to such transaction, or

(b) any (i) additions or improvements to the capital assets of the Series AC or (ii) acquisitions of existing, or the construction of new or the improvement or replacement of existing, capital assets, in each case if such additions, improvements, acquisitions, replacements or construction is made to increase for a period longer than the short-term the operating capacity of the Series AC Assets or operating income of the Series AC from the operating capacity of the Series AC Assets or operating income of the Series AC existing immediately prior to such addition, improvement, replacement, acquisition or construction.

The term “Series AC Expansion Capital Expenditures” shall not include Series AC Maintenance Capital Expenditures. For purposes of this definition, the term “short-term” generally refers to a period not exceeding 12 months.

“Series AC Expenses” means, for any period prior to the expiration of the Surcharge Term, the aggregate Series AC General and Administrative Expenses, Series AC Non-Mandatory Health and Safety Expenses, Series AC Operating Expenses, Series AC Pipeline Integrity Operating Expenses, Series AC Power Expenses and Series AC Property Taxes for such period. Following the expiration of the Surcharge Term, the Series AC Expenses will be determined pursuant to Section 10.2.

“Series AC General and Administrative Expenses” means, for any period, the cash general and administrative expenses attributable to the Series AC Assets determined by applying the allocation methodology used to determine the estimate of such expenses pursuant to Section 3(f)(i) of the Tariff Term Sheet to the actual general and administrative expenses of the Partnership for such period.

“Series AC General Partner” means any General Partner of the Series AC.

“Series AC Liabilities” means the Liabilities identified as Series AC Liabilities on the Series AC Records from time to time in accordance with this Agreement.

“Series AC Limited Partner” means any Limited Partner of the Series AC.

“Series AC Maintenance Capital Expenditures” means cash expenditures by the Series AC (including expenditures for the addition or improvement to or replacement of the capital assets of the Series AC or for the acquisition of existing, or the construction or development of, new capital assets) if such expenditures are made to maintain, including for a period longer than the short-term, the operating capacity of the Series AC Assets or operating income of the Series AC. The term “Series AC Maintenance Capital Expenditures” shall not include Series AC Expansion Capital Expenditures. For purposes of this definition, the term “short-term” generally refers to a period not exceeding 12 months.

“Series AC Non-Mandatory Health and Safety Expenses” means, for any period, the non-mandatory health and safety cash expenses related to the Series AC Assets for such period.

“Series AC Operating Expenses” means, for any period, the cash operating expenses (excluding any cash expenses related to property taxes, power, pipeline integrity operating expenditures and non-mandatory health and safety expenditures) attributable to the Series AC Assets determined by applying the allocation methodology used to determine the estimate of such expenses pursuant to Section 3(f)(i) of the Tariff Term Sheet to the actual cash operating expenses (excluding any cash expenses related to property taxes, power, pipeline integrity operating expenditures and non-mandatory health and safety expenditures) of the Partnership for such period without regard to the estimated expenses included in the 154-B Model for such period.

“Series AC Partners” means the Series AC General Partners and the Series AC Limited Partners.

“Series AC Pipeline Integrity Operating Expenses” means, for any period, the cash pipeline integrity operating expenses related to the Series AC Assets for such period without regard to the allocation of such expenses pursuant to Section 3(f)(iii)(1) of the Tariff Term Sheet.

“Series AC Power Expenses” means, for any period, the cash expenses for power attributable to the Series AC Assets pursuant to Section 3(f)(ii) of the Tariff Term Sheet for such period.

“Series AC Property Taxes” means, for any period, the cash property tax payments attributable to the Series AC Assets determined by applying the allocation methodology used to determine the estimate of such payments pursuant to Section 3(f)(i) of the Tariff Term Sheet to the actual cash property tax payments of the Partnership for such period, without regard to the risk sharing provisions set forth in the second sentence of Section 3(f)(i)(4) of the Tariff Term Sheet.

“Series AC Records” means the records maintained for the Series AC in accordance with Section 3.1(b).

“Series AC Reserves” means any cash reserves established by the Managing General Partner of the Series AC with respect to the Series AC to provide for the proper conduct of the business of the Series AC, including reserves for future capital expenditures and anticipated credit needs of the Series AC, or otherwise comply with applicable law or any agreement or other obligation of the Series AC or to which any Series AC Assets are subject.

“Series AC Revenue Entitlement” means, prior to the expiration of the Surcharge Term, the Revenue Requirement (excluding any reduction attributable to the “Revenue Credit” provided for in Section 13 of the Tariff Term Sheet). The Series AC Revenue Entitlement will be calculated in accordance with the 154-B Model on file at such time. If the Partnership does not file a 154-B Model during any year prior to the expiration of the Surcharge Term, due to a change in the FERC’s regulatory requirements or otherwise, then the Series AC Revenue Entitlement shall be estimated in accordance with a model prepared as if a 154-B Model was required to be filed. Following the expiration of the Surcharge Term, the Series AC Revenue Entitlement will be determined pursuant to Section 10.2.

“Series Capital Account” means the capital account maintained for a Partner with respect to a Series pursuant to Section 5.8.

“Series Indemnified Damages” has the meaning assigned to such term in Section 7.8.

“Series LH” has the meaning assigned to such term in Section 3.1(a).

“Series LH Assets” means the assets identified as Series LH Assets in Section 3.3(a).

“Series LH Distribution” has the meaning assigned to such term in Section 6.3(a).

“Series LH General Partner” means any General Partner of the Series LH.

“Series LH Liabilities” means the Liabilities identified as Series LH Liabilities on the Series LH Records from time to time in accordance with this Agreement.

“Series LH Limited Partner” means any Limited Partner of the Series LH.

“Series LH Partners” means the Series LH General Partners and the Series LH Limited Partners.

“Series LH Records” means the records maintained for the Series LH in accordance with Section 3.1(b).

“Shared Assets” has the meaning assigned to such term in Exhibit C.

“Short-Term Debt Financing” means any borrowings incurred under Facility B1 and Facility C1.

“Springing Guarantee” has the meaning assigned to such term in Section 7.3(g).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surcharge Term” means the primary term of the Alberta Clipper Surcharge and any extension thereof in accordance with the FERC Settlement Offer.

“Tag-Along Notice” has the meaning assigned to such term in Section 4.5(a).

“Tag-Along Right” has the meaning assigned to such term in Section 4.5(a).

“Tag-Along Transferee” has the meaning assigned to such term in Section 4.5(a).

“Tag Offerees” has the meaning assigned to such term in Section 4.5(a).

“Tag Pro Rata Share” means with respect to any Partner that holds Series AC Partnership Interests, a fraction (expressed as a percentage), the numerator of which equals such Partner’s Series AC Percentage Interest and the denominator of which equals (i) in a situation where the Tag Pro Rata Share is being calculated with respect to all Partners that hold Series AC Partnership Interests, 100% and (ii) in a situation where the Tag Pro Rata Share is being calculated with respect to a particular group of Partners that hold less than 100% of the Series AC Partnership Interests, the total Series AC Percentage Interests held by all the Partners of such group.

“Tariff Term Sheet” means the Alberta Clipper U.S. Term Sheet dated June 28, 2007 and approved by the FERC by the letter dated August 28, 2008 (124 FERC ¶ 61,200 (2008)), as the same may be amended from time to time.

“Third Party” means, with respect to any Partner, any Person that is not a Permitted Transferee with respect to such Partner.

“Third Party Asset Offer” has the meaning assigned to such term in Section 4.6(a).

“Third Party Offer” has the meaning assigned to such term in Section 4.4(a).

“Transfer” means, with respect to any Partnership Interest, a transaction (i) by which a General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or merger or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person, and includes a sale, assignment, gift, exchange or any other disposition by law or merger or otherwise, in each case, including a pledge, encumbrance, hypothecation or mortgage of such Partnership Interest.

“Transferor” has the meaning assigned to such term in Section 4.5(a).

“Wisconsin GP” has the meaning assigned to such term in the preamble to this Agreement.

Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Continuation.

Lakehead GP, Wisconsin GP and Enbridge Partners hereby continue the Partnership as a limited partnership under the Delaware Act and, together with EECI Sub and EECI, enter into this Agreement, which amends and restates the Prior Agreement in its entirety. This Agreement shall be effective as of the date set forth in the introductory paragraph of this Agreement. Except as modified in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership or any Series shall be governed by the Delaware Act.

Section 2.2 Name.

The name of the Partnership shall continue to be “Enbridge Energy, Limited Partnership.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the Managing General Partner of the Partnership generally, including the name of such Managing General Partner. Each Series’ business shall be conducted under the name of the Partnership on behalf of such Series, the name of such Series or, subject to applicable law, any other name or names as determined by the Managing General Partner of such Series, including the name of such Managing General Partner. The words “Limited Partnership,” “LP” or similar words or letters shall be included in the Partnership’s or any Series’ name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. Without the consent of any Partner being required, the Managing General Partner of the Partnership generally may amend this Agreement and the Certificate of Limited Partnership to change the name of the Partnership at any time and from time to time and shall promptly notify the Partners of such change.

Section 2.3 Principal Office; Registered Office.

(a) The principal office of the Partnership and each Series shall be at 1100 Louisiana, Suite 3300, Houston, Texas 77002 or such other place as the Managing General Partner of the Partnership generally may from time to time designate. The Partnership and each Series may maintain offices at such other places as the Managing General Partner of the Partnership generally or such Series, as applicable, deems advisable.

(b) The address of the Partnership’s registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801, and the Partnership’s registered agent for service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company. Without the consent of any Partner being required, the Managing General Partner of the Partnership generally may amend this Agreement and the Certificate of Limited Partnership to change the address of the Partnership’s registered office or the Partnership’s registered agent for service of process at any time and from time to time and shall promptly notify the Partners of such change.

Section 2.4 Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership and each Series shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

Section 2.5 Powers.

The Partnership and each Series shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership or any Series.

Section 2.6 Term.

The term of the Partnership shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XI. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act. Each Series shall have a perpetual existence until the earlier of the dissolution of the Partnership or the termination of such Series in accordance with the provisions of Article XI.

Section 2.7 Title to Partnership Assets.

Subject to applicable law, record title to any or all of the assets of any Series may be held in the name of the Partnership, such Series, the Managing General Partner of such Series or one or more nominees, as the Managing General Partner of such Series may determine. Each Managing General Partner hereby declares and warrants that the assets of any Series for which record title is held in the name of such Managing General Partner or one or more nominees shall be held in trust by such Managing General Partner or such nominee for the use and benefit of the applicable Series in accordance with the provisions of this Agreement.

ARTICLE III

ESTABLISHMENT AND DESIGNATION OF SERIES

Section 3.1 Establishment and Designation of Series.

(a) The Partners hereby establish two series of partnership interests in the Partnership, the “Series AC” and the “Series LH,” each of which shall constitute a separate series of partnership interests in accordance with Section 17-218 of the Delaware Act, having separate rights, powers, duties and obligations as set forth herein, with each such Series comprised of both General Partner Interests and Limited Partner Interests, as set forth in Article V.

(b) Each Series shall be separate and distinct from each other Series, and separate and distinct records shall be maintained for each Series. The records maintained for each Series shall account for the assets and Liabilities associated with such Series separately from the assets and Liabilities associated with any other Series. Records maintained for a Series that reasonably identify its assets, including by specific listing, category, type, quantity, computational or allocational formula or procedure (including a percentage or share of any asset or assets) or by any other method where the identity of such assets is objectively determinable, will be deemed to account for the assets associated with such Series separately from the assets associated with any other Series. Except for the Intercompany Obligations and the Springing Guarantees or as may be expressly agreed to by a Series or the Partnership generally, no Liability of a Series shall be a Liability of any other Series or the Partnership generally. To the fullest extent permitted by applicable law, except for the Intercompany Obligations and the Springing Guarantees or as may be expressly agreed to by a Series or the Partnership generally, all of the Liabilities incurred, contracted for or otherwise now or hereafter existing with respect to a particular Series shall be enforceable against the assets of such Series only or a General Partner associated with such Series and not against the assets of any other Series or of the Partnership generally or any General Partner not associated with such Series, and, except for the Intercompany Obligations and the Springing Guarantees or as may be expressly agreed to by a Series or the Partnership generally, none of the Liabilities incurred, contracted for or otherwise existing with respect to any other Series shall be enforceable against the assets of such Series. The Certificate of Limited Partnership shall contain a notice of the limitation of liabilities of the Series in conformity with Section 17-218 of the Delaware Act.

(c) Each Series shall have the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security interests and sue and be sued.

Section 3.2 Series AC.

(a) The following shall constitute the Series AC Assets:

(i) the Exclusive Series AC Assets;

(ii) all rights and interests of the Series AC set forth in Exhibit C with respect to the Shared Assets; and

(iii) all other assets identified as Series AC Assets on the Series AC Records.

(b) The following shall constitute the Series AC Liabilities (without duplication):

(i) all Liabilities associated with or arising from the ownership or operation of the Exclusive Series AC Assets, including Facility B1 and Facility C1;

(ii) the Series AC’s Proportionate Share of Shared Liabilities;

(iii) the Intercompany Preliminary Construction Cost Payable;

(iv) the Intercompany Obligations;

(v) the Springing Guarantees; and

(vi) all other Liabilities identified as Series AC Liabilities on the Series AC Records.

(c) The Partners hereby acknowledge and agree that all Series AC Assets are available to satisfy the claims of all creditors in respect of any Series AC Liability, in each case, without priority of claims among such creditors, except as may be expressly set forth in the documents evidencing the obligations owed to any such creditor.

(d) The Partners hereby acknowledge and agree that all Series AC Assets will be available to satisfy the claims of holders of notes pursuant to the Note Agreement, dated December 12, 1991, related to the Partnership’s 9.15% First Mortgage Notes due December 15, 2011 (the “Note Agreement”).

Section 3.3 Series LH.

(a) The following shall constitute the Series LH Assets:

(i) all assets and rights of the Partnership that are not associated with any other Series;

(ii) all rights and interests of the Series LH set forth in Exhibit C with respect to the Shared Assets; and

(iii) all other assets identified as Series LH Assets on the Series LH Records.

(b) The following shall constitute the Series LH Liabilities (without duplication):

(i) all Liabilities of the Partnership that are not associated with any other Series;

(ii) the Series LH’s Proportionate Share of Shared Liabilities;

(iii) the Intercompany Obligations;

(iv) the Springing Guarantees; and

(v) all other Liabilities identified as Series LH Liabilities on the Series LH Records.

(c) The Partners hereby acknowledge and agree that all Series LH Assets are available to satisfy the claims of all creditors in respect of any Series LH Liability, in each case, without priority of claims among such creditors, except as may be expressly set forth in the documents evidencing the obligations owed to any such creditor.

(d) The Partners hereby acknowledge and agree that all Series LH Assets will be available to satisfy the claims of holders of notes pursuant to the Note Agreement.

Section 3.4 Allocation Among Series.

(a) The Partnership may acquire assets only to the extent that they are acquired by the Partnership with respect to one or more particular Series and not with respect to the Partnership generally. To the extent commercially feasible, all Liabilities (other than any Intercompany Obligations or Springing Guarantees) contractually created or incurred or amended by any Series following the Closing Date shall be made expressly non-recourse to (i) the Partnership generally and any other Series and (ii) the Partners of the Partnership generally or any Series (in their respective capacities as such).

(b) The Managing General Partner of the Partnership generally shall establish procedures designed to ensure that, to the extent commercially feasible, all contracts of a Series (other than contracts relating to any Intercompany Obligations or Springing Guarantees) entered into or amended after the Closing Date, (i) expressly acknowledge the separateness of the Partnership generally and each Series, (ii) notify the contract counterparty of the identity of the obligor or obligors thereunder (and if more than one obligor, the obligation of each obligor, which obligation may be joint and several or may be several depending on the facts and circumstances) and (iii) are properly executed and delivered by a duly authorized Person on behalf of the Partnership generally and/or such Series, as applicable.

(c) The Partners (in their respective capacities as such) on the one hand, and Enbridge Partners (on behalf of itself and each Material Subsidiary of Enbridge Partners) on the other hand, acknowledge and agree that, for so long as any Existing Indebtedness (or refinancing thereof) requires, all Intercompany Obligations currently or hereafter existing are expressly recourse to the Partnership generally and to each Series, and expressly non-recourse to the Partners of the Partnership generally and to the Partners of each Series (in the case of Partners, in their respective capacities as such). The Managing General Partner of the Partnership generally shall designate each Intercompany Obligation as the primary obligation of the applicable Series (the “Primary Obligor”) with respect to which the Intercompany Obligation was incurred. The Series AC will be the Primary Obligor with respect to the Intercompany Preliminary Construction Cost Payable and Facility B1 and Facility C1 and any refinancing thereof, including the Long-Term Debt Financing, and the Series LH will be the Primary Obligor with respect to all other Intercompany Obligations existing on the Closing Date. As among each Series of the Partnership and the Partnership generally, the Primary Obligor with respect to an Intercompany Obligation shall have the primary responsibility for administering and discharging such obligation and shall have primary liability to the creditors or other obligees associated with such obligation.

(d) The Managing General Partner of the Partnership generally shall determine the portion of the Liabilities associated with or arising from the use, ownership or operation of the Shared Assets and that arise from events or circumstances occurring after the Closing Date to be designated as Series AC Liabilities or Series LH Liabilities (with respect to each Series, its “Proportionate Share of Shared Liabilities”) based on the following criteria (and the Managing General Partners of the Series AC and the Series LH shall maintain the Series AC Records and the Series LH Records, respectively, in a manner consistent with such determination):

(i) the relative use by the Series AC and the Series LH of the Shared Asset to which the Liability relates;

(ii) the relative benefit to the Series AC and the Series LH of the Shared Asset to which the Liability relates; and

(iii) if applicable, the relative fault of the Series AC and the Series LH with respect to the activities or events giving rise to the Liability related to such Shared Asset.

Section 3.5 No Transfer or Sale.

The Partners acknowledge and agree that neither the establishment of the Series AC and the Series LH, nor the designation of their respective assets as set forth in this Article III shall constitute a sale, transfer or other disposition of any asset of the Partnership.

ARTICLE IV

TRANSFER OF PARTNERSHIP INTERESTS;

RIGHT OF FIRST REFUSAL; TAG-ALONG RIGHTS

Section 4.1 Transfers Generally.

(a) Transfers of Partnership Interests may only be made in strict compliance with all applicable terms of this Agreement, and any purported Transfer of Partnership Interests that does not so comply with all applicable provisions of this Agreement shall, to the fullest extent permitted by law, be null and void and of no force or effect, and no Managing General Partner acting on behalf of the Partnership generally or any Series shall recognize or be bound by any such purported Transfer or effect any such purported Transfer on the transfer books of the Partnership generally or any Series. The Partners agree that the restrictions contained in this Article IV are fair and reasonable and in the best interests of the Partnership, each Series and the Partners.

(b) Notwithstanding anything herein to the contrary, no Transfer by a Partner of all or any part of its Partnership Interest to another Person shall be permitted unless (i) the transferee agrees in writing to assume the rights and duties of such Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) such transferee shall be admitted to the Partnership as a Partner with respect to the Partnership generally or a Series, as applicable, pursuant to Section 4.1(c) immediately prior to the transferor ceasing to be a Partner with respect to the transferred portion of the Partnership Interest, and the business of the Partnership and each Series shall continue without dissolution or termination, respectively.

(c) To effect the admission of any Partner to the Partnership generally or any Series, the Managing General Partner of the Partnership generally and each applicable Series shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership and the applicable Series to reflect such admission and, if necessary, notwithstanding Sections 12.1 or 12.2, to prepare and adopt as soon as practicable an amendment to this

Agreement and, if required by law, the Managing General Partner of the Partnership generally shall prepare and file an amendment to the Certificate of Limited Partnership. The transferee shall be admitted to the Partnership with respect to the Partnership generally or the applicable Series, as the case may be, as a general partner or limited partner, as applicable, upon satisfaction of the requirements of Section 4.1(b) and this Section 4.1(c), without the consent of any other Partner being required.

(d) No Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Partner’s Partnership Interest is admitted to the Partnership in accordance with Section 4.1(c) with respect to the Partnership Interest so transferred, the transferring Partner shall cease to be a Partner with respect to the Partnership Interest so transferred.

Section 4.2 General Restrictions on Transfers of Partnership Interests.

(a) Notwithstanding the other provisions of this Article IV, no Transfer of any Partnership Interests shall be made if such Transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such Transfer, (ii) terminate the existence or qualification of the Partnership or any Series under the laws of the State of Delaware or (iii) cause the Partnership or any Series to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The Managing General Partner of the Partnership generally may impose restrictions on the Transfer of Partnership Interests if it receives an opinion of counsel that such restrictions are necessary to avoid a significant risk of the Partnership or any Series becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes. Notwithstanding Sections 12.1 and 12.2, the Managing General Partner of the Partnership generally may impose such restrictions by amending this Agreement.

(c) For so long as the Partnership is a partnership for U.S. federal income tax purposes, in no event may any Transfer of any Partnership Interests by any Partner be made if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or if such Transfer would otherwise result in the Partnership or any Series being treated as a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code and the regulations promulgated thereunder.

Section 4.3 Additional Restrictions on Transfers of Partnership Interests.

(a) Series AC Partnership Interests. No Transfer of a Series AC Partnership Interest may be made unless (i) such Transfer complies with the provisions of Section 4.1 and Section 4.2 and (ii) unless such Transfer is to a Permitted Transferee of the transferring Partner, such Transfer is made in accordance with Sections 4.4 and 4.5.

(b) Series LH Partnership Interests. No Transfer of a Series LH Partnership Interest may be made unless (i) such Transfer complies with the provisions of Section 4.1 and Section 4.2 and (ii) unless such Transfer is to a Permitted Transferee of the transferring Partner, such Transfer is made in accordance with Section 4.4.

Section 4.4 Right of First Refusal.

(a) If any Partner receives a bona fide written offer from a Third Party (a “Third Party Offer”) for the Transfer of all or a part of (i) in the case of EECI, EECI Sub and their respective Permitted Transferees, such Partner’s Partnership Interests in any Series or (ii) in the case of Enbridge Partners, Lakehead GP, Wisconsin GP and their respective Permitted Transferees, such Partner’s Partnership Interests in the Partnership generally or any Series, and such Partner (the “Offering Partner”) desires to accept and is otherwise permitted to effect such proposed Transfer pursuant to this Article IV, such Offering Partner shall deliver written notice of such Third Party Offer (the “ROFR Notice”) to the Managing General Partner of the Partnership generally as soon as reasonably practicable, but in no event less than 35 days prior to the date of the proposed Transfer. The date that the ROFR Notice is received by the Managing General Partner of the Partnership generally shall constitute the “ROFR Notice Date.” Within five Business Days following the ROFR Notice Date, the Managing General Partner of the Partnership generally shall send a copy of the ROFR Notice along with a letter indicating the ROFR Notice Date to all other Partners holding Series AC Partnership Interests (each such Partner, a “ROFR Holder”). The ROFR Notice shall set forth the identity of the Third Party (including, (x) if such information is not publicly available, information about the identity of the Third Party, (y) the identity of Affiliates of the Third Party and (z) if the Third Party is making the Third Party Offer as a nominee of another Person, the identity of such other Person and its Affiliates), the amount and the Partnership Interests to be sold (the “Offered Interests”), the proposed purchase price for the Offered Interests (the “ROFR Offer Price”), all details of the payment terms and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed Transfer. The ROFR Offer Price shall be expressed in U.S. dollars, whether or not the form of consideration in the Third Party Offer is wholly or partially cash or cash equivalents.

(b) Each ROFR Holder shall have the right, but not the obligation, to purchase up to that amount of the Offered Interests equal to the product of (i) the amount of the Offered Interests and (ii) a fraction (the “ROFR Proportionate Share”), the numerator of which shall be the Series AC Percentage Interest of such ROFR Holder and the denominator of which shall be the sum of all of the Series AC Percentage Interests held by all ROFR Holders. Within 25 days after the ROFR Notice Date, each such ROFR Holder may deliver a written notice to the Offering Partner, the Managing General Partner of the Partnership generally and each other ROFR Holder of its election to purchase such Offered Interests. Any ROFR Holder whose written notice has not been received by the Managing General Partner of the Partnership generally within such 25-day period shall be deemed to have elected not to exercise its right of first refusal in connection with such Transfer. To the extent any such ROFR Holder does not elect to purchase its full ROFR Proportionate Share of such Offered Interests, each ROFR Holder that has elected to purchase its full ROFR Proportionate Share shall be entitled, by delivering written notice to the Offering Partner and the Managing General Partner of the Partnership generally within five Business Days following the end of such 25-day period (such fifth Business Day, the “ROFR Expiration Date”), to purchase up to all of the remaining Offered Interests. If there is an oversubscription, the oversubscribed amount shall be allocated among the

ROFR Holders fully exercising their rights to purchase such remaining Offered Interests pro rata based on the Series AC Percentage Interest owned by each fully-electing ROFR Holder. The delivery of a notice of election under this Section 4.4(b) shall constitute an irrevocable commitment to purchase such Offered Interests. If the ROFR Holders shall have elected to purchase all but not less than all of the Offered Interests, the Managing General Partner of the Partnership generally shall thereafter set a reasonable place and time for the closing of the purchase and sale of the Offered Interests, which shall be not less than 10 days nor more than 60 days after the ROFR Expiration Date (subject to extension to the extent necessary to pursue any required regulatory or Partner approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) unless otherwise agreed by all of the parties to such transaction.

(c) The purchase price and terms and conditions for the purchase of the Offered Interests pursuant to this Section 4.4 shall be the purchase price and terms and conditions set forth in the applicable Third Party Offer (or the cash equivalent thereof); provided that the purchase price shall be the ROFR Offer Price and shall be payable in immediately available U.S. dollars; and provided further that the Offering Partner shall at a minimum make customary representations and warranties concerning (i) such Offering Partner’s valid title to and ownership of the Offered Interests, free and clear of all liens, claims and encumbrances (excluding those arising hereunder and under applicable securities laws), (ii) such Offering Partner’s authority, power and right to enter into and consummate the sale of the Offered Interests, (iii) the absence of any violation, default or acceleration of any agreement or obligation to which such Offering Partner is subject or by which its assets are bound as a result of the sale of the Offered Interests and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such Offering Partner in connection with the sale of the Offered Interests. The Offering Partner and participating ROFR Holders shall use commercially reasonable efforts to close the purchase of the Offered Interests as soon as reasonably practicable following the ROFR Expiration Date and shall each execute and deliver such instruments and documents and take such actions, including obtaining all applicable approvals and consents and making all applicable notifications and filings, as the other parties may reasonably request in order more effectively to implement the purchase and sale of the Offered Interests hereunder.

(d) Notwithstanding the foregoing, if (i) the ROFR Holders (A) shall have elected to purchase less than all of the Offered Interests or (B) shall not have elected to purchase any of the Offered Interests on or prior to the ROFR Expiration Date, and the Offering Partner has fully complied with the provisions of this Section 4.4, then the Offering Partner may sell all, but not less than all, of the Offered Interests within 90 days after the ROFR Expiration Date (subject to extension for a reasonable amount of time to the extent necessary to obtain any required regulatory or Partner approvals, including to allow for the expiration of all waiting periods under the HSR Act) or (ii) if the ROFR Holders fail to consummate the closing of the purchase and sale of the Offered Interests within the time period provided in the last sentence of Section 4.4(b) (such period, the “ROFR Closing Period”) and the Offering Partner has fully complied with the provisions of this Section 4.4, then the Offering Partner may sell all, but not less than all, of the Offered Interests within 90 days after the expiration of the ROFR Closing Period to the Third Party, in each case subject to the provisions of Section 4.2. Any such sale shall not be at less than the purchase price or upon terms and conditions more favorable in any material respect, individually or in the aggregate, to the purchaser than those specified in the Third Party Offer. If the Offered Interests are not so transferred within the applicable time periods specified in this Section 4.4(d), the Offering Partner may not sell any of the Offered Interests without again complying in full with the provisions of this Article IV.

(e) Each of EECI and Enbridge Partners shall be entitled to assign any rights it has to purchase Offered Interests pursuant to this Section 4.4 to any of its Permitted Transferees.

(f) This Section 4.4 shall not apply to any Transfer or proposed Transfer of Partnership Interests to a Permitted Transferee.

Section 4.5 Tag-Along Rights.

(a) If a Series AC Partner (the “Transferor”) proposes to Transfer all or a part of its Series AC Partnership Interests to a Third Party (the “Tag-Along Transferee”), then such Transferor shall send written notice of such proposed Transfer (the “Tag-Along Notice”) to the other Series AC Partners (the “Tag Offerees”) at least 30 days prior to effecting such Transfer. Such Tag-Along Notice may be combined with a ROFR Notice and may be conditioned upon the ROFR Holders not exercising the right of first refusal contained in Section 4.4. The Tag-Along Notice shall set forth the identity of the Tag-Along Transferee (including, if such information is not publicly available, information about the identity of the Tag-Along Transferee and its Affiliates), the amount and the Series AC Partnership Interests to be Transferred, the proposed purchase price expressed in U.S. dollars (whether or not the form of consideration is wholly or partially cash or cash equivalents), all details of the payment terms, the time and place for the closing and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed Transfer. Each of the Tag Offerees shall then have the irrevocable right (a “Tag-Along Right”), exercisable by delivery of an irrevocable notice to the Transferor at any time within 20 days after receipt of the Tag-Along Notice, to participate in such Transfer by selling to the Tag-Along Transferee a pro rata portion of such Tag Offeree’s Series AC Partnership Interests, based on the respective Tag Pro Rata Share of the Transferor and the other Tag Offerees that exercise their Tag-Along Right, on the same terms (including with respect to representations, warranties and indemnification) as the Transferor; provided, however, that (i) any representations and warranties relating specifically to any such Tag Offeree shall only be made by such Tag Offeree; (ii) any indemnification provided by the Transferor and any such Tag Offeree (other than with respect to the representations referenced in the foregoing subsection (i)) shall be based on the Series AC Percentage Interest being sold by each party in the proposed sale, either on a several, not joint, basis or solely with recourse to an escrow (such escrow not to exceed 25% of the proceeds received by the Tag Offerees that exercise their Tag-Along Right without the consent of such Tag Offerees) established for the benefit of the proposed purchaser (each party’s contributions to such escrow to be on a pro rata basis in accordance with the proceeds received from such sale), it being understood and agreed that any such indemnification obligation of any such Tag Offeree shall in no event exceed the net proceeds to such Tag Offeree from such proposed Transfer; and (iii) the form of consideration to be received by the Transferor in connection with the proposed sale shall be the same as that received by such Tag Offeree.

(b) If any Tag Offeree has exercised its Tag-Along Rights and the Tag-Along Transferee is unwilling to purchase all of the Series AC Partnership Interests proposed to be Transferred by the Transferor and each exercising Tag Offeree, then the Transferor and the exercising Tag Offerees shall reduce, on a pro rata basis, based on their respective Tag Pro Rata Share, the amount of such Series AC Partnership Interests that each otherwise would have sold so as to permit the Transferor and the exercising Tag Offerees to sell the portion of Series AC Partnership Interests (determined in accordance with such Tag Pro Rata Share) that the proposed Tag-Along Transferee is willing to purchase.

(c) Each Tag Offeree and the Transferor shall sell to the Tag-Along Transferee all of the Series AC Partnership Interests proposed to be Transferred by them, at not less than the purchase price payable in immediately available U.S. dollars and upon terms and conditions, if any, not more favorable in any material respect, individually and in the aggregate, to the Tag-Along Transferee than those in the Tag-Along Notice at the time and place provided for the closing in the Tag-Along Notice, or at such other time and place as the Tag Offerees, the Transferor and the Tag-Along Transferees shall agree.

(d) The Transferor shall have the right to require the Managing General Partner of the Series AC and the Managing General Partner of the Partnership generally to cooperate fully with potential acquirors of its Series AC Partnership Interests by taking all customary and other actions reasonably required by the Transferor or such potential acquirors, including making the records and assets of each Series and the Partnership generally reasonably available for inspection by such potential acquirors and making the officers and employees who manage the business of the Partnership and the Series reasonably available for interviews; provided that the potential acquirer has entered into a customary confidentiality agreement with the Partnership and the applicable Series. Neither the Managing General Partner of any Series nor the Managing General Partner of the Partnership generally shall be required to disclose to any potential acquirer (i) any information that such Managing General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which such Managing General Partner reasonably believes (A) could damage the Partnership or any Series or their respective businesses or (B) that the Partnership or any Series is required by law or by agreement to keep confidential.

Section 4.6 Transfers of Certain Partnership Assets—ROFR.

(a) If the Partnership or any Series receives a bona fide written offer from a Third Party (a “Third Party Asset Offer”) for the transfer of any Series asset or group of related assets with a fair market value in excess of $5.0 million, and the Managing General Partner of the Series associated with such assets desires to accept and is otherwise permitted to effect such proposed transfer pursuant to this Section 4.6, such Managing General Partner shall deliver written notice of such Third Party Asset Offer (the “ROFR Asset Notice”) to EECI no less than 30 days prior to the date of the proposed Transfer. The date that the ROFR Asset Notice is received by EECI shall constitute the “ROFR Asset Notice Date.” The ROFR Asset Notice shall set forth the identity of the Third Party (including, if such information is not publicly available, information about the identity of the Third Party and its Affiliates), a description of the Series asset or group of related assets to be transferred (the “ROFR Offered Asset”), the proposed purchase price for the ROFR Offered Asset (the “ROFR Asset Offer Price”), all details of the payment terms and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed transfer. The ROFR Asset Offer Price shall be expressed in U.S. dollars, whether or not the form of consideration in the Third Party Asset Offer is wholly or partially cash or cash equivalents.

(b) For so long as EECI or any of its Affiliates is a holder of a Partnership Interest, EECI shall have the right, but not the obligation, to purchase the ROFR Offered Asset. Within 25 days after the ROFR Asset Notice Date (such 25th day, the “ROFR Asset Expiration Date”), EECI may deliver a written notice to the Managing General Partner of the applicable Series of its election to purchase such ROFR Offered Asset. The delivery of a notice of election under this Section 4.6 shall constitute an irrevocable commitment to purchase such ROFR Offered Asset. Such Managing General Partner shall thereafter set a reasonable place and time for the closing of the purchase and sale of the ROFR Offered Asset, which shall be not less than 10 days nor more than 60 days after the ROFR Asset Expiration Date (subject to extension to the extent necessary to pursue any required regulatory or Partner approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) unless otherwise agreed by all of the parties to such transaction.

(c) The purchase price and terms and conditions for the purchase of the ROFR Offered Asset pursuant to this Section 4.6 shall be the purchase price and terms and conditions set forth in the applicable Third Party Asset Offer; provided that the purchase price shall be the ROFR Asset Offer Price and shall be payable in immediately available U.S. dollars; and provided further that the applicable Series shall at a minimum make customary representations and warranties concerning (i) the Series’ valid title to and ownership of the ROFR Offered Asset, free and clear of all liens, claims and encumbrances (excluding those arising hereunder and under applicable securities laws), (ii) the Series’ authority, power and right to enter into and consummate the sale of the ROFR Offered Asset, (iii) the absence of any violation, default or acceleration of any agreement to which the Series is subject or by which its assets are bound as a result of the agreement to sell and the sale of the ROFR Offered Asset and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by the Series in connection with the sale of the ROFR Offered Asset. The Managing General Partner of such Series and EECI shall use commercially reasonable efforts to close the purchase of the ROFR Offered Asset as soon as reasonably practicable following the giving of the ROFR Asset Notice and shall execute and deliver such instruments and documents and take such actions, including obtaining all applicable approvals and consents and making all applicable notifications and filings, as the other party may reasonably request in order more effectively to implement the purchase and sale of the ROFR Offered Asset hereunder.

(d) If (i) EECI shall not have elected to purchase the ROFR Offered Asset on or prior to the ROFR Asset Expiration Date and the Series has fully complied with the provisions of this Section 4.6, then the Series may sell the ROFR Offered Asset within 90 days after the ROFR Asset Expiration Date (subject to extension for a reasonable amount of time to the extent necessary to obtain any required regulatory or Partner approvals, including to allow for the expiration of all waiting periods under the HSR Act) or (ii) EECI fails to consummate the closing of the purchase and sale of the ROFR Offered Asset within the time period provided in the last sentence of Section 4.6(b) (such period, the “ROFR Asset Closing Period”) and the Series has fully complied with the provisions of this Section 4.6, then EECI shall not have the right to purchase the ROFR Offered Asset, and the Series may sell the ROFR Offered Asset within 90 days after the expiration of the ROFR Asset Closing Period, in each case subject to the provisions of Section 7.3. Any such sale shall not be at less than the purchase price or upon terms and conditions more favorable in any material respect, individually or in the aggregate, to the purchaser than those specified in the Third Party Asset Offer. If the ROFR Offered Asset is not so transferred within the applicable time periods specified in this Section 4.6(d), the Series may not sell the ROFR Offered Asset without again complying in full with the provisions of this Section 4.6.

(e) EECI shall be entitled to assign any rights it has to purchase a ROFR Offered Asset pursuant to this Section 4.6 to any of its Permitted Transferees.

(f) This Section 4.6 shall not apply to any transfer or proposed transfer of assets to a Permitted Transferee.

Section 4.7 Specific Performance.

Each Partner acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Partnership, any Series or the Partners, if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article IV, that every such restriction and obligation is material, and that in the event of any such failure, the Partnership, the Series and the Partners shall not have an adequate remedy at law or in damages. Therefore, each Partner consents to the issuance of an injunction or the enforcement of other equitable remedies against such Partner at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article IV and to prevent any transfer of Partnership Interests or ROFR Offered Assets in contravention of any terms of this Article IV, and waives any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages.

ARTICLE V

CONVERSION; CAPITAL CONTRIBUTIONS; PARTNERSHIP INTERESTS;

FUTURE CAPITAL REQUIREMENTS

Section 5.1 Conversion of Prior Partnership Interests.

On the date hereof, upon their execution of this Agreement and without further action by any Partner, the holders of each Prior General Partner Interest and Prior Limited Partner Interest shall be admitted as General Partners and Limited Partners, respectively, of Series LH, and each Prior General Partner Interest shall automatically convert into a Series LH General Partner Interest and each Prior Limited Partner Interest shall automatically convert into a Series LH Limited Partner Interest. Exhibit A sets forth the Series LH Percentage Interest and type of Series LH Partnership Interest of each Series LH Partner immediately following such conversion. In addition, Lakehead GP shall continue as a General Partner of the Partnership generally with a General Partner Interest in the Partnership generally that shall have no Percentage Interest and no economic rights with respect to the Partnership generally or otherwise.

Section 5.2 Series LH Capital Contributions.

Any Series LH Limited Partner, with the consent of the Managing General Partner of the Series LH, may, but shall not be obligated, to make additional Capital Contributions to the Series LH. Upon any such additional Capital Contribution, each Series LH General Partner and any other Series LH Limited Partner shall be obligated to make an additional Capital Contribution to the Series LH in an amount necessary to maintain its Series LH Percentage Interest.

Section 5.3 Initial Series AC Capital Contributions and Initial Debt Financing.

(a) On the Closing Date, each of the Series AC Partners shall make its respective Capital Contribution (each, an “Initial Series AC Capital Contribution”) to the Series AC in immediately available U.S. dollars in the amounts set forth opposite its name on Exhibit A in return for the Series AC Percentage Interest and type of Series AC Partnership Interest set forth opposite its name on Exhibit A, and, upon its execution of this Agreement and the making of its Initial Series AC Capital Contribution, each such Series AC Partner shall be admitted as a Partner of the Series AC in the capacity set forth opposite its name on Exhibit A.

(b) On the Closing Date, the Series AC shall (i) borrow under Facility B1 an amount equal to 66.67% of 45% of the Preliminary Alberta Clipper Construction Costs and (ii) borrow under Facility C1 an amount equal to 33.33% of 45% of the Preliminary Alberta Clipper Construction Costs.

(c) On the Closing Date, the Managing General Partner of Series AC shall apply the proceeds of the Initial Series AC Capital Contributions and the Initial Debt Financing to repay the Intercompany Preliminary Construction Cost Payable.

Section 5.4 Additional Series AC Capital Contributions.

(a) Each Series AC Partner hereby agrees to make additional Capital Contributions to the Series AC (the “Additional Series AC Capital Contributions”) in proportion to such Series AC Partner’s Series AC Percentage Interest at such times and in such amounts as the Managing General Partner of the Series AC shall specify in a notice delivered to the Series AC Partners pursuant to Section 5.4(b) or Section 5.4(c) (“Series AC Capital Contribution Notice”); provided that in no event shall any Series AC Partner be required to make, in the aggregate, Capital Contributions in excess of such Series AC Partner’s respective Maximum Commitment set forth on Exhibit A. All Additional Series AC Capital Contributions shall be contributed to the Series AC in immediately available U.S. dollars on the date specified in the applicable Series AC Capital Contribution Notice. No Series AC Partner shall be required to make any Additional Series AC Capital Contribution, or to otherwise contribute any amount, to the Series AC unless such Additional Series AC Capital Contribution is reflected on the Series AC Annual Budget for such fiscal year or is otherwise approved by the Managing General Partner of the Series AC and a Majority in Interest of Series AC Partnership Interests.

(b) On the 12th day of each month beginning prior to the In-Service Date, the Managing General Partner of the Series AC shall deliver a Series AC Capital Contribution Notice to each of the Series AC Partners setting forth (i) the estimated cash construction costs related to the Alberta Clipper Project for such month, adjusted for the difference between (A) the actual construction costs related to the Alberta Clipper Project for the immediately preceding month and (B) the estimated construction costs set forth in the Series AC Capital Contribution Notice for the immediately preceding month (the “Monthly Capital Requirement”), (ii) the amount of the required Additional Series AC Capital Contribution to be made by such Series AC Partner, which shall be an amount equal to such Series AC Partner’s Pro Rata portion of 55% of the Monthly Capital Requirement, (iii) that such Additional Series AC Capital Contribution is due on the 15th day of such month and (iv) the Person or the account to which such Additional Series AC Capital Contribution is to be made.

(c) From time to time following the In-Service Date, the Managing General Partner of the Series AC may deliver to the Series AC Partners a Series AC Capital Contribution Notice related to amounts that the Managing General Partner of the Series AC determines are necessary to fund the Series AC’s operations and establish reasonable reserves in respect of the Series AC’s expenses. Such notice shall set forth (i) the manner in which, and the expected date on which, such Additional Series AC Capital Contribution is to be applied, (ii) the amount of the required Additional Series AC Capital Contribution to be made by such Series AC Partner, which shall be an amount equal to such Series AC Partner’s Pro Rata portion of the total amount of such Additional Series AC Capital Contribution, (iii) the date on which such Additional Series AC Capital Contribution is due, which shall not be less than 10 Business Days from the date such notice is delivered and (iv) the Person or the account to which such Additional Series AC Capital Contribution is to be made.

(d) Each Series AC Partner agrees that payment of its required Additional Series AC Capital Contributions under this Agreement is an obligation of such Series AC Partner, that any default by any Series AC Partner would cause injury to the Series AC and to the other Series AC Partners and that the amount of damages caused by any such default would be difficult to calculate.

(e) If a Series AC Partner fails to fund all or any portion of its required Additional Series AC Capital Contribution set forth in a Series AC Capital Contribution Notice and fails to cure such default within five Business Days after the due date set forth in such Series AC Capital Contribution Notice (the “Default Capital Contribution”), the Series AC Partner failing to make such contribution (the “Defaulting Series AC Partner”) will be in default. Upon the occurrence of any such default, the Managing General Partner of Series AC shall promptly notify the Defaulting Series AC Partner and the other Series AC Partners not in default (each a “Non-Defaulting Series AC Partner”) of the occurrence of such default. As long as a Default Capital Contribution remains unpaid or arrangements for the payment thereof have not been agreed to by the Series AC Partners, any Non-Defaulting Series AC Partner may advance to the Series AC the entire amount of the Defaulting Series AC Partner’s Capital Contribution that has not been contributed, with each Non-Defaulting Series AC Partner electing to participate in such advance making its share of such advance in proportion to its Series AC Percentage Interest (without taking into account the Series AC Percentage Interest of the Defaulting Series AC Partner). Each Non-Defaulting Series AC Partner who makes such an advance on behalf of a Defaulting Series

AC Partner will have the right to elect the extent to which such advance will (x) constitute a loan to the Defaulting Series AC Partner and/or (y) be treated as a Capital Contribution by such Non-Defaulting Series AC Partner and result in an immediate adjustment of the Series AC Percentage Interests of the Defaulting Series AC Partner and the Non-Defaulting Series AC Partner making such election in accordance with Section 5.4(e)(i); provided, however, that if the advancing Non-Defaulting Series AC Partner does not notify the Managing General Partner of the Series AC of its election to have all, or any portion of, such advance treated as a loan to the Defaulting Series AC Partner, in writing, at the time the advance is made, then such advance shall be deemed a Capital Contribution and will automatically result in an immediate adjustment of the Series AC Percentage Interests.

(i) To the extent that one or more Non-Defaulting Series AC Partners do not elect to have an advance made pursuant to this Section 5.4(e) treated as a loan to the Defaulting Series AC Partner, or affirmatively elects to have such advance treated as a Capital Contribution, the Managing General Partner of the Series AC will automatically adjust the Series AC Percentage Interest of (A) each such Non-Defaulting Series AC Partner to equal the percentage obtained by dividing (x) the Series AC Capital Account of each such Non-Defaulting Series AC Partner (including any Capital Contribution made by such Non-Defaulting Series AC Partner under this Section 5.4(e) multiplied by three) by (y) the sum of the Series AC Capital Accounts of all Series AC Partners (including all Capital Contributions made under this Section 5.4(e) multiplied by three) and (B) such Defaulting Series AC Partner to equal the amount of (x) such Defaulting Series AC Partner’s Series AC Percentage Interest immediately prior to the occurrence of such default less (y) the aggregate increases to the Series AC Percentage Interests of Non-Defaulting Series AC Partners pursuant to clause (A). Notwithstanding the foregoing, the Defaulting Series AC Partner will have the right to re-acquire the interest in question from any advancing Non-Defaulting Series AC Partner within 30 days following the date on which such Series AC Percentage Interest adjustment is made by paying the entire amount advanced by such Non-Defaulting Series AC Partner in return for such adjustment, plus interest thereon at a rate equal to the lesser of (A) the maximum, lawful interest rate, compounded monthly, that is then-currently permitted under applicable law or (B) 12% per annum, whereupon the Series AC Percentage Interests of each Series AC Partner shall be adjusted to equal the Percentage Interest such Series AC Partner would have had in the absence of a default by such Defaulting Series AC Partner.

(ii) To the extent one or more Non-Defaulting Series AC Partners (each, a “Lending Series AC Partner”) elects to have an advance made pursuant to this Section 5.4(e) constitute a loan to the Defaulting Series AC Partner, such advance will have the following results (except to the extent otherwise agreed by the Lending Series AC Partner and the Defaulting Series AC Partner, each in their sole discretion):

(A) the sum advanced will constitute a loan from the Lending Series AC Partner to the Defaulting Series AC Partner and an Additional Series AC Capital Contribution of that sum to the Series AC by the Defaulting Series AC Partner pursuant to the applicable provisions of this Agreement;

(B) the principal balance of the loan together with all accrued unpaid interest thereon and all costs and expenses associated therewith (collectively, the “Defaulting

Series AC Partner Obligation”) will be due and payable in whole no later than the tenth Business Day after the day written demand requesting payment of the Defaulting Series AC Partner Obligation is made by the Lending Series AC Partner to the Defaulting Series AC Partner; provided, however, that the Defaulting Series AC Partner may prepay the Defaulting Series AC Partner Obligation in whole or in part at any time prior to the date due;

(C) the amount lent will bear interest at the same rate as Facility B1 until such facility is repaid and, after Facility B1 has been repaid, at the same rate as the Enbridge Partners Long-Term Indebtedness from the date on which the advance is deemed made until the date on which the Defaulting Series AC Partner Obligation is repaid to the Lending Series AC Partner;

(D) the Lending Series AC Partner will have the right, in addition to the other rights and remedies granted to it pursuant to this Agreement, to take any action available to it at law or in equity that the Lending Series AC Partner may deem appropriate to obtain payment from the Defaulting Series AC Partner of the Defaulting Series AC Partner Obligation; and

(E) initially, a loan by a Lending Series AC Partner to a Defaulting Series AC Partner as contemplated by this Section 5.4(e)(ii) will not be considered a Capital Contribution by such Lending Series AC Partner and will not increase the Capital Account balance of such Lending Series AC Partner. Notwithstanding the foregoing, if the principal and interest of any such loan have not been repaid within one year from the date of the loan, a Lending Series AC Partner, at any time thereafter by giving written notice to the Managing General Partner of the Series AC and the Defaulting Series AC Partner, may elect to have an amount equal to the unpaid principal and interest balance of such loan transferred from such Defaulting Series AC Partner’s Capital Account to such Lending Series AC Partner’s Capital Account and increase such Lending Series AC Partner’s Capital Account with a corresponding decrease in such Defaulting Series AC Partner’s Capital Account. Upon such transfer, the loan will be treated as a Capital Contribution and the Series AC Percentage Interest for (A) such Lending Series AC Partner will be automatically adjusted to equal the percentage obtained by dividing (x) the Capital Account of such Lending Series AC Partner (including any Capital Contribution made by such Lending Series AC Partner under this Section 5.4(e)(ii)(E) on behalf of the Defaulting Series AC Partner multiplied by three) by (y) the sum of the Series AC Capital Accounts of all Series AC Partners (including all Capital Contributions made under this Section 5.4(e)(ii)(E) on behalf of the Defaulting Series AC Partner multiplied by three) and (B) such Defaulting Series AC Partner will be automatically adjusted to equal the amount of (x) such Defaulting Series AC Partner’s Series AC Percentage Interest immediately prior to such election by the Lending Series AC Partner less (y) the increase to the Series AC Percentage Interest of Lending Series AC Partner pursuant to clause (A).

(f) Notwithstanding the rights of Non-Defaulting Series AC Partners described in Section 5.4(e), the Managing General Partner of the Series AC, by a vote of a Majority in Interest of Series AC Partnership Interests (without taking into account the Series AC Partnership Interests of the Defaulting Series AC Partner), will have the right to exercise any rights and remedies available at law or in equity.

Section 5.5 Additional Debt Financing.

(a) On the 15th day of each month beginning prior to the In-Service Date, the Series AC shall (i) to the extent funded by EECI to Enbridge Partners under Facility A1, borrow under Facility B1 an amount equal to 66.67% of 45% of the Monthly Capital Requirement set forth in the Series AC Capital Contribution Notice for such month delivered to the Series AC Partners pursuant to Section 5.4(b) and (ii) borrow under Facility C1 an amount equal to 33.33% of 45% of the Monthly Capital Requirement set forth in the Series AC Capital Contribution Notice for such month delivered to the Series AC Partners pursuant to Section 5.4(b). The proceeds of such borrowings shall be used to fund construction costs related to the Alberta Clipper Project.

(b) On the 15th day of each month beginning prior to the In-Service Date, Enbridge Partners shall borrow under Facility A1 an amount equal to 66.67% of 45% of the Monthly Capital Requirement set forth in the Series AC Capital Contribution Notice for such month delivered to the Series AC Partners pursuant to Section 5.4(b). The proceeds of such borrowings shall be used to fund the borrowings under Facility B1 pursuant to Section 5.5(a).

(c) Promptly following the In-Service Date, Enbridge Partners shall use its commercially reasonable efforts to issue senior unsecured Indebtedness in an amount sufficient to refinance the outstanding borrowings under Facility C1 on such date in accordance with Section 3(d) of the Tariff Term Sheet (the “Enbridge Partners Long-Term Indebtedness”). The proceeds of the Enbridge Partners Long-Term Indebtedness shall be loaned to the Series AC on substantially the same terms as the Enbridge Partners Long-Term Indebtedness in order to refinance the outstanding borrowings under Facility C1.

(d) On the date of issuance of the Enbridge Partners Long-Term Indebtedness, EECI shall loan to Enbridge Partners on substantially the same terms as the Enbridge Partners Long-Term Indebtedness an amount sufficient to refinance the outstanding borrowings under Facility B1 on such date. The proceeds of such loan shall be loaned by Enbridge Partners to the Series AC on substantially the same terms as the Enbridge Partners Long-Term Indebtedness in order to refinance the outstanding borrowings under Facility B1.

Section 5.6 Future Alberta Clipper Expansions.

(a) Any Series AC Partner may from time to time propose an expansion of the capacity of the Alberta Clipper Project (each, an “Alberta Clipper Expansion Project”) by providing a written proposal setting forth in reasonable detail the terms of such Alberta Clipper Expansion Project, including a budget and capital expenditure plan (an “Alberta Clipper Expansion Proposal”), to each Series AC Partner. Promptly following its receipt of an Alberta Clipper Expansion Proposal, the Managing General Partner of the Series AC shall use its commercially reasonable efforts to develop, and negotiate with shippers regarding, the tolling and other financial terms for such Alberta Clipper Expansion Project that include objectively determinable incremental revenues and costs (the “Alberta Clipper Expansion Project Terms”) that are as favorable to the Alberta Clipper Expansion Project as can reasonably be achieved; provided, however, that the Managing General Partner of the Series AC shall not be obligated to seek any Alberta Clipper Expansion Project Terms that could reasonably be expected to have a material adverse impact on any Series. The Managing General Partner of the Series AC shall not agree to any Alberta Clipper Expansion Project Terms that could reasonably be expected to have a material adverse impact on any Series without the consent of a Majority in Interest of such Series (excluding for purposes of any such vote of the Series AC Partners or the Partners of an Alberta Clipper Expansion Series that is not wholly owned by any Partner and its Affiliates (i) prior to the occurrence of a Fundamental Change, the Partnership Interests owned by the Managing General Partner of the Series AC and its Affiliates and (ii) following the occurrence of a Fundamental Change, the Partnership Interests owned by EECI and its Affiliates). The Managing General Partner of the Series AC shall provide written notice of the Alberta Clipper Expansion Project Terms to each Series AC Partner promptly following the determination of the Alberta Clipper Expansion Project Terms.

(b) Enbridge Partners shall have the right, but not the obligation, to provide all or any portion of the debt and equity financing required in connection with each Alberta Clipper Expansion Project (the “Alberta Clipper Expansion Capital Requirement”) by providing written notice of its election to participate in the Alberta Clipper Expansion Project to the Series AC Partners as soon as reasonably practicable but in any event within 30 days following the receipt of the Alberta Clipper Expansion Project Terms. If Enbridge Partners does not elect to fund 100% of the Alberta Clipper Expansion Capital Requirement, EECI shall have the right, but not the obligation, to fund the portion of the Alberta Clipper Expansion Capital Requirement that Enbridge Partners has elected not to fund. If EECI elects to fund such portion, it shall provide written notice to Enbridge Partners promptly following receipt of Enbridge Partners’ notice of election to fund a portion of the Alberta Clipper Expansion Capital Requirement. If EECI and/or Enbridge Partners do not elect to fund 100% of the Alberta Clipper Expansion Capital Requirement, then the Alberta Clipper Expansion Project will not be undertaken by the Partnership or any Series. Enbridge Partners and EECI may fund their respective portions of any Alberta Clipper Expansion Capital Requirement pursuant to this Section 5.6 either directly or through a Subsidiary or a controlled Affiliate.

(c) If the Alberta Clipper Expansion Capital Requirement is to be provided Pro Rata by the Series AC Partners, all assets related to such Alberta Clipper Expansion Project shall be designated as Series AC Assets, and all Liabilities related to such Alberta Clipper Expansion Project shall be designated as Series AC Liabilities. Capital Contributions associated with such Alberta Clipper Expansion Project shall be Additional Series AC Capital Contributions.

(d) The assets of any Alberta Clipper Expansion Project that is undertaken but that are not designated as Series AC Assets shall be designated as the assets of a new series of partnership interests in the Partnership to be held by the Partners participating in such Alberta Clipper Expansion Project in proportion to their respective capital contributions in respect of such Alberta Clipper Expansion Project (an “Alberta Clipper Expansion Series”). Subject to Section 7.3, the Managing General Partner of the Partnership generally is hereby authorized to take all actions necessary to create and establish the Alberta Clipper Expansion Series with such rights, powers and duties as the Managing General Partner of the Partnership generally and the Persons becoming Partners of such new Series shall determine, including to amend this Agreement and its exhibits to set forth all relevant terms applicable to such Series. The Persons becoming Partners of such Alberta Clipper Expansion Series shall be admitted to the Partnership with respect to such Series as Partners upon their execution of a counterpart to this Agreement in their capacity as Partners of such Alberta Clipper Expansion Series.

Section 5.7 Interest and Withdrawal of Capital Contributions.

No interest shall be paid by the Partnership or any Series on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership or the termination of any Series may be considered as such by law and then only to the extent expressly provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to Profits, Losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.8 Capital Accounts.

(a) A separate Capital Account shall be established and maintained for each Partner in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv). A Partner that owns a Partnership Interest in more than one Series shall have a single Capital Account that reflects all such Partnership Interests; provided, however, that Series Capital Accounts shall be maintained for each Partner in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv). A Partner’s Capital Account balance shall be the sum of the balances of each of such Partner’s Series Capital Accounts.

(b) Each Series Capital Account for each Partner shall be increased by (i) the amount of money contributed by that Partner to the Partnership with respect to a Series, (ii) the Book Value of property contributed by that Partner to the Partnership with respect to a Series (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Partner of Profits and any other items of income and gain attributable to a Series, and shall be decreased by (iv) the amount of money of a Series distributed to that Partner, (v) the Book Value of property of a Series distributed to that Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code), and (vi) allocations to that Partner of Losses and any other items of loss and deduction attributable to a Series.

(c) The Partners’ Series Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4).

(d) Whenever the fair market value of property of a Series is required to be determined pursuant to this Section 5.8, the Managing General Partner of such Series shall establish the fair market value in a notice to the Partners of such Series.

(e) On a Transfer of all or part of a Partner’s Partnership Interest, each applicable Series Capital Account of the transferor that is attributable to the transferred Partnership Interests shall carry over to the transferee Partner in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(1).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes.

(a) Allocations. For purposes of maintaining the Series Capital Accounts pursuant to Section 5.8 and in determining the rights of the Partners among themselves with respect to each Series, after making all of the allocations under Sections 6.1(b) and 6.1(c), Profits and Losses and items thereof with respect to a Series shall be allocated among the Partners of such Series in each taxable year (or portion thereof) as provided herein below.

(i) Series AC. Each item of income, gain, loss, deduction and credit attributable to Series AC Assets and Series AC Liabilities shall be allocated to the Series AC Partners in accordance with their respective Series AC Percentage Interests.

(ii) Series LH. Each item of income, gain, loss, deduction and credit attributable to Series LH Assets and Series LH Liabilities shall be allocated to the Series LH Partners in accordance with their respective Series LH Percentage Interests.

(iii) Notwithstanding Sections 6.1(a)(i) and 6.1(a)(ii), in the event of the dissolution and liquidation of the Partnership or the termination of a Series, allocations of Profit and Loss, and items thereof in connection with the liquidation shall be made in accordance with Section 11.3(a).

Losses and other items of deduction and loss specially allocated to a Partner with respect to a Series shall not exceed the maximum amount of Losses and items of deduction and loss that can be allocated without causing such Partner to have a deficit in its Adjusted Capital Account for such Series at the end of any taxable year or other period. In the event that some but not all of the Partners would have a deficit in their Adjusted Capital Accounts for such Series as a consequence of an allocation pursuant to this Section 6.1, the limitation set forth in the preceding sentence shall be applied on a Partner by Partner basis, and Losses or items of deduction and loss not allocable to any Partner as a result of such limitation shall be allocated to the other Partners of such Series in accordance with and to the extent of the relative positive balances in such Partners’ Adjusted Capital Accounts attributable to such Series. Any excess Losses or other items of deduction and loss remaining shall be allocated, Pro Rata, to the Partners of any other Series whose Adjusted Capital Accounts for such other Series have positive balances to the extent of such positive balances.

(b) Special Allocations. Notwithstanding any other provisions of this Section 6.1, the following special allocations shall be made on a Series by Series basis in the following order for each taxable period:

(i) Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Minimum Gain attributable to a Series during any taxable year, each Partner of such Series shall be allocated items of income and gain attributable to such Series for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 6.1(b), each Partner’s Adjusted Capital Account balance for such Series shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1 with respect to such taxable year. This Section 6.1(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(b)(i) above), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Series during any taxable year, any Partner with a share of such Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable year shall be allocated items of income and gain attributable to such Series for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 6.1(b), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1, other than Section 6.1(b)(i) above, with respect to such taxable year. This Section 6.1(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Except as provided in Sections 6.1(b)(i) and 6.1(b)(ii) above, in the event any Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) attributable to a Series, items of income and gain of such Series shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account attributable to such Series created by such adjustment, allocation or distribution as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iv) or 6.1(b)(v). This Section 6.1(b)(iii) is intended to constitute a qualified income offset described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) After giving effect to the allocations in Sections 6.1(b)(i), 6.1(b)(ii) and 6.1(b)(iii):

(A) in the event that the Series LH Partners become obligated to make payments to the Series AC Partners pursuant to Section 6.2(c), items of Partnership gross income and gain shall be allocated to the Series LH Partners in accordance with their respective Series LH Percentage Interests until the aggregate amounts of items allocated to the Series LH Partners pursuant to this Section 6.1(b)(iv) for such taxable year and all prior taxable years equals the cumulative amount of payments made by the Series LH Partners to the Series AC Partners pursuant to Section 6.2(c) for such taxable year and all prior taxable years; and

(B) in the event that the Series AC Partners become obligated to make payments to the Series LH Partners pursuant to Section 6.3(c), items of Partnership gross income and gain shall be allocated to the Series AC Partners in accordance with their respective Series AC Percentage Interests until the aggregate amounts of items allocated to the Series AC

Partners pursuant to this Section 6.1(b)(iv) for such taxable year and all prior taxable years equals the cumulative amount of payments made by the Series AC Partners to the Series LH Partners pursuant to Section 6.3(c) for such taxable year and all prior taxable years.

(v) In the event any Partner has a deficit balance in its Adjusted Capital Account attributable to a Series at the end of any taxable year, such Partner shall be allocated items of gross income and gain of such Series in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(b)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account for such Series after all other allocations provided in this Section 6.1(b) (other than Section 6.1(b)(iii)) have been tentatively made as if Section 6.1(b)(iii) and this Section 6.1(b)(v) were not in this Agreement.

(vi) Nonrecourse Deductions attributable to a Series for any taxable year shall be allocated to the Partners of such Series in accordance with their Percentage Interests for such Series.

(vii) Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for any taxable year shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss. This Section 6.1(b)(vii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(viii) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution in liquidation of a Partner’s Partnership Interest in a Series, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be allocated to the Partners in a manner consistent with the manner in which their Series Capital Accounts are required to be adjusted pursuant to such provisions.

(c) Curative Allocation. The Regulatory Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations attributable to a Series shall be offset either with other Regulatory Allocations attributable to such Series, or with special allocations of other items of income, gain, loss or deduction attributable to such Series pursuant to this Section 6.1(c). Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Managing General Partner of the applicable Series shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s applicable Series Capital Account balance is, to the extent possible, equal to the balance such Partner would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 6.1(c), the Managing General Partner of the applicable Series shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

(d) Income Tax Allocations.

(i) Except as otherwise provided in this Section 6.1, each item of income, gain, loss and deduction of a Series shall be allocated among the Partners of such Series for U.S. federal income tax purposes in the same manner as such items are allocated under Sections 6.1(a), 6.1(b) and 6.1(c).

(ii) For U.S. federal income tax purposes, income, gain, loss and deduction with respect to property contributed to a Series by a Partner or the Book Value of which is adjusted pursuant to clause (b) or (d) of the definition of Book Value shall be allocated among the Partners of such Series in a manner that takes into account the variation between the adjusted tax basis of such property and its Book Value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).

(iii) All items of income, gain, loss, deduction and credit allocated to the Partners in accordance with the provisions hereof and basis allocations recognized by a Series for U.S. federal income tax purposes shall be determined without regard to any election under Code Section 754 that may be made by the Series.

(iv) If any deductions for depreciation or cost recovery are recaptured as ordinary income upon the sale or other disposition of property of a Series, the ordinary income character of the gain from such sale or disposition shall be allocated among the Partners of such Series in the same ratio as the deductions giving rise to such ordinary income character were allocated.

Section 6.2 Requirement and Characterization of Series AC Distributions; Distributions to Series AC Partners.

(a) Within 45 days following the end of each Quarter commencing with the Quarter in which the In-Service Date occurs, the Partnership in respect of the Series AC shall distribute Pro Rata to the Series AC Partners as of the last day of such Quarter an amount in cash equal to the Series AC Distribution Amount with respect to such Quarter (the “Series AC Distribution”). Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the Series AC shall make any distribution to any Series AC Partner on account of its Partnership Interest if such distribution would violate the Delaware Act or any other applicable law or violate Section 10.4(a) of the Note Agreement.

(b) Notwithstanding Section 6.2(a), in the event of the dissolution and liquidation of the Partnership or the termination of the Series AC, all cash receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 11.3.

(c) If, for any Quarter (including the Quarter in which the liquidation of the Series AC is completed), the cash that is distributed by the Partnership to the Series AC Partners is less than the Series AC Distribution Amount for such Quarter, then the Series LH Partners shall promptly pay to the Series AC Partners Pro Rata in cash an amount equal to such shortfall.

Section 6.3 Distributions to Series LH Partners.

(a) On the date the Series AC Distribution is made pursuant to Section 6.2(a), the Managing General Partner of the Series LH may, in its sole discretion, cause the Partnership in respect of the Series LH to distribute Pro Rata to the Series LH Partners any cash that is not otherwise required under this Agreement to be distributed to the Partners of any other Series or properly reserved by any other Series in accordance with this Agreement (the “Series LH Distribution”). Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor Series LH shall make any distribution to any Series LH Partner on account of its Series LH Partnership Interest if such distribution would violate the Delaware Act or other applicable law or violate Section 10.4(a) of the Note Agreement.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership or the termination of the Series LH, all cash receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 11.3.

(c) If, for any Quarter (including the Quarter in which the liquidation of the Series LH is completed), the Series AC Distribution Amount is less than zero, then the Series AC Partners shall promptly pay to the Series LH Partners Pro Rata in cash an amount equal to the amount by which the Series AC Distribution Amount was less than zero.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS; LIMITED PARTNERS

Section 7.1 Management.

(a) The Managing General Partner of the Partnership generally shall conduct, direct and manage all activities of the Partnership generally, and the Managing General Partner of each Series shall conduct, direct and manage all activities of the Series for which it serves as Managing General Partner. Except as otherwise expressly provided in this Agreement, (i) all management powers over the business and affairs of the Partnership generally shall be exclusively vested in the Managing General Partner of the Partnership generally, and no Limited Partner or other General Partner shall have any management power over the business and affairs of (or authority to bind) the Partnership generally and (ii) all management powers over the business and affairs of each Series shall be exclusively vested in the Managing General Partner of such Series, and no Limited Partner or other General Partner shall have any management power over the business and affairs of (or authority to bind) such Series. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to a Managing General Partner under any other provision of this Agreement, each Managing General Partner, subject to any approval required by Section 7.3 or any other provision of this Agreement, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership generally or the applicable Series, as the case may be, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

(ii) the making of regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership and each Series (other than in connection with the matters set forth in Section 9.3);

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the applicable Series or the merger or other combination of the Partnership with or into another Person;

(iv) the use of the assets of the applicable Series (including cash on hand) for any purpose consistent with the terms of this Agreement;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments on behalf of the Partnership generally or the applicable Series;

(vi) the distribution of cash or property of the applicable Series;

(vii) the maintenance of separate or joint insurance policies for the benefit of the Partnership, any Series, any Partners or any Indemnitees;

(viii) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships subject to the restrictions set forth in Section 2.4;

(ix) the control of any matters affecting the rights and obligations of the Partnership or the applicable Series, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation; and

(x) the indemnification of any Person against liabilities and contingencies to the extent permitted by law.

Section 7.2 Certificate of Limited Partnership.

The Managing General Partner of the Partnership generally has caused an amendment to and restatement of the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act, which contains a notice of the limitation of liabilities of the Series in conformity with Section 17-218 of the Delaware Act. To the extent the Managing General Partner of the Partnership generally determines such action to be necessary or appropriate, the Managing General Partner of the Partnership generally shall file amendments to and restatements of the Certificate of Limited Partnership and do all necessary things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property.

Section 7.3 Restrictions on the Managing General Partners’ Authority.

Notwithstanding any other provision of this Agreement to the contrary, none of the Partnership, any Series, any Managing General Partner nor any other Partner shall cause or commit the Partnership or any Series to take any of the following actions without the prior written consent or vote of a Majority in Interest of Series AC Partnership Interests:

(a) approve the Series AC Annual Budget as provided for in Section 7.4;

(b) request or otherwise require any additional Series AC Capital Contributions, pursuant to Section 5.4 or otherwise, that are not reflected in the approved Series AC Annual Budget or an approved Alberta Clipper Expansion Budget;

(c) establish any Series AC Reserves;

(d) with respect to the Series AC, make any expenditure or series of related expenditures in excess of $1,000,000 that are not (i) reflected in the approved Series AC Annual Budget or an approved Alberta Clipper Expansion Budget or (ii) required to address an emergency;

(e) the issuance, incurrence or assumption of any Indebtedness by the Series AC other than (i) Indebtedness reflected in the approved Series AC Annual Budget or an approved Alberta Clipper Expansion Budget, (ii) the Short-Term Debt Financing, (iii) the Long-Term Debt Financing, (iv) an Intercompany Obligation permitted by Section 7.3(f) or (v) a Springing Guarantee permitted by Section 7.3(g);

(f) the issuance, incurrence or assumption of any Indebtedness by the Partnership generally or any Series (other than the Series AC) unless such Indebtedness is (i) (x) (A) by its terms, expressly non-recourse to any Series AC Assets and the Series AC Partners or (B) an Intercompany Obligation and (y) after giving effect to the issuance, incurrence or assumption of such Indebtedness, the aggregate principal amount of Indebtedness of the Partnership and all Series (excluding (A) short term Indebtedness incurred in connection with the construction of projects that have not yet been placed into service and (B) Indebtedness of the Series AC) does not exceed 45% of the capitalization of the Partnership generally and all Series (other than the Series AC) taken as a whole, (ii) incurred in connection with the refinancing of Existing Indebtedness for which the Partnership is the direct obligor (other than Existing Indebtedness that is an Intercompany Obligation), (iii) an Intercompany Obligation permitted by Section 7.3(e) or (iv) a Springing Guarantee permitted by Section 7.3(g);

(g) any guarantee of Indebtedness of another Person by the Partnership generally or any Series other than (i) any guarantee of Indebtedness of another Person pursuant to a currently existing obligation arising under a debt agreement related to Existing Indebtedness or (ii) a guarantee of Indebtedness of another Person similar to those currently existing under any Existing Indebtedness arising under a debt agreement entered into after the Closing Date if the Indebtedness under such debt agreement is senior to or pari passu with the Existing Indebtedness (any guarantee permitted under clauses (i) or (ii) above, a “Springing Guarantee”);

(h) any material modification of any material contract related to the Series AC Assets or to which the Series AC is a party (excluding this Agreement);

(i) any material modification to the Tariff Term Sheet or the Alberta Clipper Surcharge;

(j) any merger, consolidation, conversion, business combination or reorganization of the Partnership or any Subsidiary of the Partnership that owns any Series AC Assets (other than any conversion pursuant to Section 12.11(c));

(k) any direct or indirect sale, exchange or other transfer of (i) any Series AC Assets or (ii) any assets of the Partnership generally or any Series (other than the Series AC) in excess of $25,000,000, in each case, other than sales, exchanges or other transfers as a result of the exercise of remedies pursuant to Existing Indebtedness;

(l) any issuance of any additional Partnership Interests of the Partnership generally or any Series other than in connection with the creation of an Alberta Clipper Expansion Series pursuant to Section 5.6(d) (it being agreed that the making of Capital Contributions pursuant to Section 5.4 shall not constitute the issuance of additional Partnership Interests);

(m) except as otherwise provided in Section 4.1(c) and Section 5.6(d), the admission of any Person as a new Partner of the Partnership generally or of any Series (whether by Transfer of existing Partnership Interests, merger or issuance of additional Partnership Interests);

(n) except as otherwise provided in Section 4.1(c) and Section 5.6(d), any withdrawal or removal of any General Partner or admission of any new General Partner of the Partnership generally or any Series;

(o) the amendment of any provision of this Agreement relating to the Series AC or any other amendment of this Agreement that would have an adverse effect on the Series AC, the Series AC Assets or the Series AC Partners;

(p) the entry into or termination of any activity or business, or the acquisition or divestiture of any asset or business, that would cause the Partnership or any Series to be taxed as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes;

(q) the voluntary dissolution or liquidation of the Partnership or voluntary termination of any Series; or

(r) the commencement of a voluntary case with respect to, or the consent to the entry of an order for relief in an involuntary case against, the Partnership or any Series under any bankruptcy laws.

Section 7.4 Series AC Annual Budget.

(a) Fifteen days prior to the beginning of each fiscal year beginning after December 31, 2009, the Managing General Partner of the Series AC shall cause to be prepared and submitted to the Series AC Partners a budget and forecast setting forth the anticipated revenues and expenses for the Series AC for the following fiscal year, including any anticipated Series AC Expansion Capital Expenditures, Series AC Maintenance Capital Expenditures, operating expenses, revenues, Capital Contributions and distributions (the “Series AC Annual Budget”).

(b) After the Series AC Annual Budget has been approved by a Majority in Interest of Series AC Partnership Interests, the Managing General Partner of the Series AC shall implement the Series AC Annual Budget and shall be authorized to make the expenditures and incur the obligations provided for therein. The Series AC Annual Budget may be revised at any time during a fiscal year subject to the approval of a Majority in Interest of Series AC Partnership Interests.

(c) If a Majority in Interest of Series AC Partnership Interests fails to adopt on or before December 31 of any year a Series AC Annual Budget that has been properly submitted for approval by the Managing General Partner of the Series AC, then a Majority in Interest of Series AC Partnership Interests shall be deemed to have approved as the Series AC Annual Budget for the next calendar year the last Series AC Annual Budget that was approved by a Majority in Interest of Series AC Partnership Interests (the “Prior Budget”) adjusted as follows: (i) all operating expense items (including Series AC Maintenance Capital Expenditures but excluding Series AC Expansion Capital Expenditures) set forth in the Prior Budget shall be increased by 5% from the Prior Budget, (ii) all Series AC Expansion Capital Expenditures set forth in the Prior Budget shall be excluded and (iii) all expenditures related to the construction of the Alberta Clipper Project set forth in the Prior Budget shall be replaced with the estimated expenditures related to the construction of the Alberta Clipper Project for the next calendar year; provided, however, that if a Series AC Annual Budget subsequently is approved by a Majority in Interest of Series AC Partnership Interests, such subsequently approved Series AC Annual Budget shall be effective for the remainder of the applicable fiscal year.

Section 7.5 Collection of Series AC Revenue Entitlement.

(a) The Series AC Revenue Entitlement for each year will be collected by the Partnership on behalf of the Series AC through the surcharge provided for in Section 3 “Revenue Requirement” of the Tariff Term Sheet (excluding any reduction attributable to the “Revenue Credit” provided for in Section 13 of the Tariff Term Sheet that is collected through the base system tolls) that is levied during that year with respect to the projected level of costs and throughput volumes including the adjustment provided for in Section 4 “Revenue Requirement Adjustment” of the Tariff Term Sheet for over or under collection that is included in the surcharge levied in the year following the year of such over or under collection, inclusive of carrying charges.

(b) The Managing General Partner of the Series AC shall cause the Series AC Records to set forth the cumulative amount by which the Series AC Revenue Entitlement exceeds or is less than amounts actually collected, inclusive of carrying charges.

(c) Neither the Series AC Revenue Entitlement, nor the amount of the Series AC Revenue Entitlement that is collected on behalf of Series AC in any period, will be reduced by any part of the revenue credit to the Alberta Clipper Surcharge specified in Section 13 of the Tariff Term Sheet.

Section 7.6 Compensation of General Partners.

No General Partner shall be compensated for its services as a General Partner of the Partnership generally or any Series; provided, however, this Section 7.6 shall not prohibit or restrict any reimbursement to which any General Partner is otherwise entitled for expenses it incurs or payments it makes on behalf of the Partnership generally or any Series, including any general and administrative expenses.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, each Series shall indemnify and hold harmless all of such Series’ Indemnitees from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts (“Damages”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (“Claims”), in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its management of the affairs of such Series or by reason of its status as an Indemnitee of such Series, that relates to or arises out of such Series, its property, its business or its affairs; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the indemnifying Series, it being agreed that, except as provided in Section 11.7, no Partner shall be personally liable for such indemnification nor shall any Partner have any obligation to contribute or loan any monies or property to such Series to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any Claim shall, from time to time, be advanced by the indemnifying Series prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by such Series of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of a Majority in Interest of the indemnifying Series, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) Any Series may purchase and maintain (or reimburse such Series’ General Partners or their Affiliates for the cost of) insurance, on behalf of such Series’ General Partners, their Affiliates and such other Persons as such Series’ General Partners shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Series’ activities or such Person’s activities on behalf of such Series, regardless of whether such Series would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) In no event may an Indemnitee subject any Partner to personal liability by reason of the indemnification provisions set forth in this Agreement.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement with respect to the indemnifying Series.

(g) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by a Series, nor the obligations of such Series to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to Claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Claims may arise or be asserted.

(i) The provisions of this Section 7.7 shall not be construed to limit the power of any Series to indemnify an Indemnitee of such Series to the fullest extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section 7.7.

Section 7.8 Interseries Indemnification.

Notwithstanding anything to the contrary set forth in this Agreement, in the event that any Series (the “Indemnified Series”) (a) becomes liable for any Liability of another Series (the “Indemnifying Series”), including any Claim for Damages by a Third Party that relate to or arise out of the actions, obligation, assets, property, business or affairs of the Indemnifying Series or (b) pays or discharges an Intercompany Obligation for which the Indemnifying Series is the Primary Obligor (collectively, “Series Indemnified Damages”), to the fullest extent permitted by law, the Indemnifying Series shall indemnify the Indemnified Series for the amount of the Series Indemnified Damages promptly following their incurrence or payment, as applicable. Any indemnification pursuant to this Section 7.8 shall be made (i) only out of the assets of the Indemnifying Series, it being agreed that, except as provided in Section 11.7, no Partner shall be personally liable for such indemnification nor shall any Partner have any obligation to contribute or loan any monies or property to the Indemnifying Series to enable it to effectuate such indemnification and (ii) only to the extent that the Partners of the Indemnified Series have not received a payment from the Partners of the Indemnifying Series under Section 6.2(c) or 6.3(c) with respect to a shortfall related to the Liability that gave rise to the Series Indemnified Damages.

Section 7.9 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to any Series, any Partner or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as a Managing General Partner set forth in this Agreement, each Managing General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and such Managing General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by such Managing General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, any Series or the Partners, the General Partners and any other Indemnitee acting in connection with the Partnership’s or a Series’ business or affairs shall not be liable to the Partnership, such Series or any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Partner or other Person to the parties hereto otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Partner or other Person.

(d) Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to Claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Claims may arise or be asserted.

Section 7.10 Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act. A General Partner of a Series shall not be liable for the obligations of the Partnership generally or any other Series solely as a result of its status as a General Partner of a Series, and a General Partner of the Partnership generally shall not be liable for the obligations of any Series solely as a result of its status as a General Partner of the Partnership generally.

Section 7.11 Management of Business.

No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s or any Series’ business, transact any business in the Partnership’s or any Series’ name or have the power to sign documents for or otherwise bind the Partnership or any Series. Any action taken by any Affiliate of a General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of a General Partner or any of its Affiliates shall not be deemed to be participation in the control of the business of the Partnership or any Series by a Limited Partner of the Partnership generally or any Series (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 7.12 Outside Activities of the Limited Partners.

Notwithstanding any duty otherwise existing at law or in equity, except as otherwise set forth in any other agreement to which a Partner is a party, including the Omnibus Agreement, any Partner of the Partnership generally or any Series shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership or any Series, including business interests and activities in direct competition with the Partnership or any Series.

Section 7.13 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, (a) any Person dealing with the Partnership shall be entitled to assume that the Managing General Partner of the Partnership generally, and any officer of such Managing General Partner authorized by such Managing General Partner to act on behalf of and in the name of the Partnership, has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership generally, and to enter into any authorized contracts on behalf of the Partnership as a whole and the Partnership generally, and such Person shall be entitled to deal with such Managing General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially and (b) any Person dealing with any Series shall be entitled to assume that the Managing General Partner of such Series, and any officer of such Managing General Partner authorized by such Managing General Partner to act on behalf of and in the name of such Series, has full power and authority to encumber, sell or otherwise use in any manner any and all assets of such Series and to enter into any authorized contracts on behalf of such Series and such Person shall be entitled to deal with such Managing General Partner or any such officer as if it were such Series’ sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any Managing General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with any Managing General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of such Managing General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership or any Series by the Managing General Partner of the Partnership

generally or such Series, respectively, or its respective representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership or such Series and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership or such Series, as applicable.

Section 7.14 Managing General Partner.

Except as provided for in Section 10.1, Lakehead GP (or its designee) shall serve as the managing general partner (the “Managing General Partner”) of the Partnership generally and each Series. Except as expressly provided in this Agreement, all management powers over the business and affairs of the Partnership generally or a Series shall be exclusively vested in the Managing General Partner of the Partnership generally or of such Series, as applicable, and no other General Partner nor any Limited Partner shall have any management power over the business and affairs of the Partnership generally or any Series.

Section 7.15 Conflicts of Interest.

Unless otherwise expressly provided herein, (a) whenever a conflict of interest exists or arises between a Managing General Partner or any of its Affiliates, on the one hand, and the Partnership, any Series or any Partner or any Affiliates thereof, on the other hand, or (b) whenever this Agreement or any other agreement contemplated herein provides that a Managing General Partner or any of its Affiliates shall act in a manner that is, or provides terms that are, fair and reasonable to the Partnership or any Partner or any Affiliate thereof, such Managing General Partner shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices and any applicable generally accepted accounting practices or principles. In the absence of bad faith by such Managing General Partner, the resolution, action or terms so made, taken or provided by such Managing General Partner shall be permitted and deemed approved by all the Partners and shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty, including any fiduciary duty, or obligation of such Managing General Partner at law or in equity or otherwise, and it shall be presumed in making its decision that the Managing General Partner acted in good faith. In any proceeding challenging such decision, the party bringing the challenge shall have the burden of overcoming such presumption.

Section 7.16 Shared Use of Shared Assets.

The Shared Assets shall be shared between the Series AC and the Series LH in accordance with the terms set forth in Exhibit C. Exhibit C is hereby incorporated by reference herein and constitutes an integral, non-severable part of this Agreement. The parties hereto hereby agree to be bound by the terms and conditions of Exhibit C.

ARTICLE VIII

BOOKS, RECORDS AND ACCOUNTING

Section 8.1 Records and Accounting.

The Managing General Partner of the Partnership generally and the Managing General Partner of each Series shall keep or cause to be kept full and true books of account maintained in accordance with generally accepted accounting principles consistently applied and in which shall be entered fully and accurately each transaction of the Partnership generally or such Series, as applicable. Such books of account, together with a copy of this Agreement, and of the Certificate of Limited Partnership, shall at all times be maintained at the principal place of business of the Partnership. The records maintained for each Series shall account for the assets associated with each such Series separately from the other assets of the Partnership, if any, or of any other Series. Upon written request, each Partner associated with a Series shall have the right, at a time during ordinary business hours, as reasonably determined by the Managing General Partner of such Series, to inspect and copy, at the requesting Partner’s expense, the records of such Series for any purpose reasonably related to such Partner’s interest with respect to such Series.

Section 8.2 Fiscal Year.

The fiscal year of the Partnership and of each Series shall be a fiscal year ending December 31.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns.

The Partnership shall timely file all returns of the Partnership that are required for U.S. federal, state and local income tax purposes on the basis of the accrual method and the taxable year or years that it is required by law to adopt, from time to time, as determined by the Managing General Partner of the Partnership generally. In the event the Partnership is required to use a taxable year other than a year ending on December 31, the Managing General Partner of the Partnership generally shall use reasonable efforts to change the taxable year of the Partnership to a year ending on December 31. The tax information reasonably required by Partners for U.S. federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Partner Tax Return Information.

The Partnership shall cause to be delivered to each Partner within 75 days after the end of the Partnership’s taxable year an IRS Form K-1 or a good faith estimate of the amounts to be included on such IRS Form K-1 for such Partner and such other information as shall be necessary (including a statement for that year of each Partner’s share of net income, net losses and other items allocated to such Partner) for the preparation and timely filing by the Partners of their U.S. federal, state and local income and other tax returns.

Section 9.3 Tax Elections.

(a) If there is a distribution of property of a Series as described in Code Section 734 or a transfer of Partnership Interests as described in Code Section 743, upon request by notice from any Partner of such Series, to elect, pursuant to Code Section 754, to adjust the basis of Series property.

(b) Except as otherwise provided herein, the Managing General Partner of the Partnership generally shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.4 Tax Controversies.

(a) Subject to the provisions hereof, the Managing General Partner of the Partnership generally is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

(b) The Tax Matters Partner shall take such action as may be necessary to cause any Partner so requesting to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity. Any cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Partnership.

(c) If an audit of any of the Partnership’s tax returns shall occur, the Tax Matters Partner shall not settle or otherwise compromise assertions of the auditing agent that may be adverse to any Partner as compared to the position taken on the Partnership’s tax returns without the prior written consent of each such affected Partner.

(d) No Partner shall file a request pursuant to Code Section 6227 for an administrative adjustment of Partnership items for any taxable year, or a petition under Code Sections 6226 or 6228 or other Code sections with respect to any item involving the Partnership, without first notifying the other Partners. Any Partner that enters into a settlement agreement with respect to any Partnership item (within the meaning of Code Section 6231(a)(3)) shall notify the other Partners of such settlement agreement and its terms within 90 days from the date of the settlement.

(e) If any Partner intends to file a notice of inconsistent treatment under Code Section 6222(b), such Partner shall give reasonable notice under the circumstances to the other Partners of such intent and the manner in which the Partner’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Partners.

Section 9.5 Withholding.

The Managing General Partner of the Partnership generally is authorized to take any action that may be required to cause the Partnership or any Series to comply with any withholding requirements established under the Code or any other federal, state or local law, including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership or any Series is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the Managing General Partner of the Partnership generally or of the applicable Series may treat the amount withheld as a distribution of cash pursuant to Section 6.2 or Section 6.3, as applicable, in the amount of such withholding from such Partner.

Section 9.6 Tax Reimbursement.

If Texas law requires the Partnership or a Series and any Partner both to participate in the filing of a Texas franchise tax combined group report, and if such Partner or any other member of the Partner’s combined group pays the franchise tax liability due in connection with such combined report, the parties agree that the Partnership or the applicable Series shall promptly reimburse such Partner for the franchise tax paid on behalf of the Partnership as a combined group member. The franchise tax paid on behalf of the Partnership with respect to each applicable Series shall equal the excess, if any, of (i) the franchise tax that the combined group including the Partnership pays over (ii) the amount the combined group would have paid if it had computed its franchise tax liability for the report period without the Partnership as a member of the combined group, but in no event more than what the Partnership or each applicable Series would have paid had it filed the franchise tax return not as a member of a group. In such event, the parties agree that such Partner shall be considered as paying such amount on behalf of the Partnership with respect to each applicable Series and the Partnership with respect to each applicable Series shall deduct for U.S. federal income tax purposes 100% of the Texas franchise tax attributable to the Partnership with respect to each applicable Series; provided that in the event that such deduction may not be properly taken by the Partnership with respect to each applicable Series, the Partnership with respect to each applicable Series shall reimburse such Partner for the after-tax cost of such payment of Texas franchise tax paid on the Partnership’s behalf.

Section 9.7 Tax Partnership.

It is the intention of the Partners that the Partnership be classified as a partnership for U.S. federal tax purposes. Neither the Partnership nor any Partner shall make an election for the Partnership or any Series to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3 or any similar provision of state or local law.

Section 9.8 Tax Matters Following a Fundamental Change.

Following the occurrence of a Fundamental Change, the following provisions shall take effect and supersede any conflicting provisions of this Article IX:

(a) EECI Sub shall exercise full and exclusive discretion over all tax matters relating to or affecting the Series AC. For the avoidance of doubt, EECI Sub’s right to exercise its discretion shall include matters relating to the Partnership generally, such as Partnership tax elections permitted by the Code, to the extent that such matter affects the Series AC.

(b) The Partnership shall cause to be delivered to EECI Sub at least 15 Business Days before the due date of any Partnership tax return a copy of the proposed tax return. EECI Sub shall have ten Business Days to request changes to any portions of such tax return that affect Series AC, and the Tax Matters Partner shall make all changes to such tax return requested by EECI Sub prior to timely filing such return.

(c) If an audit of any of the Partnership’s tax returns shall occur, EECI Sub shall have the right, at its discretion, to control all decisions with respect to any matter relating to or affecting the Series AC, and the Tax Matters Partner shall act in accordance with EECI Sub’s direction. For the avoidance of doubt, EECI Sub shall control all decisions with respect to all matters under audit affecting or relating to the Partnership generally to the extent that such matters also affect the Series AC.

ARTICLE X

OTHER EVENTS

Section 10.1 Fundamental Change.

(a) If, at any time, (i) EECI is removed as the general partner of Enbridge Partners pursuant to Section 13.2 (or equivalent provision) of the Fourth Amended and Restated Agreement of Limited Partnership of Enbridge Partners, as amended, or (ii) Enbridge Partners shall cease to directly or indirectly control the Partnership generally and each Series (each, a “Fundamental Change”), then the Managing General Partner of Series AC and each Managing General Partner of any Alberta Clipper Expansion Series shall, without any further action on its part, be deemed to have automatically and irrevocably delegated to EECI Sub (or its designee), to the fullest extent permitted under this Agreement and Delaware law, all of such Managing General Partner’s power and authority to manage and control the business and affairs of the applicable Series (such delegation being referred to herein as the “Maximum Permitted Delegation”), subject to termination only in the sole discretion of EECI Sub. Notwithstanding the delegation provided for in this Section 10.1(a), no Managing General Partner shall be deemed to have withdrawn as a General Partner of the Partnership generally or the applicable Series, and such Managing General Partner shall retain all of its Partnership Interests and Percentage Interests in the Partnership generally and the applicable Series (as the case may be), and none of the foregoing shall be deemed to have been assigned or transferred to EECI Sub (or its designee).

(b) If all or a portion of the Maximum Permitted Delegation is determined to be invalid or unenforceable for any reason following a Fundamental Change, EECI, in its sole discretion, may elect to become the Managing General Partner of the Series AC and each Alberta

Clipper Expansion Series by providing five Business Days’ prior written notice of such election to the Managing General Partner of the Partnership generally at any time (such election, the “Control Option”). Upon exercise of the Control Option:

(i) the Limited Partner Interest of EECI Sub in the Series AC shall automatically convert into a General Partner Interest in the Series AC;

(ii) EECI Sub shall be granted a General Partner Interest in each Alberta Clipper Expansion Series that shall have no economic rights with respect to such Series or otherwise;

(iii) EECI Sub shall automatically become the Managing General Partner of the Series AC and each Alberta Clipper Expansion Series, with all rights, powers and obligations of the Managing General Partner of such Series as set forth in this Agreement; and

(iv) all rights, powers and obligations of the existing Managing General Partner of the Series AC and each Alberta Clipper Expansion Series (in its capacity as such) shall immediately terminate.

The exercise of the Control Option pursuant to this Section 10.1(b) shall not affect (A) the status of any Managing General Partner of the Partnership generally or any Series (other than the Series AC or an Alberta Clipper Expansion Series) or (B) the Percentage Interest of the Series AC Partners or the Partners of any Alberta Clipper Expansion Series.

(c) Following a Fundamental Change, in addition to the rights set forth in Section 9.8 and Section 10.1, EECI, in its sole discretion, may elect to cause the Series AC Assets and the right to operate the assets of each Alberta Clipper Expansion Series to be transferred to the New AC Entity by providing five Business Days’ prior written notice of such election to the Managing General Partner of the Partnership generally at any time (such election, the “Separation Option”). Upon exercise of the Separation Option, the Managing General Partner of the Partnership generally and each Series AC Partner shall (i) negotiate reasonably and in good faith in connection with a transfer of all Series AC Assets and Series AC Liabilities to the New AC Entity and (ii) use their best efforts to (A) effectuate such transfer and (B) allow the newly formed entity to own and operate the Series AC Assets and operate any Alberta Clipper Expansion Projects, including the transfer of all necessary permits, licenses and rights-of-way and the good faith negotiation and performance of any necessary service agreements between the New AC Entity and the Partnership. The Series AC Partners at the time of exercise of the Separation Option shall be the initial partners or members, as applicable, of the New AC Entity, and their relative percentage interest in the New AC Entity shall be proportionate to their Series AC Percentage Interest at the time of exercise of the Separation Option; provided, however, that EECI or its designee shall be the managing general partner, managing member or the equivalent thereof of the New AC Entity. All costs reasonably incurred by the Partnership in complying with this Section 10.1(c) shall be reimbursed by the Series AC.

(d) In connection with the exercise of the Control Option or the Separation Option pursuant to this Section 10.1, each of the Partners agrees to cooperate with respect to such matters and to execute such further assignments, releases, assumptions, amendments of this

Agreement and the Certificate of Limited Partnership, notifications and other documents as may be reasonably requested by EECI, EECI Sub or the Managing General Partner of the Series AC for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by such provisions and the otherwise continued operations of the Partnership.

Section 10.2 Surcharge Expiration.

(a) Upon the expiration or earlier termination of the Surcharge Term, the Tariff Term Sheet shall be replaced with a revised tariff structure in accordance with Section 2(b) of the Tariff Term Sheet (the “Revised Tariff Structure”).

(b) If the Revised Tariff Structure sets forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series AC Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series AC Assets, then the Series AC Revenue Entitlement and Series AC Expenses shall be calculated in accordance with the Revised Tariff Structure.

(c) If the Revised Tariff Structure does not set forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series AC Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series AC Assets, then EECI Sub and Lakehead GP, on behalf of all Partners of the Partnership generally and each Series, will negotiate in good faith an arrangement to allocate among each Series the total Lakehead System revenue collected by the Partnership following the expiration or earlier termination of the Surcharge Term. Such allocation arrangement will be based on the relative economic value of each Series as of the expiration or earlier termination of the Surcharge Term. If EECI Sub and Lakehead GP are able to agree on such allocation arrangement, then the Series AC Revenue Entitlement and Series AC Expenses will be calculated in accordance with such arrangement. If EECI Sub and Lakehead GP are unable to agree on such allocation arrangement at least 180 days prior to the expiration or earlier termination of the Surcharge Term, then the matter will be submitted to arbitration pursuant to Section 10.2(d).

(d) If the Revised Tariff Structure does not set forth an objectively determinable definition of (i) the revenue that the Partnership is entitled to collect in tolls and other charges in respect of the Series AC Assets and (ii) the expenses that the Partnership is entitled to allocate in respect of the Series AC Assets, and EECI Sub and Lakehead GP are unable to agree on an allocation arrangement pursuant to Section 10.2(c), such allocation arrangement shall be determined through binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 10.2(d) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10.2(d) will control the rights and obligations of the parties. Arbitration shall be initiated 180 days prior to the expiration of the Surcharge Term. Each of EECI Sub and Lakehead GP shall appoint an arbitrator at least 150 days prior to the expiration of the Surcharge Term. If either party fails for any reason to name an arbitrator within such period, the other party shall petition to the American Arbitration Association for appointment of an arbitrator for such party’s account. The two arbitrators so chosen shall select a third arbitrator within 15 days after the second arbitrator has been appointed. Each of EECI Sub and Lakehead GP will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by the party that has failed to appoint an arbitrator in the requisite period. Each of EECI Sub and Lakehead GP will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral Persons who have never been officers, directors or employees of Enbridge Partners, EECI or any of their Affiliates and (b) have not less than seven years experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. Within five days after the selection of the third arbitrator, EECI Sub and Lakehead GP shall exchange in writing, signed by the respective parties, their respective proposed allocation arrangements. At the conclusion of the hearing, the arbitrators shall choose either the allocation arrangement of EECI Sub or the allocation arrangement of Lakehead GP, and shall have no power or authority whatsoever to reach any other result. In making their choice, the arbitrators shall choose the allocation arrangement that in their judgment most equitably allocates the total Lakehead System revenues in a manner that best represents the relative economic value of each Series as of the expiration of the Surcharge Term. EECI Sub, Lakehead GP and the arbitrators shall proceed diligently and in good faith in order that the determination may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

Section 11.1 Dissolution of the Partnership.

(a) The Partnership shall not be dissolved by the admission of additional Partners. The Partnership shall dissolve, and its affairs shall be wound up, upon:

(i) subject to Section 7.3(q), an election to dissolve the Partnership by the Managing General Partner of the Partnership generally and the Managing General Partner of each Series that is approved by a Majority in Interest of each Series;

(ii) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

(iii) the termination of the last remaining Series;

(iv) at any time that there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act; or

(v) any event that causes a General Partner to cease to be a general partner of the Partnership generally or any Series; provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership generally or any Series who is hereby authorized to and does carry on the business of the Partnership or (B) within 90 days after the occurrence of such event, a Majority in Interest of the Limited

Partners of each Series agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership generally and, to the extent applicable, each Series.

(b) Upon the dissolution of the Partnership as provided herein, the Partnership shall be wound up by winding up each Series in the manner provided by Section 11.3.

Section 11.2 Termination of a Series.

(a) a Series shall be terminated upon any of the following events:

(i) the dissolution of the Partnership;

(ii) the entry of a decree of judicial termination of such Series under Section 17-218 of the Delaware Act;

(iii) subject to Section 7.3(q), the approval of each General Partner of such Series and a Majority in Interest of the Partnership Interests of such Series; or

(iv) any event that causes a General Partner to cease to be a general partner of the Series; provided that the Series shall not be terminated and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Series who is hereby authorized to and does carry on the business of the Series or (B) within 90 days after the occurrence of such event, a Majority in Interest of the Limited Partners of such Series agree in writing or vote to continue the business of the Series and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Series.

(b) The termination and winding up of a Series (other than the last Series) shall not, in and of itself, cause a dissolution of the Partnership or the termination of any other Series. The termination of a Series shall not affect the limitation on liabilities of such Series or any other Series provided by this Agreement, the Certificate of Limited Partnership and the Delaware Act.

Section 11.3 Winding Up, Liquidation and Distribution of Assets of the Partnership or a Series Upon Dissolution of the Partnership or Termination of Such Series.

(a) Upon dissolution of the Partnership or termination of a Series, the Managing General Partner of the Partnership generally or of such Series, as applicable, shall commence to wind up the affairs of the Partnership (and all Series) or such Series, as applicable; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of any applicable Series and the discharge of liabilities of the Partnership (and all Series) or such Series, as applicable, to its creditors so as to enable the Partners to minimize the normal losses attendant upon a liquidation. Upon dissolution of the Partnership or termination of a Series after taking into account Regulatory Allocations, all allocations of Profit, Losses and items thereof with respect to a Series shall be made in a manner so that, to the greatest extent possible, the Series Capital Accounts of each Partner in such Series shall equal the amount that would be distributed to such Partner if liquidating distributions were made in accordance with the Partners’ Percentage Interests in such Series. The Partners of each Series being liquidated, as applicable, shall be furnished with a statement prepared by a certified public accountant selected by the Managing General Partner of the Partnership generally, in its sole discretion, at the expense of such Series, if applicable, that shall set forth the assets and liabilities of the Partnership (and all Series) or such Series (as applicable) as of the date of termination. The proceeds of liquidation shall be distributed in the following order and priority:

(i) to creditors of each applicable Series, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all Liabilities of such Series, including, without limitation, the expenses incurred in connection with the liquidation of the Partnership (and all Series) or such Series;

(ii) to the Partners of each Series being liquidated in accordance with such Partners’ Series Capital Account balances for such Series (after giving effect to all contributions, distributions, allocations and other Series Capital Account adjustments for all taxable years, including the year during which such termination and liquidation occurs) in compliance with Treasury Regulation § 1.704-1(b)(2)(ii)(b)(2); and

(iii) if any Limited Partner has a deficit balance in its Series Capital Account for such Series (after giving effect to all contributions, distributions and allocations for all fiscal years, including the fiscal year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership or of such Series with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership, such Series or to any other Person for any purpose whatsoever.

(b) Notwithstanding any other provisions of this Section 11.3, in the event the Partnership is “liquidated” within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g), but such liquidation does not constitute a dissolution of the Partnership, the assets of the Partnership (and each Series) shall not be liquidated, the liabilities of the Partnership (and each Series) shall not be paid or discharged and the affairs of the Partnership (and each Series) shall not be wound up. Instead, solely for U.S. federal income tax purposes, the Partnership (and each Series) shall be deemed to have distributed all of the assets of the Partnership (and each Series) in kind to a new partnership in exchange for an interest in such new partnership and, immediately thereafter, the Partnership shall be deemed to liquidate by distributing interests in the new partnership to the Partners.

(c) The Managing General Partners and Partners shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Partnership or any Series and the final distribution of its assets.

Section 11.4 Cancellation of Certificate of Limited Partnership.

Upon the completion of the winding up of the Partnership and each Series and the distribution of Series cash and property as provided in Section 11.3 in connection with the liquidation of the Partnership and each Series, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled, and such other actions as may be necessary to terminate the Partnership and each Series shall be taken.

Section 11.5 Return of Capital Contributions.

(a) Except as otherwise provided by applicable laws, upon termination of a Series, each Partner of such Series shall look solely to the assets of such Series for the return of its Capital Contributions made to such Series, and if the assets of such Series remaining after satisfaction (whether by payment or reasonable provision for payment) of the Liabilities of such Series are insufficient to return such Capital Contributions, such Partner shall have no recourse against any other Series, the Partnership or any Partner, except as otherwise provided by law or by Section 6.2(c) or 6.3(c).

(b) Except as provided in Section 6.2(c), 6.3(c) or 11.7, no General Partner shall be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership or any Series to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Series assets.

Section 11.6 Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership or any Series property.

Section 11.7 Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account or any Series Capital Account upon liquidation of the Partnership or such Series. A General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership or any Series by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XII

AMENDMENT OF PARTNERSHIP AGREEMENT;

MEETINGS; RECORD DATE; MERGER

Section 12.1 Amendment.

Except as otherwise provided by this Agreement, this Agreement may be amended by the Managing General Partner of the Partnership generally in writing without the approval of any other Partner; provided that the provisions of Section 7.7 shall not be amended in any way that would adversely affect an Indemnitee without the consent of such Indemnitee.

Section 12.2 Amendment Requirements.

Notwithstanding the provisions of Section 12.1, no provision of this Agreement that establishes a Percentage Interest required to take any action with respect to any Series shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Partnership Interests of such Series whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced.

Section 12.3 Voting Rights.

Unless otherwise required by the Delaware Act or this Agreement, all actions, approvals and consents to be taken or given by the Partners of a Series under the Delaware Act, this Agreement or otherwise shall require the affirmative vote or written consent of a Majority in Interest of such Series, or if with respect to the Partnership as a whole, the affirmative vote or written consent of a Majority in Interest of each Series.

Section 12.4 Meetings.

Meetings of the Partners of a Series, for any purpose or purposes, may be called by the Managing General Partner of such Series or by any Partner or Partners of such Series holding at least 25% of the Percentage Interests of such Series.

Section 12.5 Place of Meetings.

The Partner or Partners calling a meeting may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Partners of a Series. If a designation is not made, the place of meeting shall be the principal place of business of the Partnership. The Partners of a Series may participate in a meeting of the Partners of such Series by means of conference telephone or similar communications equipment; provided that all individuals participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. If all the participants of a meeting are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Partnership.

Section 12.6 Notice of Meetings.

Written notice stating the place, day and hour of a meeting and the purpose or purposes for which a meeting of the Partners of a Series is called shall be delivered not less than five nor more than 30 days before the date of the meeting, either personally or by mail, at the direction of the Partner or Partners calling the meeting, to each Partner of such Series entitled to vote at such meeting; provided, however, if the Partners of a Series representing a Majority in Interest of such Series shall meet or participate in a meeting at any time and place, either within or outside the State of Delaware, and consent (whether orally or in writing) to the holding of a meeting at such time, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

Section 12.7 Quorum.

Partners of any Series holding a Majority in Interest of such Series entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of Partners of such Series. In the absence of a quorum at any such meeting, Partners of such Series holding a

Majority in Interest of such Series may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, a notice of the adjourned meeting shall be given to each Partner of such Series of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. The Partners of such Series present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Partners of such Series whose absence would cause less than a quorum to be present. If a quorum is present, the affirmative vote of Partners of such Series holding a Majority in Interest of such Series shall be the act of the Partners of such Series, unless a vote of greater or lesser proportion is otherwise expressly required or permitted by this Agreement.

Section 12.8 Proxies.

At all meetings of Partners of a Series, a Partner of such Series may vote in person or by proxy executed in writing by such Partner or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Partnership before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. A proxy may only be given orally during a meeting taking place by conference telephone or similar communications equipment and shall expire at the termination of such meeting.

Section 12.9 Action Without a Meeting.

Any action required or permitted to be taken at a meeting of Partners of any Series may be taken without a meeting and without prior notice if the Managing General Partner of such Series receives written consents by the Partners of such Series representing the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all Partners of such Series were present and voted.

Section 12.10 Waiver of Notice.

When any notice is required to be given to any Partner, a waiver thereof in writing signed by the Partner entitled to such notice, whether before, at or after the time stated therein, or the presence and participation of such Partner in a meeting, or the participation by such Partner in a meeting by conference telephone or similar communications equipment, shall be equivalent to the giving of such notice.

Section 12.11 Merger, Consolidation and Conversion.

(a) Subject to Section 7.3, the Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation or a written plan of conversion, as the case may be, approved by the Managing General Partner of the Partnership generally and a Majority in Interest of each Series.

(b) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Section 12.11 may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership. Any such amendment or adoption made pursuant to this Section 12.11 shall be effective at the effective time or date of the merger or consolidation.

(c) The Managing General Partner of the Partnership generally shall have the authority to convert the Partnership to a Delaware statutory trust if, on the advice of counsel, such conversion (i) is necessary and advisable for Wisconsin GP to have or retain condemnation authority under Wisc. Stat. § 32.01, et seq. and (ii) would not result in a default under any Indebtedness of the Partnership or Enbridge Partners existing at such time; provided that (A) the trust is structured as a series trust pursuant to Del. Code tit. 12, § 3801, et seq., (B) the relative rights and obligations of the Partners of each Series are maintained in the trust (and each series thereof), (C) the beneficial owners of each series of the trust own an undivided beneficial interest in all of the assets of the Series of which they are beneficial owners, (D) the trust would be disregarded for U.S. federal income tax purposes and (E) the limited liability of the beneficial owners of the trust (and each series thereof) would be expected to be respected in all relevant states to the same extent as that applicable to limited partners of a Delaware limited partnership.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the following addresses:

If to EECI or EECI Sub, to:

Enbridge Inc.

3000 Fifth Avenue Place

425 – 1st Street S.W.

Calgary, Alberta

T2P 3L8 Canada

Attention: Group Vice President, Corporate Law

Facsimile: 403-231-3920

If to Enbridge Partners, Lakehead GP or Wisconsin GP, to:

Enbridge Energy Partners, L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77001

Attention: Vice President—Law and Deputy General Counsel

Facsimile: 713-821-2000

Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to such Partner at its address as shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Any notice to the Partnership generally or any Series shall be deemed given if received by the Managing General Partner of the Partnership generally or the applicable Series at the principal office of the Partnership generally or the applicable Series designated pursuant to Section 2.3. Each Managing General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 13.2 Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 13.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 13.4 Integration.

This Agreement constitutes a single, non-severable agreement and the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 13.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership or any Series.

Section 13.6 Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach of any other covenant, duty, agreement or condition.

Section 13.7 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

Section 13.8 Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 13.9 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 13.10 Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners of the Partnership or any Series, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 13.11 Third Party Beneficiaries.

Except for the provisions of Section 3.4(c) (which are intended to be for the benefit of, and shall be enforceable by, each Material Subsidiary of Enbridge Partners as if they were party to this Agreement), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and Indemnitees any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENBRIDGE ENERGY PARTNERS, L.P.

By: ENBRIDGE ENERGY MANAGEMENT, L.L.C., as delegate of authority of Enbridge Energy Company, Inc., its general partner

By:
Name:
Title:

ENBRIDGE PIPELINES (LAKEHEAD) L.L.C.

By:
Name:
Title:

ENBRIDGE PIPELINES (WISCONSIN) INC.

By:
Name:
Title:

ENBRIDGE ENERGY COMPANY, INC.

By:
Name:
Title:

ENBRIDGE PIPELINES (ALBERTA CLIPPER) L.L.C.

By:
Name:
Title:

[Signature Page – Third Amended and Restated Agreement of Limited Partnership

of Enbridge Energy, Limited Partnership]

EXHIBIT A

Initial Partnership Interests

Series AC Partners	Series AC Partnership Interest	Initial Series AC Capital Contribution[2]			Maximum Commitment
EECI	66.66% limited partner interest	$	[	]	$	[	]
EECI Sub	0.01% limited partner interest		[	]		[	]
Enbridge Partners	33.329% limited partner interest		[	]		[	]
Lakehead GP	0.0005% general partner interest		[	]		[	]
Wisconsin GP	0.0005% general partner interest		[	]		[	]

Total:	100.0000%	$	[	]	$	[	]

Series LH Partners	Series LH Partnership Interest
Enbridge Partners	99.999% limited partner interest
Lakehead GP	0.0005% general partner interest
Wisconsin GP	0.0005% general partner interest

Total:	100.0000%

[2]

The Initial Series AC Capital Contribution of each Series AC Partner will be an amount equal to the product of (a) such Series AC Partner’s Series AC Partnership Interest and (b) 55% of the Preliminary Alberta Clipper Construction Costs.

EXHIBIT B

Exclusive Series AC Assets

1.	Approximately 325 miles of new 36-inch diameter crude oil pipeline from the U.S.-Canadian border near Neche, North Dakota to Superior, Wisconsin.

2.	Three new pump stations located at Viking, Clearbrook and Deer River, Minnesota.

3.	30-inch delivery piping with manifold connections and related control valves at Clearbrook, Minnesota.

4.	Five 200,000-barrel break out tanks at Superior, Wisconsin.

5.	36-inch diameter tank lines from each tank at Superior, Wisconsin.

6.	Three 1,000-horsepower booster pumps at Superior, Wisconsin.

7.	36-inch line from tank manifold to connections with Southern Access Expansion (Line 61) and Line 6A.

8.	All service agreements, easements and rights-of-way related solely to the operation of the Alberta Clipper Project.

9.	All permits, licenses, consents and approvals related solely to the operation of the Alberta Clipper Project.

10.	All rights to the Revenue Requirement.

11.	All shipping, transportation and storage agreements or arrangements related solely to the Alberta Clipper Project.

12.	All other property interests (including real and personal property and tangible and intangible property) solely related to the Alberta Clipper Project.

EXHIBIT C

Shared Assets

ARTICLE I

DEFINITIONS

1.1 Additional Defined Terms. The following additional definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Exhibit C. Unless specifically defined in this Exhibit C, terms defined in the Agreement are used in this Exhibit C as defined in the Agreement.

“Capital Improvement Project” has the meaning assigned to such term in Section 4.3(a) of this Exhibit C.

“Force Majeure Event” has the meaning assigned to such term in Section 5.1(b) of this Exhibit C.

“Governmental Authority” shall mean (i) the United States of America or Canada, or any state, province or political subdivision thereof within the United States of America or Canada and (ii) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or Canada, or of any state, province or political subdivision thereof within the United States of America or Canada.

“Improvement Series” has the meaning assigned to such term in Section 4.3(a) of this Exhibit C.

“Rejecting Series” has the meaning assigned to such term in Section 4.3(b) of this Exhibit C.

“Shared Asset Manager” has the meaning assigned to such term in Section 4.2(a) of this Exhibit C.

“Shared Assets” means collectively, the Shared Contracts, the Shared Facilities, the Shared Permits and the Shared Real Property Rights.

“Shared Contract Party” means one or more of the Partnership generally, the Series AC or the Series LH, depending on which is or are parties to a particular Shared Contract.

“Shared Contracts” means the contracts, agreements and commitments of the Partnership generally or a Series existing as of the Closing Date or entered into thereafter that are related to or necessary for the operation of both the assets of the Series AC and the assets of the Series LH, including the contracts described in Schedule 1 to this Exhibit C.

“Shared Facilities” means the information systems, control systems, electrical infrastructure and equipment, data lines, emergency response equipment, communication lines, maintenance facilities, valves, motor control centers, buildings, pump station locations, terminal facilities, lab facilities, fire protection systems, tank farms and other facilities or systems of the

[Exhibit C – Page 1]

Partnership generally or a Series existing as of the Closing Date or developed, constructed or acquired thereafter that are related to or necessary for the operation of both the assets of the Series AC and the assets of the Series LH.

“Shared Permits” means the licenses, consents, approvals, registrations, franchises, permits and authorizations of the Partnership generally or a Series existing as of the Closing Date or acquired thereafter that are related to or necessary for the operation of both the assets of the Series AC and the assets of the Series LH.

“Shared Real Property Rights” means the easements, leasehold rights, real property at station sites, other surface use rights and rights-of-way of the Partnership generally or a Series existing as of the Closing Date or acquired thereafter that are related to or necessary for the operation of both the assets of the Series AC and the assets of the Series LH.

ARTICLE II

DESIGNATION OF SHARED ASSETS

2.1 Shared Facilities. Each of the Series AC and the Series LH is hereby granted an unconditional, irrevocable, perpetual royalty free right to use the Shared Facilities to the extent necessary in connection with the construction, operation or maintenance of the assets of such Series.

2.2 Shared Contracts. Each Shared Contract Party shall hold each Shared Contract to which it is a party for the benefit of the Partnership generally, the Series AC and the Series LH. Each of the Partnership generally, the Series AC and the Series LH shall have the benefit of all rights available to the Shared Contract Party under each Shared Contract. All decisions in respect of the Shared Contracts shall be made by the Shared Asset Managers in accordance with the terms of Section 4.2 of this Exhibit C. The Shared Contract Party shall comply with such decisions or delegation of authority, as applicable, with respect to each Shared Contract. Without limiting the foregoing, (i) promptly upon receipt and delivery as applicable, the Shared Contract Party shall provide (a) to the Shared Asset Managers copies of all notices and other correspondence relating to each Shared Contract and (b) additionally, to the Series AC Partners copies of all notices and other correspondence relating to the Tariff Term Sheet, and (ii) the Shared Contract Party shall immediately notify the Shared Asset Managers if a default or other material event occurs in respect of a Shared Contract (such as an event that affects the validity or enforceability of a Shared Contract or an event that may result in an early termination of a Shared Contract).

2.3 Shared Real Property Rights. Each of the Series AC and the Series LH is hereby granted an unconditional, irrevocable, perpetual royalty free right to use the Shared Real Property Rights to the extent necessary in connection with the construction, operation or maintenance of the assets of such Series.

2.4 Shared Permits. The Partnership shall hold the Shared Permits for the benefit of the Series AC and the Series LH. Each of the Series AC and the Series LH shall have the benefit of all rights available to the Partnership under the Shared Permits. All decisions in respect of the Shared Permits shall be made by the Shared Asset Managers in accordance with the terms of

[Exhibit C – Page 2]

Section 4.2 of this Exhibit C. The Partnership shall comply with such decisions or delegation of authority, as applicable. Without limiting the foregoing, promptly upon receipt and delivery as applicable, the Partnership shall provide to the Shared Asset Managers copies of all notices and other correspondence relating to the Shared Permits.

2.5 Designation of Shared Assets. The designated interest of each Series in a Shared Asset shall be allocated to the Series pro rata in accordance with a ratio the numerator of which is the costs incurred by each Series to develop, construct or acquire such Shared Asset and the denominator of which is the aggregate costs incurred by the Series AC and the Series LH collectively to develop, construct or acquire such Shared Asset; provided, however, that all of the Shared Assets existing as of the Closing Date will be allocated to the Series LH, except for any of the Shared Assets existing as of the Closing Date that have been developed, constructed or acquired by the Partnership in connection with the Alberta Clipper Project, which shall be allocated to the Series AC. The rights of each Series to use the Shared Assets as described in this Article II shall not be affected by the terms of this Section 2.5.

ARTICLE III

ADDITIONAL SERIES

3.1 Additional Series. In the event that, subsequent to the Closing Date, an additional Series is established, then each of the Series AC and the Series LH shall cooperate in good faith with such additional Series and the Partnership generally, if necessary, to amend the Agreement and this Exhibit C as appropriate to reflect the addition of such Series and for the applicable assets to be shared among the Series on mutually agreeable terms, reasonably determined on a basis similar to the terms set forth in this Exhibit C.

ARTICLE IV

COVENANTS OF THE PARTIES

4.1 Use of Shared Assets.

(a) Rights to Use. Each of the Series AC and the Series LH acknowledges that both of the Series AC and the Series LH will have the right to use the Shared Assets in accordance with the terms of this Exhibit C.

(b) Liability. Each Series shall be responsible for its Proportionate Share of Shared Liabilities with respect to each Shared Asset pursuant to Section 3.4(d) of the Agreement.

(c) Cooperation. The Series AC and the Series LH shall cooperate in good faith with each other with respect to the use of the Shared Assets and will not use the Shared Assets in a manner that interferes unreasonably with the operations of any other Series or the Partnership generally.

(d) Priority of Use. In the event of a conflict limiting the ability of both Series to make use of a particular Shared Asset to the extent desired by each of the Series AC and the Series LH, priority of use shall be given for the Series AC or the Series LH to use such Shared Asset in the following order:

(i)	first, to the Series AC or the Series LH, to the extent necessary to address any emergency;

[Exhibit C – Page 3]

(ii)	second, prior to the In-Service Date, to the Series AC, to the extent necessary in connection with the construction of the Alberta Clipper Project; provided that the Series AC’s use of the Shared Assets pursuant to this clause (ii) shall not result in interruptions that could materially and adversely affect the business operations of the Series LH without the consent of the Series LH’s Shared Asset Manager; and

(iii)	third, in the proportions required by the Series AC and the Series LH to conduct their respective operations, provided in the event of a conflict limiting the ability of both Series to make use of a particular Shared Asset to the extent desired by each Series in such a situation, the Managing General Partner of the Partnership generally shall determine priority of use for the Series AC or the Series LH based on the needs of each Series in respect of such Shared Asset.

(e) Standard of Care. Each Series shall act with respect to the Shared Assets (i) in a professional manner and in accordance with generally accepted industry standards, (ii) in accordance with the Partnership’s policies, procedures and requirements, as determined by the Managing General Partner of the Partnership generally, and (iii) in accordance with applicable law in all material respects. Each Series shall use commercially reasonable efforts to do or cause to be done all such things as shall be necessary and proper with respect to the Shared Assets to ensure that the rights of the other Series in respect of the Shared Assets shall be preserved for the benefit of such Series.

4.2 Management of Shared Assets.

(a) Managers. Each Series hereby appoints the Managing General Partner of such Series (each a “Shared Asset Manager”) to serve as the primary point of contact for communications between the Series relating to the day-to-day operations of the Shared Assets, to have overall responsibility for managing and coordinating the performance of the appointing Series’ obligations under this Exhibit C, and to be authorized to act for and on behalf of the appointing Series concerning all matters relating to this Exhibit C.

(b) Decisions.

(i)	All decisions in respect of the Shared Assets shall require the joint decision of the Shared Asset Managers of the Series AC and the Series LH unless otherwise required by the terms of this Agreement. The Shared Asset Managers shall act reasonably, taking into account the considerations of each Series, in connection with all decisions regarding the Shared Assets.

[Exhibit C – Page 4]

(ii)	In the event of a conflict between the Shared Asset Managers of the Series AC and the Series LH, then (1) if one Series has priority of use pursuant to Section 4.1(d) of this Exhibit C, then such Series shall prevail and (2) other decisions shall be made by the Shared Asset Manager of the Series that is reasonably likely to bear the greater proportion of the costs relating to such matter.

(iii)	If the Shared Asset Managers are not the same Person, then notwithstanding the foregoing, the following actions shall require the prior written consent of the Majority in Interest of the Series AC and the Majority in Interest of the Series LH:

(A)	the disposition, transfer, sale, conveyance or exchange of any Shared Asset in excess of $25,000,000, in each case; or

(B)	material modifications of the Shared Contracts, Shared Real Property Rights or Shared Permits.

(c) Meetings. The Shared Asset Managers agree to have meetings if called at any time upon five Business Days prior written notice by a Shared Asset Manager. Each Series shall make available at such meetings their personnel who are familiar with the details of the particular Shared Assets under review.

4.3 Capital Improvements.

(a) A Series (the “Improvement Series”) may submit from time to time to the other Series written requests to undertake capital expenditures or capital improvement projects relating to the Shared Assets (each, a “Capital Improvement Project”). Any such requests shall specify in reasonable detail the Capital Improvement Project, any permits that may be required, the estimated cost of such Capital Improvement Project, any proposed changes to this Exhibit C, and any other relevant information relating to such Capital Improvement Project. Each Series agrees that it will consider in good faith any such request, but a Series shall have no obligation to agree to undertake any Capital Improvement Project and may reject any request by the other Series. If the Series agree to undertake any Capital Improvement Project, the Series shall cooperate in good faith to reach agreement on the allocation of responsibility for all costs associated with such Capital Improvement Project.

(b) A rejecting Series (the “Rejecting Series”) shall provide the other Series a written explanation for the rejection of any request to undertake a Capital Improvement Project. If the Improvement Series desires to undertake a Capital Improvement Project relating to the Shared Assets despite the Rejecting Series’s rejection, then the Improvement Series (i) may undertake such Capital Improvement Project on a sole risk basis, (ii) shall bear the entire cost and Liability associated with such Capital Improvement Project, (iii) shall be solely entitled to all the benefits and rights of use associated with such Capital Improvement Project and (iv) shall develop such Capital Improvement Project in a manner that does not interfere unreasonably with the operations of any other Series or the Partnership generally.

[Exhibit C – Page 5]

4.4 Nature of Right to Use. The right to use the Shared Assets as provided in this Exhibit C (i) is an integral, non-severable part of the Agreement, (ii) is an integral part of the Partnership Interests of the Series and the assets of the Series designated under the Agreement and (iii) shall not be deemed to be an executory contract or agreement that can be rejected or otherwise terminated in any bankruptcy, receivership or similar proceeding of the Partnership.

4.5 Valuation. In any valuation of the assets of a Series, the value of such assets shall include the continuing right to use the Shared Assets as provided in this Exhibit C.

ARTICLE V

FORCE MAJEURE

5.1 Force Majeure Event.

(a) Subject to the following provisions of this Article V, a Series shall not be in default hereunder or responsible for any loss or damage to the other Series resulting from any delay in performing or failure to perform any obligation of such Series under this Exhibit C (other than payment obligations) to the extent such failure or delay is caused by a Force Majeure Event.

(b) “Force Majeure Event” means the following events, conditions and circumstances, except to the extent any of the following is within the reasonable control of, could be sufficiently alleviated by the reasonable efforts of, or caused by the negligence, breach, default or misconduct of the Series claiming the Force Majeure Event:

(i)	any act of God or the public enemy, fire, explosion, perils of the sea, flood, drought, war, terrorism, riot, sabotage or embargo, and any interruption of or delay in transportation, or any inadequacy or shortage or failure or breakdown of supply of raw materials or equipment resulting from the foregoing;

(ii)	any labor disputes from whatever cause arising and whether or not the demands of the employees involved are within the power of the claiming Series to concede; or

(iii)	compliance with any order, action, direction or request of any Governmental Authority or with any applicable law not brought about by any action or omission on the part of the Series claiming the Force Majeure Event.

5.2 Force Majeure Notice. The Series whose ability to perform is affected by a Force Majeure Event must, as a condition to its right to suspend its obligations under Section 5.1 of this Exhibit C, (i) be actually prejudiced by such Force Majeure Event and (ii) promptly give the other Series notice setting forth the particulars of the Force Majeure Event and, to the extent possible, the expected duration of the Force Majeure Event. Such notice shall also include a description of the steps taken and proposed to be taken to lessen and cure the Force Majeure Event. The cause of the Force Majeure Event shall so far as commercially reasonable be remedied with all reasonable dispatch, except that no Series shall be obligated to resolve any labor disputes other than as it shall determine to be in its best interests.

[Exhibit C – Page 6]

ARTICLE VI

MISCELLANEOUS

6.1 Conflict with Agreement. The terms of the Agreement, excluding this Exhibit C, shall govern to the extent of any inconsistency or conflict between the terms of the Agreement, excluding this Exhibit C, and this Exhibit C.

6.2 Amendments. The terms of this Exhibit C shall be amended to the extent required to conform with any amendment or modification to the other terms of the Agreement.

6.3 Governing Law. This Exhibit C shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

[Exhibit C – Page 7]

Schedule 1

Shared Contracts

1. Canadian Association of Petroleum Producers contracts that are related to or necessary for the operation of both the Alberta Clipper Project and the assets or operations of the Series LH.

2. Power supply contracts that are related to or necessary for the operation of both the Alberta Clipper Project and the assets or operations of the Series LH.

3. Communication contracts that are related to or necessary for the operation of both the Alberta Clipper Project and the assets or operations of the Series LH.

4. Emergency response contracts that are related to or necessary for the operation of both the Alberta Clipper Project and the assets or operations of the Series LH.

[Exhibit C – Page 8]

EXHIBIT B

FORM OF FACILITY A1

A1 CREDIT AGREEMENT

Dated as of [                 ], 2009

among

ENBRIDGE ENERGY PARTNERS, L.P.,

as Borrower,

ENBRIDGE ENERGY COMPANY, INC.,

as Lender

i

5.04	Compliance with Laws	28

ARTICLE VI NEGATIVE COVENANTS

6.01	Liens	28
6.02	Investments	29
6.03	Indebtedness	30
6.04	Mergers; Sale of Assets	33
6.05	Consolidated Leverage Ratio	33
6.06	Indebtedness of Non-OLP Subsidiaries	34
6.07	Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries	34

ARTICLE VII EVENTS OF DEFAULT AND REMEDIES

7.01	Events of Default	35
7.02	Remedies Upon Event of Default	36

ARTICLE VIII MISCELLANEOUS

8.01	Amendments, Etc.	36
8.02	Notices and Other Communications; Facsimile Copies	37
8.03	No Waiver; Cumulative Remedies	38
8.04	Payments Set Aside	38
8.05	Successors and Assigns	38
8.06	Interest Rate Limitation	39
8.07	Counterparts	39
8.08	Integration	39
8.09	Severability	39
8.10	Governing Law	39
8.11	Waiver of Right to Trial by Jury	40
8.12	USA PATRIOT Act Notice	40
8.13	ENTIRE AGREEMENT	40
8.14	Limited Recourse	40

SCHEDULES

4.05	—	Material Events
6.01	—	Existing Liens
6.03	—	Existing Indebtedness
8.02	—	Lender’s Office, Addresses for Notices

EXHIBITS

A	—	Form of Loan Notice

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B	—	Form of Note
C	—	Form of Assignment and Assumption Agreement
D	—	Form of Subordination Agreement

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A1 CREDIT AGREEMENT

This A1 CREDIT AGREEMENT (this “Agreement”) dated as of [            ], 2009 is made and entered into by and among ENBRIDGE ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), and ENBRIDGE ENERGY COMPANY, INC., a Delaware corporation (the “Lender”).

WHEREAS, the Lender and the Borrower desire to enter into this Agreement, whereby the Lender will make Loans (as defined below) to the Borrower from time to time up to a preapproved maximum amount;

WHEREAS, the Borrower entered into the B1 Credit Agreement with Enbridge Energy, Limited Partnership, a Delaware limited partnership, on behalf of the Series AC, as borrower (the “Series AC”), dated as of the date hereof (as such agreement may be amended, supplemented or otherwise modified from time to time, the “B1 Credit Agreement”), whereby the Borrower will make loans to the Series AC from time to time in an amount equal to the Loans drawn by the Borrower from the Lender under this Agreement;

WHEREAS, the Lender, the Borrower and the Series AC desire that the proceeds of the Loans made by the Lender to the Borrower under this Agreement be used to fund loans made by the Borrower to the Series AC under the B1 Credit Agreement, which will be used by the Series AC to fund a portion of the total costs to construct (a) the U.S. portion of the proposed 36-inch diameter crude oil pipeline from Hardisty, Alberta to Superior, Wisconsin, with an initial annual capacity of 450,000 barrels per day and (b) related terminals, interconnections, tanks and pump stations located in the United States (collectively, the “Alberta Clipper Project”);

WHEREAS, the Lender has agreed to make the Loans subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. The following terms shall have the meanings set forth below:

“2007 Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of April 4, 2007, among the Borrower, Bank of America, as administrative agent, and the other agents and lenders party thereto, as amended, supplemented or modified from time to time, or any replacement facility thereof.

“Acquired Assets” has the meaning set forth in the definition of “Incremental EBITDA”.

“Acquired Subsidiary” has the meaning set forth in the definition of “Incremental EBITDA”.

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“Acquisition Period” means the period beginning with the date of payment of the purchase price for a Specified Acquisition (the “Acquisition Closing Date”) and continuing through the earliest of (a) the last day of the second fiscal quarter following the quarter in which the Acquisition Closing Date occurs, (b) the date designated by the Borrower as the termination date of such Acquisition Period, or (c) the Quarter End Date on which the Borrower is in compliance with Section 6.05 as such compliance is determined as if such period was not the Acquisition Period. As used in this definition, “Specified Acquisition” means any one or more transactions (i) consummated during a consecutive 9-month period pursuant to which the Borrower or one or more of its Subsidiaries, or any combination of the foregoing, directly or indirectly, whether in the form of capital expenditure, an investment, a merger, a consolidation, an amalgamation or otherwise and whether through a solicitation of tender of equity interests, one or more negotiated block, market, private or other transactions, or any combination of the foregoing, acquires for an aggregate purchase price of not less than $50,000,000 (A) all or substantially all of the business or assets of any other Person or operating division or business unit of any other Person or (B) more than 50% of the equity interests in any other Person and (ii) designated by the Borrower to the Lender as a “Specified Acquisition” (such designation may be made at any time during an Acquisition Period that began on the Acquisition Closing Date for such Specified Acquisition); provided that following a designation of a Specified Acquisition, the Borrower may not designate a subsequent Specified Acquisition unless, after the end of the most recent Acquisition Period there shall have occurred at least one Quarter End Date on which the Borrower is in compliance with Section 6.05, as such compliance is determined as if such period was not an Acquisition Period. As used in this definition, “Quarter End Date” means the last date of a fiscal quarter.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Alberta Clipper Project” has the meaning set forth in the recitals hereto.

“Applicable Rate” has the meaning specified in Section 2.06.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries and Unrestricted Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income and cash flows for such fiscal year of such Persons.

“B1 Commitment” means the “Commitment” as defined in the B1 Credit Agreement.

“B1 Credit Agreement” has the meaning set forth in the recitals hereto.

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“B1 Loan Notice” means “Loan Notice” as defined in the B1 Credit Agreement.

“Bank of America” means Bank of America, N.A.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such prime rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced prime rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If for any reason the “prime rate” set by Bank of America has not been announced for such day, then such rate as set and publicly announced by Wachovia for such day shall be used.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph hereto, and includes its successors and assigns permitted hereby, if any.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by the Lender pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, either (a) the State of New York or (b) the City of Calgary, Alberta, Canada, and if such day relates to any Fixed Period Eurodollar Rate Loan, it must also be a day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

“Closing Date” means the first date all the conditions precedent in Section 3.01 are satisfied or waived.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitment” means the Lender’s obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed $400,000,000, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

“Consolidated” or “consolidated” when used with reference to a Subsidiary or an Unrestricted Subsidiary means that such Subsidiary or Unrestricted Subsidiary is consolidated for financial reporting purposes in accordance with GAAP.

“Consolidated EBITDA” means, for any period, an amount equal to the sum of (a) Consolidated Net Income for such period, (b) consolidated interest expense deducted in determining such Consolidated Net Income, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income.

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“Consolidated Funded Debt” means, as of any date of determination, for the Borrower and its Subsidiaries (for the avoidance of doubt, excluding the Unrestricted Subsidiaries) on a consolidated basis, the sum of (without duplication) the following: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including all Obligations hereunder); (b) that portion of obligations with respect to capital leases that are capitalized in the consolidated balance sheet of the Borrower and its Subsidiaries; and (c) without duplication, the unpaid principal amount of all Guarantee Obligations with respect to Indebtedness of the type specified in subsections (a) and (b) above of Persons other than the Borrower or any of its Subsidiaries and excluding in all cases (i) Qualifying Subordinated Indebtedness owing to an Affiliate of the Borrower and (ii) to the extent included in any of clauses (a) through (c) above, Designated Hybrid Securities.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Subsidiaries (for the avoidance of doubt, excluding the Unrestricted Subsidiaries) from continuing operations (excluding gains or losses resulting from mark to market activity as a result of the implementation of Statement of Financial Accounting Standard 133, as amended) before extraordinary items (excluding gains or losses from Dispositions of assets) for that period determined on a consolidated basis; provided, for the purposes of the definition of Consolidated Operating Income, Consolidated Net Income shall be calculated by including the Unrestricted Subsidiaries.

“Consolidated Net Worth” means, as to the Borrower at any date, the sum of (i) the amount of partners’ capital of the Borrower determined as of such date in accordance with GAAP, and (ii) Designated Hybrid Securities; provided, there shall be excluded, without duplication, from such determination (to the extent otherwise included therein) the amount of accumulated other comprehensive gain or loss as of such date determined in accordance with GAAP.

“Consolidated Operating Income” means, for any period, (i) the sum of Consolidated Net Income and consolidated interest expense for such period less (ii) the sum of consolidated interest income and consolidated income classified as “Other” for such period, and in each of the foregoing instances, “consolidated” refers to the Borrower, its Subsidiaries and Unrestricted Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound pursuant to which such Person is obligated to perform an agreement or other undertaking.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 6 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Fixed Period Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Delegate” means Enbridge Energy Management, L.L.C., the delegate of the General Partner, and its successors and permitted assigns.

“Designated Hybrid Securities” means at the end of any fiscal quarter, the outstanding Hybrid Securities at such time in a face amount that does not exceed 15% of Total Capitalization at such time.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” means lawful money of the United States of America.

“EBITDA” means for any period and for any Person and its consolidated Subsidiaries the sum of (a) net income of such Person and its consolidated Subsidiaries from continuing operations (excluding gains or losses resulting from mark to market activity as a result of the implementation of Statement of Financial Accounting Standard 133, as amended) before extraordinary items (excluding gains or losses from dispositions of assets), and (b) to the extent deducted in determining net income of such Person and its consolidated Subsidiaries (i) all interest expense plus the portion of rent expense of such Person under capitalized leases that is treated as interest in accordance with GAAP, (ii) the amount of taxes, based on or measured by income, and (iii) the amount of depreciation and amortization expense, in each case of such Person and its consolidated Subsidiaries for such period.

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.

“EPRM” means Enbridge Partners Risk Management, L.P., a Delaware limited partnership, and a Wholly-Owned Subsidiary.

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“EPRM Swap Contracts” means Swap Contracts to which EPRM is a counterparty, provided that (a) no other Subsidiary of the Borrower is a counterparty thereto or has Guarantee Obligations with respect thereto, (b) EPRM engages in no business other than the entry into Swap Contracts and related documents, instruments and agreements, and the performance of obligations and duties, the taken of actions, and the exercise of rights, privileges, interests or benefits under and incidental thereto, and (c) EPRM’s assets consist solely of Swap Contracts and related documents, instruments and agreements, and rights, privileges, interests and benefits thereunder, and other assets related to, or needed or needful for, the performance of obligations, taking of actions or exercise of rights, privileges, interests or benefits thereunder or arising under, or in connection with, revenues and operations with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any rules and regulations issued pursuant thereto.

“Event of Default” means any of the events or circumstances specified in Article VII.

“Excess Swap Termination Value” means, as of any quarter-end date of determination, an amount equal to the excess of (a) the net aggregate Swap Termination Value as of such quarter-end date of (i) all Swap Contracts (other than EPRM Swap Contracts) pursuant to which one or more Subsidiaries of the Borrower are obligated as a counterparty and for which no other Subsidiary of the Borrower has a Guarantee Obligation with respect thereto, and (ii) all Swap Contracts for which one or more Subsidiaries of the Borrower has a Guarantee Obligation, in each case without duplication of any such Swap Contracts and Guarantee Obligations with respect thereto over (b) $150,000,000.

“Excluded Subsidiary” means any Subsidiary which is subject to any Excluded Subsidiary Transfer Restrictions; provided, however, that a Subsidiary that is subject to Excluded Subsidiary Transfer Restrictions will not be deemed to be an Excluded Subsidiary by reason of such Excluded Subsidiary Transfer Restrictions if, after giving effect thereto, such Subsidiary is permitted to make the payments, loans, advances and transfers of the type described in clauses (1), (2), (3) and (4) of the definition of Intercompany Restrictions to the Borrower or to at least one other Subsidiary that is not subject to any Excluded Subsidiary Transfer Restrictions that restrict such Subsidiary’s ability to make such payments, loans, advances and transfers to the Borrower.

“Excluded Subsidiary Transfer Restrictions” means restrictions of the type described in clauses (1), (2), (3), or (4) of the definition of Intercompany Restrictions, other than restrictions of the type described in clause (4) which are otherwise excepted by any of clauses (B)(4)(d.), (B)(4)(e.), (B)(4)(f.), (B)(4)(g.), or (B)(4)(h.), (a) which are set forth in agreements governing Refinancings of or other amendments to Indebtedness of the Borrower that were not set forth in the agreements governing such Indebtedness prior to such Refinancing or amendment, or (b) which would be Intercompany Restrictions absent the exception set forth in clause (B)(4)(c.) of Section 6.03(a)(i).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest  1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on

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such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Lender.

“Financing Vehicle” has the meaning set forth in the definition of “Hybrid Securities.”

“Fixed Period Eurodollar Rate” means, with respect to any Fixed Period Eurodollar Rate Loan for the Interest Period applicable to such Fixed Period Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Fixed Period Eurodollar Rate” for such Interest Period shall equal the Fixed Period Eurodollar Rate (as defined in the 2007 Credit Facility) that applied to the most recent borrowing of Fixed Period Eurodollar Loans (as defined in the 2007 Credit Facility) under the 2007 Credit Facility.

“Fixed Period Eurodollar Rate Loan” means a Loan that bears interest at a rate of interest based on the Fixed Period Eurodollar Rate.

“Funded Debt” of any Person (an “Obligor”), means, as of any date of determination, the sum of (without duplication) the following: (a) the outstanding principal amount of all obligations of such Obligor, whether current or long-term, for borrowed money, (b) that portion of obligations of such Obligor with respect to capital leases that are capitalized in a balance sheet of such Obligor; and (c) without duplication, the unpaid principal amount of all Guarantee Obligations of such Obligor with respect to Indebtedness of the type specified in subsections (a) and (b) above of Persons other than such Obligor.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means Enbridge Energy Company, Inc., a Delaware corporation, and after the date hereof, any one or more Subsidiaries of Enbridge Inc., a corporation incorporated under the federal laws of Canada, that shall succeed Enbridge Energy Company, Inc. in the capacity as general partner of the Borrower.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial,

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taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Hybrid Securities” means any trust preferred securities or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions issued by the Borrower or a Financing Vehicle. “Financing Vehicle” means a business trust, limited liability company, limited partnership or similar entity (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more Wholly-Owned Subsidiaries) at all times by the Borrower, (ii) that has been formed for the sole purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower and (B) payments made from time to time on such subordinated debt. In order for any trust preferred securities or deferrable interest subordinated debt to be considered “Hybrid Securities” for purposes of this Agreement, if the Borrower or any Financing Vehicle has issued any trust preferred securities or deferrable interest subordinated debt that it intends to treat as Hybrid Securities in connection with the calculations of Consolidated Funded Debt, Consolidated Net Worth or Total Capitalization, the Borrower shall have delivered to the Lender information sufficient to demonstrate that the terms of such trust preferred securities or deferrable interest subordinated debt, as the case may be, meet the criteria set forth in this definition.

“Incremental EBITDA” means, (i) as to any Person which becomes a Subsidiary (an “Acquired Subsidiary”) as a result of an acquisition by the Borrower or a Subsidiary of such Acquired Subsidiary, EBITDA of such Person for the four full quarters ending immediately prior

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to the acquisition of such Acquired Subsidiary, or (ii) in regard to the acquisition of all or substantially all of the business or assets of any Person or the operating division or business unit of any Person (an “Acquired Asset”) by the Borrower or a Subsidiary, EBITDA with respect to the Acquired Asset for the four full quarters ending immediately prior to the acquisition of such Acquired Asset, as reasonably determined by the Borrower and reasonably acceptable to the Lender.

“Indebtedness” means, as to any Person at a particular time, all of the following (without duplication):

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c) Intentionally Blank;

(d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services except trade accounts payable arising in the ordinary course of business of such Person, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) capital leases;

(f) all Guarantee Obligations of such Person in respect of any of the foregoing; and

(g) for the purposes of determining compliance with the applicable provisions of Sections 6.06 or 6.07, obligations of such Person under Swap Contracts, and Guarantee Obligations of such Person in respect of Swap Contracts, but only to the extent of Excess Swap Termination Value. For purposes of Section 6.06, Indebtedness of the Non-OLP Subsidiaries shall be calculated quarterly and include the Non-OLP Subsidiaries’ Ratable Share of Excess Swap Termination Value as of the relevant quarter-end date of determination, and for purposes of Section 6.07, Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries shall be calculated quarterly and include the Operating Partnership’s and the Operating Partnership Subsidiaries’ Ratable Share of Excess Swap Termination Value as of the relevant quarter-end date of determination.

For all purposes hereof, the Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person by its

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governing agreements and applicable law except for customary exceptions acceptable to the Lender. The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any net obligation under any Swap Contract, and the amount of any Guarantee Obligations in respect of any Swap Contract, on any date shall be deemed to be the Swap Termination Value of such Swap Contract as of such date.

“In-Service Date” has the meaning set forth in the Tariff Term Sheet.

“Intercompany Restrictions” has the meaning set forth in Section 6.03(a)(i).

“Interest Payment Date” means, (a) as to any Fixed Period Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Fixed Period Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, with respect to any Fixed Period Eurodollar Rate Loan, the period commencing on the date such Fixed Period Eurodollar Rate Loan is disbursed or converted to or continued as a Fixed Period Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period applicable to any Fixed Period Eurodollar Rate Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period applicable to any Fixed Period Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of clause (i) above, end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning set forth in the introductory paragraph hereto, and includes its successors and assigns.

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“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 8.02, or such other address or account as the Lender may from time to time notify to the Borrower.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, security interest or any other arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, a deposit arrangement and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction) for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners, including, if applicable, the interest of a purchaser of accounts receivable but excluding the title of the lessor under any operating lease.

“Loan” has the meaning set forth in Section 2.01.

“Loan Documents” means this Agreement, each Note, and each Loan Notice.

“Loan Notice” means written or telephonic notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of a B1 Loan Notice or Exhibit A or if telephonic, shall be immediately followed by written notice in the form of a B1 Loan Notice or Exhibit A; provided, any such telephone notice shall be irrevocable when given notwithstanding that it is required to be so confirmed in writing.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, financial condition, prospects or assets of the Borrower and its consolidated Subsidiaries (other than the Unrestricted Subsidiaries) taken as a whole; (b) a material impairment of the ability of the Borrower to pay any Obligation when due or otherwise to perform its material obligations under this Agreement or any Note; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of this Agreement or any Note.

“Material Project” means any capital construction or expansion project of the Borrower or its Subsidiaries, the aggregate capital cost or budgeted capital cost of which, in each case, including capital costs expended prior to the acquisition of any such project by the Borrower or its Subsidiaries, as the case may be, exceeds $25,000,000.00.

“Material Project EBITDA Adjustments” means, with respect to each Material Project

(A) prior to the Commercial Operation Date of such Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs) a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Lender as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts relating to such Material Project (or negotiated settlements in place in connection with such Material Project which the Borrower has demonstrated to the reasonable satisfaction of the Lender have the same effect), the creditworthiness of the other parties to such contracts, and projected revenues from such

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contracts, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by the Lender) which may, at the Borrower’s option, be added to Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date (as used in this Agreement, references to “scheduled Commercial Operation Date” mean the scheduled Commercial Operation Date as reflected in the request from the Borrower to the Lender for approval of the applicable Material Project EBITDA Adjustments), then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Lender as the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.

Notwithstanding the foregoing:

(i) no such additions shall be allowed with respect to any Material Project unless:

(a) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 6.05, the Borrower shall have delivered to the Lender a written request for Material Project EBITDA Adjustments setting forth (i) the scheduled Commercial Operation Date for such Material Project, (ii) information regarding such scheduled Commercial Operation Date sufficient to demonstrate that such date meets the criteria sets forth in the definition of Commercial Operation Date, (iii) pro forma projections of Consolidated EBITDA attributable to such Material Project, (iv) information, as applicable, regarding (A) customer contracts relating to such Material Project (or negotiated settlements in connection with such Material Project), (B) the creditworthiness of the other parties to such contracts or settlements, as the case may be, (C) projected revenues from such contracts or settlements, as the case may be, (D) projected capital costs and expenses, (E) oil and gas reserve and production estimates, and (F) commodity price assumptions, and (v) such other information previously requested by the Lender which it reasonably deemed necessary to approve such Material Project EBITDA Adjustments, and

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(b) the Lender shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Lender may reasonably request, all in form and substance reasonably satisfactory to the Lender, and

(ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 25% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments for acquisitions pursuant to clause (1) of the definition of Pro Forma EBITDA).

“Material Subsidiary” means any Subsidiary that directly or through one or more Subsidiaries (a) owns assets with a book value equal to 10% or more of the book value of the consolidated assets of the Borrower, its Consolidated Subsidiaries and its Consolidated Unrestricted Subsidiaries, (b) contributed 10% or more of Consolidated Operating Income for any fiscal quarter during the four fiscal quarters most recently ended of the Borrower, its Consolidated Subsidiaries and its Consolidated Unrestricted Subsidiaries, or (c) is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on any date of determination. A Subsidiary will be deemed to have become a Material Subsidiary on either (i) the date of its acquisition or formation, if after giving effect to such acquisition or formation, it constitutes a Material Subsidiary, as reasonably determined by the Borrower and reasonably acceptable to the Lender, or, if applicable (ii) the 75 th day following the end of each of the first 3 fiscal quarters of the Borrower or the 120th day following the end of each fiscal year of the Borrower, as applicable, if as of the immediately preceding quarter-end or year-end, as applicable, and based on the financial statements prepared for such ending quarterly or annual period, it constituted a Material Subsidiary, as reasonably determined by the Borrower and reasonably acceptable to the Lender.

“Maturity Date” means the earlier to occur of (i) the Scheduled Maturity Date, and (ii) the date that is 180 days after the In-Service Date; provided that in no event shall the Maturity Date occur prior to the maturity date of the B1 Credit Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof, or if no such successor, any other debt rating agency selected by the Borrower and approved by the Lender.

“Mortgage” shall mean, collectively, the mortgage, security agreement and fixture filings between the Operating Partnership and the Trustee, each dated as of December 12, 1991, as amended, modified or supplemented from time to time and in effect, and covering assets located in Illinois, Indiana, Michigan, Minnesota, New York, North Dakota and Wisconsin.

“Mortgage Note Agreements” shall mean, collectively, those certain Note Agreements, each dated as of December 12, 1991, between the Operating Partnership and each of the respective purchasers of the Mortgage Notes, as amended, supplemented or modified from time to time and in effect.

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“Mortgage Notes” shall mean, collectively, the Operating Partnership’s 9.15% First Mortgage Notes due December 15, 2011, originally issued in the aggregate principal amount of $310,000,000 pursuant to the separate Mortgage Note Agreements, dated December 12, 1991, between the Operating Partnership and the institutional investors party thereto, together with any loan agreement and security documents executed in connection therewith, any and all instruments given in renewal, extension, modification or rearrangement of or in substitution or replacement for any one or more of the foregoing described promissory notes and other documents, whether given to the original purchaser thereof (or its designee) or any other Person and other documents.

“Net Tangible Assets” means tangible assets of the Borrower and its Subsidiaries (for the avoidance of doubt, excluding the Unrestricted Subsidiaries) on a consolidated basis.

“Non-OLP Consolidated Net Income” means, for any period, the net income of the Non-OLP Subsidiaries from continuing operations (excluding gains or losses resulting from mark to market activity as a result of the implementation of Statement of Financial Accounting Standard 133, as amended) before extraordinary items (excluding gains or losses from Dispositions of assets) for that period.

“Non-OLP Indebtedness Limitation” has the meaning specified in Section 6.06.

“Non-OLP Inter-Company Indebtedness” means Indebtedness owed by a Non-OLP Subsidiary to the Borrower or to a Wholly-Owned Non-OLP Subsidiary (other than, for the avoidance of doubt, an Unrestricted Subsidiary).

“Non-OLP Pro Forma EBITDA” means, for any period, at the time of any determination thereof, without duplication, (a) Non-OLP Consolidated Net Income, plus (b) to the extent actually deducted in determining such Non-OLP Consolidated Net Income, interest expense (and in the case of capital leases the portion of rent expense that is treated as interest in accordance with GAAP), income taxes, depreciation and amortization for the Non-OLP Subsidiaries for such period, calculated on a pro forma basis making adjustments for acquisitions of any Person or all or substantially all of the business or assets of any other Person or the operating division or business unit of any Person made during such period, to the extent not reflected in such Non-OLP Consolidated Net Income.

“Non-OLP Subsidiaries” means Subsidiaries (for the avoidance of doubt, excluding Unrestricted Subsidiaries) of the Borrower other than the Operating Partnership and Operating Partnership Subsidiaries.

“Note” means, a promissory note made by the Borrower in favor of the Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities and obligations of the Borrower arising under any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding.

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“OLP Indebtedness Limitation” has the meaning specified in Section 6.07.

“OLP Inter-Company Indebtedness” means Indebtedness owed by the Operating Partnership or by an Operating Partnership Subsidiary to the Borrower, to the Operating Partnership, or to a Wholly-Owned Operating Partnership Subsidiary (other than, for the avoidance of doubt, an Unrestricted Subsidiary).

“Operating Partnership” means Enbridge Energy, Limited Partnership, a Delaware limited partnership, a Subsidiary of the Borrower.

“Operating Partnership Subsidiary” means any Subsidiary (for the avoidance of doubt, excluding Unrestricted Subsidiaries) of the Operating Partnership.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of the date hereof, as amended, supplemented or modified from time to time.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Pro Forma EBITDA” means, at the time of any determination thereof, without duplication, Consolidated EBITDA for the preceding four quarters ending on such date (the “Subject Period”), calculated on a pro forma basis (1) at the Borrower’s option, making adjustments for acquisitions of any Person or all or substantially all of the business or assets of any other Person or the operating division or business unit of any Person made during such Subject Period, to the extent not reflected in such Consolidated Net Income, and (2) at the Borrower’s option, making Material Project EBITDA Adjustments. If any Subsidiary is an Excluded Subsidiary on both (i) the last day of a Subject Period and (ii) on the date (as used in this paragraph, the “Determination Date”) that is the earlier of (x) the date that the Borrower delivers financial statements pursuant to Section 5.01 for such Subject Period and (y) the date that the Borrower is required to deliver financial statements pursuant to Section 5.01, then the net income of such Subsidiary shall not be included in the calculation of Consolidated Net Income for such Subject Period and such Subsidiary’s interest expense, income taxes, depreciation and amortization shall not be added to Consolidated Net Income pursuant to clause (b) above. If a Subsidiary is not an Excluded Subsidiary on the last day of the Subject Period, or if such

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Subsidiary is an Excluded Subsidiary on the last day of a Subject Period but is no longer an Excluded Subsidiary on the Determination Date, then such Subsidiary will not be considered an Excluded Subsidiary during any part of the Subject Period, its net income will be included in the calculation of Consolidated Net Income for the Subject Period to the same extent as if it had not been an Excluded Subsidiary during any part of the Subject Period, and its interest expense, income taxes, depreciation and amortization will be added to Consolidated Net Income pursuant to clause (b) above. For the avoidance of doubt, and by way of an example (but not exhaustive of all other applicable examples), the EBITDA for a Subject Period which is attributable to a Subsidiary, that at any time during that Subject Period was an Excluded Subsidiary, shall nonetheless be included in the Pro Forma EBITDA for such Subject Period if, on either the last day of the Subject Period or the Determination Date such Subsidiary is, for whatever reason, no longer an Excluded Subsidiary, including by reason of discharging the Indebtedness that imposed the applicable Excluded Subsidiary Transfer Restriction or Excluded Subsidiary Transfer Restrictions or having otherwise terminated the application of all related provisions that imposed such restriction or restrictions.

“Qualifying Subordinated Indebtedness” means unsecured Indebtedness of the Borrower owing to a Subsidiary or other Affiliate of the Borrower (in each case, other than an Unrestricted Subsidiary), provided that (a) such Indebtedness has a maturity date of at least six months subsequent to the Maturity Date, (b) interest accruing on such Indebtedness is, at the option of the Borrower payable not in cash but in additional Indebtedness of like tenor and term, (c) no amortization of principal of such Indebtedness is scheduled prior to the date that is at least six months subsequent to the Scheduled Maturity Date, (d) no Subsidiary of the Borrower has any Guarantee Obligation or other repayment obligation with respect thereto, and (e) such Indebtedness is expressly subordinated to the Obligations under the Loan Documents pursuant to a subordination agreement in the form of Exhibit D hereto.

“Ratable Share of Excess Swap Termination Value” means, as of any quarter-end date of determination:

(a) for the Non-OLP Subsidiaries, an amount equal to (i) the sum of (A) the net aggregate Swap Termination Value of all Swap Contracts pursuant to which any Non-OLP Subsidiary is obligated as a counterparty and (B) the net aggregate Swap Termination Value of all Swap Contracts for which any Non-OLP Subsidiary has a Guarantee Obligation, in each case without duplication of any such Swap Contracts and Guarantee Obligations with respect thereto, divided by the sum of (A) the net aggregate Swap Termination Value of all Swap Contracts pursuant to which any Subsidiary is obligated as a counterparty and (B) the net aggregate Swap Termination Value of all Swap Contracts for which any Subsidiary has a Guarantee Obligation, in each case without duplication of any such Swap Contacts and Guarantee Obligations with respect thereto (the “Aggregate Subsidiary Swap Obligations”), times (ii) the Excess Swap Termination Value as of such date; and

(b) for the Operating Partnership and the Operating Partnership Subsidiaries, an amount equal to (i) the sum of (A) the net aggregate Swap Termination Value of all Swap Contracts pursuant to which any of the Operating Partnership or any Operating Partnership Subsidiary is obligated as a counterparty and (B) the net aggregate Swap Termination Value of all Swap Contracts for which any of the Operating Partnership or any Operating Partnership

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Subsidiary has a Guarantee Obligation, in each case without duplication of any such Swap Contracts and Guarantee Obligations with respect thereto, divided by the Aggregate Subsidiary Swap Obligations (as defined in clause (a) above), times (ii) the Excess Swap Termination Value as of such date.

“Refinancing” means, with respect to any Indebtedness, the extension, refinancing, renewal, replacement, defeasance or refunding of such Indebtedness.

“Responsible Officer” means the president, chief financial officer, chief accountant, controller, treasurer, assistant treasurer, secretary or assistant secretary of the Borrower, the General Partner or the Delegate.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof, or if no such successor, any other debt rating agency selected by the Borrower and approved by the Lender.

“Scheduled Maturity Date” means July 1, 2011.

“Senior Indenture” means that certain Indenture dated September 15, 1998 providing for the issuance of senior debt securities of the Operating Partnership, which indenture is between the Operating Partnership, as issuer, and JPMorgan Chase Bank, N.A., successor to The Chase Manhattan Bank, as trustee.

“Senior Unsecured Notes” means, collectively, the following: (a) the 7% senior notes due 2018 in the aggregate principal amount of $100,000,000 issued by the Operating Partnership pursuant to the Senior Indenture; (b) the 7  1/8% senior notes due 2028 in the aggregate principal amount of $100,000,000 issued by the Operating Partnership pursuant to the Senior Indenture; (c) the 7.9% senior notes due 2012 in the aggregate principal amount of $100,000,000 issued by the Operating Partnership pursuant to the Senior Indenture; and (d) such other senior unsecured notes issued by the Operating Partnership on or after the Closing Date pursuant to the Senior Indenture.

“Series AC” has the meaning set forth in the recitals hereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. In the definition of “Unrestricted Subsidiaries”, the term “Subsidiary” means each Subsidiary of the Borrower. In all other provisions of this Credit Agreement and the other Loan Documents, the term “Subsidiary” does not include any Unrestricted Subsidiary.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options,

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forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of each Swap Contract, after taking into account the effect of any netting agreement related to such Swap Contract, (a) for any date on or after the date there has been an early termination of the transactions under such Swap Contract and a termination value has been determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a) the amount determined as the mark-to-market value for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract (which may include the Lender).

“Tariff Term Sheet” shall mean the Alberta Clipper U.S. Term Sheet dated June 28, 2007 and approved by the U.S. Federal Energy Regulatory Commission by the letter dated August 28, 2008 (124 FERC ¶ 61,200 (2008)), as the same may be amended from time to time.

“Threshold Amount” means $25,000,000.

“Total Capitalization” means, at any date, the total of (i) Consolidated Funded Debt plus (ii) Consolidated Net Worth.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Fixed Period Eurodollar Rate Loan.

“Unrestricted Subsidiaries” means any Subsidiary of the Borrower that is designated to the Lender in writing by the Borrower as an Unrestricted Subsidiary after the date hereof; provided, however, that no Subsidiary may be designated as an Unrestricted Subsidiary if, (a) on the effective date of designation, a Default or Event of Default has occurred and is continuing, (b) the creation, formation or acquisition of such Subsidiary would not otherwise be permitted under Section 6.04 hereof, (c) the creation, acquisition or formation of such Subsidiary would not be permitted under the Mortgage Note Agreements or any other material contract or agreement to which the Borrower is a party, or (d) based on the financial statements most recently delivered pursuant to Section 5.01 or the good faith determination by the Borrower, such Subsidiary is a Material Subsidiary. If an Unrestricted Subsidiary becomes a Material Subsidiary, such Subsidiary shall no longer be deemed an Unrestricted Subsidiary.

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“Wachovia” means Wachovia Bank, National Association, or any successor thereof.

“Wholly-Owned” when used to describe a Subsidiary means that all of the equity of such Subsidiary is wholly owned by the Borrower, either directly or indirectly through another wholly-owned Subsidiary of the Borrower.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(v) The verb “continue,” and its usage in correlative forms, with reference to a Default or an Event of Default, shall mean that such Default or Event of Default has occurred and continues and, if applicable, after the passage of the applicable notice or cure period continues uncured, unwaived or otherwise unremedied, or with respect to the event or circumstance giving rise thereto, and after the passage of the applicable notice or cure period, continues uncured, unwaived or otherwise unremedied.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

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1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to documents (including the Loan Documents) shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

THE COMMITMENTS AND LOANS

2.01 Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each a “Loan”) to the Borrower on the Closing Date and on one Business Day per month (or more frequently, if agreed by the Lender in the Lender’s sole discretion) during the period from the Closing Date to the Maturity Date, in an aggregate amount for all Loans not to exceed at any time outstanding the amount of the Lender’s Commitment. Any Loans that have been prepaid or repaid may not be reborrowed.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower’s irrevocable notice to the Lender. Each such notice must be received by the Lender not later than 11:00 a.m., Mountain Standard Time or Mountain Daylight Time (as applicable), (i) three Business Days prior to the requested date of any such Borrowing of, conversion to or continuation of any such Fixed Period Eurodollar Rate Loans or of any conversion of any such Fixed Period Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Loan Notice shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as the same Type, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Fixed Period Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Fixed Period Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice and the Borrower’s satisfaction of the conditions in Section 3.01 or Section 3.02, as applicable, the Lender shall make the funds available to the Borrower either by wire transfer of such funds, in each case in accordance with instructions provided to the Lender by the Borrower.

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(c) The parties hereto agree that if Series AC delivers a copy of a B1 Loan Notice to the Lender substantially contemporaneously with the delivery of such B1 Loan Notice to the Borrower, such B1 Loan Notice shall be deemed by the Lender and the Borrower to constitute a Loan Notice provided by the Borrower to the Lender in accordance with Section 2.02(a).

(d) Except as otherwise provided herein, a Fixed Period Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Fixed Period Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Fixed Period Eurodollar Rate Loans without the consent of the Lender, and the Lender may demand that any or all of the then outstanding Fixed Period Eurodollar Rate Loans be converted to Base Rate Loans at the end of the respective Interest Periods therefor, if at the end of such periods, a Default or an Event of Default is then in existence.

(e) The Lender shall promptly notify the Borrower of the interest rate applicable to any Fixed Period Eurodollar Rate Loan upon determination of such interest rate. The determination of the Fixed Period Eurodollar Rate by the Lender shall be conclusive in the absence of manifest error. The Lender shall notify the Borrower of any change in its referenced prime rate used in determining the Base Rate promptly following the public announcement of such change.

2.03 Prepayments.

(a) The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that such notice must be received by the Lender not later than 11:00 a.m., Mountain Standard Time or Mountain Daylight Time (as applicable), (i) three Business Days prior to any date of prepayment of Fixed Period Eurodollar Rate Loans, and (ii) one Business Day prior to any date of prepayment of Base Rate Loans. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Fixed Period Eurodollar Rate Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.14.

(b) On each date on or after the Closing Date upon which the Borrower receives any payment or prepayment of principal or interest under the B1 Credit Agreement, the Borrower shall prepay the Loans in an amount equal to 100% of the amount received by the Borrower as such payment or prepayment.

2.04 Reduction or Termination of Commitments. The Borrower may, upon notice to the Lender, terminate the Commitment, or permanently reduce the Commitment. Once reduced in accordance with this Section, the Commitment may not be increased. If the B1

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Commitment is terminated or permanently reduced in accordance with the B1 Credit Agreement, the Commitment shall automatically be terminated or permanently reduced by an amount equal to the amount of the reduction of the B1 Commitment.

2.05 Repayment of Loans. Subject to Section 8.14, the Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.06 Applicable Rate. The “Applicable Rate” under this Agreement shall be the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate

Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee Rate	Applicable Rate for Eurodollar Loans	Applicable Rate for Base Rate Loans	Utilization Fee Rate
1	A/A2 or higher	.045%	.180%	0.05%
2	A-/A3	.050%	.200%	0.05%
3	BBB+/Baa1	.070%	.230%	0.05%
4	BBB/Baa2	.090%	.310%	0.05%
5	BBB-/Baa3	.110%	.440%	0.05%
6	Lower than BBB-/Baa3 or unrated	.125%	.575%	0.10%

Initially, the Applicable Rate shall be determined based upon the Debt Rating of BBB/Baa2. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Fixed Period Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Fixed Period Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) In the event any amount due hereunder or under any other Loan Document (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay interest on such unpaid amount (including, without limitation, interest on interest) at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Subject to Section 8.14, interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that if the Borrower delivers a Loan Notice in accordance with Section 2.02(a) with respect to the interest due on an Interest Payment Date prior to the Maturity Date and satisfies the conditions set forth in Section 3.02 on such Interest Payment Date, the interest

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payment due on such Interest Payment Date may be paid from the proceeds of a Loan in an equivalent amount, unless such amount would exceed the Commitment existing on such date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees.

(a) Facility Fee. Subject to Section 8.14, the Borrower shall pay to the Lender a facility fee equal to the applicable facility fee rate based on the Debt Rating as set forth in the definition of Applicable Rate multiplied by the actual daily amount of the Commitment, regardless of usage. The facility fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Debt Rating during any quarter, the facility fee shall be computed separately for each period during such quarter that each such Debt Rating was in effect. The facility fee shall accrue at all times, including at any time during which one or more of the conditions in Article III are not met.

(b) Utilization Fee. Subject to Section 8.14, the Borrower shall pay to the Lender a utilization fee equal to the applicable utilization fee rate based on the Debt Rating as set forth in the definition of Applicable Rate multiplied by the actual daily aggregate Outstanding Amount of Loans for each day that such aggregate Outstanding Amount exceeds 50% of the Commitment. The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The utilization fee shall be calculated quarterly in arrears. The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article III are not met.

2.09 Computation of Interest. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.10 Evidence of Debt. The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. Upon the request of the Lender, the Loans may be evidenced by a Note, in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

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2.11 Payments Generally.

(a) Except as set forth in Section 8.14, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 12:00 noon, Mountain Standard Time or Mountain Daylight Time (as applicable), on the date specified herein. All payments received by the Lender after 12:00 noon, Mountain Standard Time or Mountain Daylight Time (as applicable), shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses incurred by the Lender, (ii) second, toward repayment of interest and fees then due hereunder, and (iii) third, toward repayment of principal then due hereunder.

(d) Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 [Intentionally Omitted.]

2.13 Inability to Determine Rates. If the Lender determines in connection with any request for a Fixed Period Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Fixed Period Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Fixed Period Eurodollar Rate for such Fixed Period Eurodollar Rate Loan, or (c) the Fixed Period Eurodollar Rate for such Fixed Period Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Fixed Period Eurodollar Rate Loan, the Lender will promptly notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Fixed Period Eurodollar Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may, without liability for any attendant breakage costs, revoke any pending request for a Borrowing, conversion or continuation of Fixed Period Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

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2.14 Funding Losses. Upon demand of the Lender from time to time (which demand shall be accompanied by a certificate of such Lender setting forth in reasonable detail the amount demanded, the bases therefor and the calculations in respect thereto, which shall be conclusive in the absence of manifest error), the Borrower shall, subject to Section 8.14, promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan made to such Borrower other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan made to the Borrower other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

All of the Borrower’s obligations under this Section 2.14 shall survive termination of the Commitment and payment in full of all the other Obligations.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

3.01 Conditions of Initial Loan. The obligation of the Lender to make its initial Loan hereunder is subject to the Lender’s receipt of executed counterparts of this Agreement, sufficient in number for distribution to the Lender and the Borrower, each of which shall be originals, facsimiles or other electronic reproduction (followed promptly by originals) unless otherwise specified, and properly executed by a Responsible Officer.

3.02 Conditions to all Loans. The obligation of the Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Fixed Period Eurodollar Rate Loans as the same Type) is subject to the condition precedent that no Default or Event of Default shall exist or would result from such proposed Borrowing and the satisfaction of the conditions precedent to borrowing set forth in Section 3.1(b) of the B1 Credit Agreement. Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Section 3.02 has been satisfied on and as of the date of the applicable Borrowing.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as set forth below:

4.01 Existence, Qualification and Power; Compliance with Laws.

(a) The Borrower is duly organized, validly existing and has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party.

(b) The Borrower and each Subsidiary is in compliance with all Laws (including Environmental Laws), except in each case referred to in clause (a) or this clause (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) violate the terms of any of the Borrower’s Organization Documents, (b) result in any breach of, constitute a default under, or require, pursuant to the express provisions thereof, the creation of any consensual Lien on the properties of the Borrower under, any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject, or (c) violate any Law, in each case with respect to the preceding clauses (a) through (c), which would reasonably be expected to have a Material Adverse Effect.

4.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is required to be obtained or made by the Borrower by any material statutory law or regulation applicable to it as a condition to the execution, delivery or performance by, or enforcement against, the Borrower of any Loan Document.

4.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.05 Financial Statements.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) together with the footnotes thereto, reflect all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

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(b) Other than as set forth on Schedule 4.05, since the date of the Audited Financial Statements to the Closing Date, there has been no event or circumstance that has, or could reasonably be expected to have, a Material Adverse Effect.

4.06 No Default. Neither the Borrower nor any Material Subsidiary is in default under any Contractual Obligation which could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid, the Borrower shall, and shall cause each Subsidiary to:

5.01 Financial Statements. Deliver to the Lender:

(a) as soon as available, a consolidated balance sheet of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year on Form 10-K as filed with the Securities and Exchange Commission, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Borrower, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Lender; and

(b) as soon as available, a consolidated balance sheet of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as at the end of each of the first three fiscal quarters and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, on Form 10-Q as filed with the Securities and Exchange Commission, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail.

Documents required to be delivered pursuant to subsections (a) or (b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 8.02; or (ii) on the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) of the Securities and Exchange Commission.

5.02 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or relevant Subsidiary; (b) all material lawful

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claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

5.03 Preservation of Existence, Etc. Except in a transaction permitted by Section 6.04 or pursuant to statutory conversions to another form of entity as permitted by applicable Law, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; and except where it will not have a Material Adverse Effect, take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business and preserve or renew all of its registered patents, trademarks, trade names and service marks.

5.04 Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (a) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto or (b) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

ARTICLE VI

NEGATIVE COVENANTS

So long as the Lender has any Commitment hereunder or any Loan or other Obligation shall remain unpaid, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

6.01 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 6.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.03;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

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(f) Liens incurred or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds (including surety and appeal bonds related to judgments only to the extent permitted by clause (h) of this Section 6.01), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar charges or encumbrances which, in each case are granted, entered into or created in the ordinary course of business of such Person;

(h) attachments or other Liens securing judgments for the payment of money not constituting an Event of Default or securing appeal or other surety bonds related to such judgments;

(i) Liens pursuant to any Mortgage or Mortgage Note Agreement or any “Security Document”, as that term is defined in the Mortgage Note Agreement;

(j) Liens on property not covered by any Mortgage securing obligations under Swap Contracts, provided that the amount of such obligations shall not exceed at any time an aggregate amount equal to one percent (1%) of Net Tangible Assets;

(k) Liens on (i) property or shares of equity interests of a Person that becomes a Subsidiary after the Closing Date, or (ii) Acquired Assets acquired by the Borrower or a Subsidiary after the Closing Date, including any acquisition by means of merger or consolidation with or into the Borrower or a Subsidiary which is permitted by Section 6.04; provided (A) such Liens were in existence at the time such Person becomes a Subsidiary or at the time of such acquisition of such Acquired Assets, (B) such Liens were not created in contemplation of the acquisition of such Person or such Acquired Assets, (C) such Liens do not encumber property other than property owned by such Person or the Acquired Assets then acquired, (D) if, as a result of the acquisition, the Indebtedness secured by such Liens is or becomes Indebtedness of the Borrower but not Indebtedness of any Subsidiary, then the aggregate principal amount of Indebtedness secured thereby shall not exceed the Incremental EBITDA of the Acquired Subsidiary or such Acquired Assets, and (E) the Borrower shall have demonstrated in writing to the reasonable satisfaction of the Lender that the secured Indebtedness created, incurred, assumed or permitted to exist referred to in the preceding clause (D) was permitted pursuant to Section 6.03;

(l) Liens on property or assets of any Subsidiary securing Indebtedness of such Subsidiary owing to the Borrower; and

(m) in addition to Liens permitted by the foregoing clauses (a) through (l), other Liens securing Indebtedness, provided that in no event will the aggregate amount of Indebtedness secured by such other Liens exceed at any time an amount equal to 1% of Net Tangible Assets.

6.02 Investments. Purchase or otherwise acquire the capital stock or other equity of any other Person if such purchase or other acquisition violates the Borrower’s partnership agreement.

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6.03 Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except that:

(a) The Borrower may create, incur, assume or permit to exist Indebtedness as follows:

(i) Indebtedness if

(A) after giving effect thereto, (1) no Event of Default shall have occurred and be continuing and (2) the Borrower shall be in compliance with Section 6.05, and

(B) the agreements governing such Indebtedness do not contain terms, conditions, covenants or events of default that restrict, on terms materially more restrictive than provided in the Loan Documents, the ability of any Subsidiary to:

(1) pay distributions or dividends to the Borrower or any Subsidiary on its capital stock or other equity or with respect to any other interest or participation in, or measured by, its profits,

(2) to pay any amounts owed to the Borrower or any Subsidiary,

(3) to make loans or advances to the Borrower or any Subsidiary or

(4) to transfer any of its properties or assets to the Borrower or any Subsidiary

(contractual provisions that restrict any of the foregoing abilities of any Subsidiary, other than restrictions existing under or by reason of

a. Indebtedness in effect on the Closing Date and Refinancings thereof,

b. applicable Laws,

c. instruments governing Indebtedness or capital stock or other equity of a Person or property acquired by the Borrower or a Subsidiary (except to the extent such Indebtedness was incurred in contemplation of such acquisition),

d. customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business,

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e. provisions contained in documents creating Liens permitted by Section 6.01 which restrict the ability of the Borrower or a Subsidiary to transfer the assets that are subject to such Liens,

f. provisions in documents, other than those included in the preceding clause (e), creating purchase money obligations for property acquired in the ordinary course of business, which restrict the ability of the Borrower or a Subsidiary to transfer the assets acquired with the proceeds of such purchase money financing,

g. customary provisions in bona fide contracts for the sale of property or assets,

h. provisions with respect to the disposition or distribution of assets in joint venture agreements or other similar agreements entered into in the ordinary course of business, and

i. any Hybrid Security or indenture, document, agreement or security entered into or issued in connection with a Hybrid Security and constituting a restriction or condition on an issuer of any Hybrid Security from taking any of the actions set forth in clauses (1) through (4) of this Section, are collectively referred to as “Intercompany Restrictions”);

(ii) Indebtedness of the Borrower on the Closing Date and described in Schedule 6.03;

(iii) Qualifying Subordinated Indebtedness;

(iv) Indebtedness hereunder or under any other Loan Document;

(v) Indebtedness secured by Liens that are permitted to be created, incurred, assumed or suffered to exist pursuant to Section 6.01(m); and

(vi) the Refinancing, in whole or part, of Indebtedness incurred in compliance with the foregoing clauses of this Section 6.03(a), provided that, no such Indebtedness is increased at the time of any such Refinancing, other than by the additional amount of premium, if any, and accrued interest on such Indebtedness and reasonable expenses incurred in connection therewith, provided that no governing agreement with respect to any Indebtedness incurred in compliance with clause (iii) or (v) of this Section 6.03(a), or Refinancing of any Indebtedness incurred pursuant to clause (iii) or (v) of this Section 6.03(a), shall contain Intercompany Restrictions.

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(b) The Non-OLP Subsidiaries may create, incur, assume or permit to exist Indebtedness as follows:

(i) Indebtedness of the Non-OLP Subsidiaries on the Closing Date and described in Schedule 6.03;

(ii) Indebtedness of a Person which is in existence at the time it becomes a Subsidiary or Indebtedness assumed by a Subsidiary in connection with its acquisition of a Person or its acquisition of all or substantially all of the business or assets of any Person or the operating division or business unit of any Person provided that such Indebtedness is in existence at the time of such acquisition, provided that such Indebtedness was not incurred in contemplation of the acquisition of such Person or such property;

(iii) other Indebtedness (including Hybrid Securities issued by a Financing Vehicle and Indebtedness of the type included in clause (g) of the definition of Indebtedness);

(iv) Refinancing of Indebtedness incurred pursuant to clause (i), (ii) or (iii) of this Section 6.03(b), provided that no such Indebtedness is increased at the time of any such Refinancing, other than by the additional amount of premium, if any, and accrued interest on such Indebtedness and reasonable expenses incurred in connection therewith; and

(v) Indebtedness owed to the Borrower or to any other Non-OLP Subsidiary (other than, for the avoidance of doubt, an Unrestricted Subsidiary);

provided that no governing agreement with respect to any Indebtedness otherwise permitted by this Section 6.03(b) shall contain Intercompany Restrictions.

(c) The Operating Partnership and the Operating Partnership Subsidiaries may create, incur, assume or permit to exist, for so long as the Operating Partnership is regulated by the Federal Energy Regulatory Commission or any other governmental utility regulatory body, the following Indebtedness:

(i) Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries on the Closing Date and described in Schedule 6.03;

(ii) other Indebtedness (including Hybrid Securities issued by a Financing Vehicle and Indebtedness of the type included in clause (g) of the definition of Indebtedness);

(iii) Refinancing of Indebtedness incurred pursuant to clause (i) or (ii) of this Section 6.03(c), provided that no such Indebtedness is increased at the time of any such Refinancing, other than by the additional amount of premium, if any, and accrued interest on such Indebtedness and reasonable expenses incurred in connection therewith; and

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(iv) Indebtedness owed to the Borrower or to the Operating Partnership or to an Operating Partnership Subsidiary (other than, for the avoidance of doubt, an Unrestricted Subsidiary);

provided that no governing agreement with respect to any Indebtedness otherwise permitted by this Section 6.03(c) shall contain Intercompany Restrictions.

For purposes of determining compliance with this Section 6.03, if an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted above, the Borrower will, it its discretion, classify (or later classify) in whole or in part such item of Indebtedness in any manner that complies with this Section 6.03, and such item of Indebtedness or a portion thereof may be classified (or later upon written notice to the Lender reclassified) in whole or in part as having been incurred under more than one of the applicable clauses above.

6.04 Mergers; Sale of Assets. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease (as a lessor) or otherwise dispose of (in one transaction or in a series of related transactions) all (or substantially all) of its assets, or all or substantially all of the stock of or other equity interest in any of its Subsidiaries (in each case, whether now owned or hereafter acquired), unless: (a) at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (b) if the Borrower is involved in any such transaction, it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets, and if a Subsidiary is involved in any such transaction, such Subsidiary is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets; provided, however, that in no event shall any such merger, consolidation, sale, transfer, lease or other disposition whether or not otherwise permitted by this Section 6.04 have the effect of releasing the Borrower from any of its obligations and liabilities under this Agreement.

6.05 Consolidated Leverage Ratio. As of the end of each applicable four-quarter period, the Borrower shall maintain a ratio of (a)(i) Consolidated Funded Debt plus, without duplication, (ii) the principal amount of Funded Debt owed by the Borrower to Subsidiaries which does not constitute Qualifying Subordinated Indebtedness to (b) Pro Forma EBITDA of no greater than (i) during an Acquisition Period 5.50 to 1.00, and (ii) during any period other than an Acquisition Period as follows: (A) for periods ending on or before March 31, 2010, 5.25 to 1.00, and (B) for periods ending June 30, 2010 and thereafter, 5.00 to 1.00; provided, that if at the end of any such applicable four-quarter period the Borrower shall not have maintained such ratio, the Borrower will have a period of 30 days following the later of the date a Responsible Officer has knowledge that such ratio has not been satisfied at the end of such period and 30 days following the end of such period, to cure such failure on a pro forma basis by satisfying the following clauses (i) or (ii), or any combination of such clauses, by (1) obtaining an equity contribution which qualifies as equity under GAAP or (2) incurring Qualifying Subordinated Indebtedness in a sufficient amount that had the Borrower had such additional equity or Qualifying Subordinated Indebtedness proceeds, or a combination of both, at or prior to the end date of such applicable four-quarter period, the Borrower would have been in compliance with this Section 6.05 for such four-quarter period and, if the Borrower obtains such equity or such Qualifying Subordinated

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Indebtedness proceeds, or any combination thereof, during such cure period, but in no event shall such period end later than 60 days following the end of the corresponding ending four-quarter period, then it will be deemed to be in compliance with this Section 6.05 as of the end of such four quarter period.

6.06 Indebtedness of Non-OLP Subsidiaries. As of the end of each fiscal quarter, the aggregate amount of Indebtedness of the Non-OLP Subsidiaries (other than Non-OLP Inter-Company Indebtedness) shall not exceed an amount (the “Non-OLP Indebtedness Limitation”) equal to 0.5 times Non-OLP Pro Forma EBITDA for the four quarters then ended; provided, that to the extent that such Indebtedness of the Non-OLP Subsidiaries does exceed the Non-OLP Indebtedness Limitation (the amount of such excess being referred to this Section 6.06 as “excess Indebtedness”) at quarter-end, the Non-OLP Subsidiaries may cure such excess Indebtedness by satisfying the following clause (i) or clause (ii), or any combination of such clauses, within 30 days following the later of the date a Responsible Officer has knowledge of such non-compliance and 30 days following the end of such quarter (but in no event shall the cure period extend beyond the date that is 60 days after the end of such quarter) (i) by receiving an infusion of cash or cash equivalents in an amount that (when added to all other cash and cash equivalents then being held by Non-OLP Subsidiaries pursuant to this Section 6.06) equals such excess Indebtedness (or portion thereof cured pursuant to this clause (i)), which cash or cash equivalents shall be held by Non-OLP Subsidiaries until the calculation is done pursuant to this Section 6.06 at the end of the next quarter, or (ii) by reducing the aggregate outstanding amount of Indebtedness of the Non-OLP Subsidiaries by an amount equal to such excess Indebtedness less the amount of cash or cash equivalents infused for such quarter-end pursuant to the preceding clause (i), if any. If the Non-OLP Subsidiaries so timely cure such excess Indebtedness by making such infusion or reduction, or both as applicable, the Non-OLP Subsidiaries shall be deemed to be in compliance with this Section 6.06 as of such quarter-end date.

6.07 Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries. As of the end of each fiscal quarter, the aggregate amount of Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries (other than OLP Inter-Company Indebtedness) shall not exceed an amount (the “OLP Indebtedness Limitation”) equal to 60% of the outstanding consolidated capitalization (calculated without regard to noncash adjustments to equity) of the Operating Partnership and the Operating Partnership Subsidiaries as of such quarter-end date; provided, that to the extent that outstanding Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries (other than OLP Inter-Company Indebtedness) does exceed the OLP Indebtedness Limitation (the amount of such excess being referred to this Section 6.07 as “excess Indebtedness”) at quarter-end, the Operating Partnership and the Operating Partnership Subsidiaries may cure such excess Indebtedness by satisfying the following clause (i) or clause (ii), or any combination of such clauses, within 30 days following the later of the date a Responsible Officer has knowledge of such non-compliance and 30 days following the end of such quarter (but in no event shall the cure period extend beyond the date that is 60 days after the end of such quarter): (i) by receiving an infusion of cash or cash equivalents in an amount that (when added to all other cash and cash equivalents then being held by the Operating Partnership and the Operating Partnership Subsidiaries pursuant to this Section 6.07) equals such excess Indebtedness (or portion thereof cured pursuant to this clause (i)), which cash or cash equivalents shall be held by the Operating Partnership and the

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Operating Partnership Subsidiaries until the calculation is done pursuant to this Section 6.07 at the end of the next quarter, or (ii) by reducing the aggregate outstanding amount of Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries by an amount equal to such excess Indebtedness less the amount of cash or cash equivalents infused for such quarter-end pursuant to the preceding proviso, if any. If the Operating Partnership and the Operating Partnership Subsidiaries so timely cure such excess Indebtedness by making such infusion or reduction, or both as applicable, the Operating Partnership and the Operating Partnership Subsidiaries shall be deemed to be in compliance with this Section 6.07 as of such quarter-end date.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any facility, utilization or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; provided, in each case, that the Borrower shall have received sufficient funds under the B1 Credit Agreement to make such payment; or

(b) Specific Covenants. The Borrower shall fail to perform, observe or comply with any term, covenant or agreement contained in any of Sections 6.05, 6.06 and 6.07; or

(c) Cross-Default. (i) The Borrower or any Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), inclusive of any grace, extension, forbearance or similar period, in respect of any Indebtedness having an aggregate principal amount (including undrawn or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, for a period beyond the applicable grace, cure, extension, forbearance or other similar period the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or the beneficiary or beneficiaries of any applicable Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guarantee Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary is

35

an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(d) Insolvency Proceedings, Etc. The Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

7.02 Remedies Upon Event of Default. If any Event of Default occurs and is then continuing, the Lender may:

(a) declare the Commitment of the Lender to make Loans to be terminated, whereupon such commitment and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself all rights and remedies available to it under the Loan Documents or applicable law to enforce its rights to the proceeds of any repayment by Series AC under the B1 Credit Agreement;

provided, however, that upon the occurrence of any event specified in subsection (d) of Section 7.01 with respect to the Borrower, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender; provided further, that the sole recourse for the Lender’s repayment of any and all Obligations under this Agreement shall be the repayment proceeds received by the Borrower pursuant to the B1 Credit Agreement. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Borrower be liable to the Lender for any amounts due under this Agreement in excess of the amounts received by the Borrower pursuant to the B1 Credit Agreement, nor shall Borrower be obligated to make any payment due under this Agreement at any time that Borrower shall not have received sufficient funds pursuant to the B1 Credit Agreement to make such payment at such time.

ARTICLE VIII

MISCELLANEOUS

8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall

36

be effective unless in writing signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: if to the Borrower or the Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 8.02;

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lender may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites), provided that the foregoing shall not apply to notices to the Lender if such Lender has notified the Borrower that it is incapable of receiving notices by electronic communication.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower and the Lender may change its address, telecopier, e-mail address or telephone number for notices and other communications hereunder by notice to the other party hereto.

(d) Effectiveness of Facsimile Documents and Signatures. Signature pages to Loan Documents may be delivered by facsimile transmission or electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower and the

37

Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile transmission or electronic mail.

8.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

8.04 Payments Set Aside. To the extent that the Borrower makes a payment to the Lender and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.

8.05 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. The Lender may at any time assign all of its rights and obligations under this Agreement (including all of its Commitment and the Loans at the time owing to it). The party to each assignment shall execute and deliver to the Lender an Assignment and Assumption Agreement substantially in the form of Exhibit C. No such assignment shall be made to the Borrower or any of the Subsidiaries. No such assignment shall be made to a natural person. From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall be released from its obligations under this Agreement and shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 2.14 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assignee Lender, and if the assigning Lender holds a Note, it shall, contemporaneous with the Borrower’s delivery of a new or replacement Note, deliver such Note to the Borrower, marked “Cancelled”.

38

8.06 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum amount, or be computed at a rate that exceeds the maximum rate, of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall contract for, charge, receive, reserve or take interest in an amount or at a rate that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower, and in no event shall the Borrower or any other Person ever be liable for unearned interest or ever be required to pay interest in excess of the Maximum Rate. In determining whether the interest contracted for, charged, received, reserved or taken by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a)characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b)exclude voluntary prepayments and the effects thereof, and (c)amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations. If the Laws of the State of Texas are applicable for purposes of determining the “Maximum Rate”, then that term means the “indicated rate ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code. The Borrower agrees that Chapter 346 of the Texas Finance Code does not apply to any Borrowing.

8.07 Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.08 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

8.09 Severability. Any provision of this Agreement and the other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

39

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND THE LENDER EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER AND THE LENDER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

8.11 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.12 USA PATRIOT Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender, as applicable, to identify the Borrower in accordance with the Act.

8.13 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

8.14 Limited Recourse. Neither any director, officer or employee of the Borrower or any of its Affiliates nor any partner thereof, shall have any liability for any obligation of the Borrower under this Agreement or for any claim based on, in respect of, or by reason of, such obligation or its creation. It is acknowledged by the parties hereto that (a) the sole source of payment on the Obligations shall be the proceeds of the payments received by the Borrower under the B1 Credit Agreement and (b) notwithstanding anything in this Agreement or any other Loan Document to the contrary, Borrower shall only be liable to Lender for the Obligations to the extent Borrower has received funds under the B1 Credit Agreement to satisfy such Obligations.

(Signature pages follow)

40

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first above written.

ENBRIDGE ENERGY PARTNERS, L.P.,

	By:	Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., its general partner

By:
Name:
Title:

ENBRIDGE ENERGY COMPANY, INC., as Lender

By:
Name:
Title:

Signature Page to

A1 Credit Agreement

SCHEDULE 4.05

MATERIAL EVENTS

[None.]

Schedule 4.05 to

A1 Credit Agreement

SCHEDULE 6.01

EXISTING LIENS

[None.]

Schedule 6.01 to

A1 Credit Agreement

SCHEDULE 6.03

EXISTING INDEBTEDNESS

(a)	Existing Indebtedness of the Borrower

Commercial paper from time to time issued by the Borrower pursuant to its commercial paper program from time to time in effect.

5.875% senior notes due 2016 in the aggregate principal amount of $300 million.

5.35% senior notes due 2014 in the aggregate principal amount of $200 million.

6.30% senior notes due 2034 in the aggregate principal amount of $100 million.

4.75% senior notes due 2013 in the aggregate principal amount of $200 million.

5.95% senior notes due 2033 in the aggregate principal amount of $200 million.

6.50% Series A notes due 2018 in the aggregate principal amount of $400 million.

7.50% Series A notes due 2038 in the aggregate principal amount of $400 million.

9.875% senior notes due 2019 in the aggregate principal amount of $500 million.

8.05% Fixed/Floating Rate Junior Subordinated Notes due 2067 in the aggregate principal amount of $400 million.

Senior unsecured zero coupon notes due 2022, issued for initial proceeds of $200 million and yielding 5.36% on a semi-annual compound basis.

The 2007 Credit Facility.

Credit Agreement, dated as of December 18, 2007, between the Borrower and Enbridge (U.S.) Inc.

Credit Agreement, dated as of April 9, 2009, among the Borrower, Barclays Bank PLC, as administrative agent, and the other agents and lenders party thereto.

Credit Agreement, dated as of April 9, 2009, between the Borrower and Enbridge (U.S.) Inc., as administrative agent and as lender.

(b)	Existing Indebtedness of Non-OLP Subsidiaries

None.

Schedule 6.03 to

A1 Credit Agreement

(c)	Existing Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries

The Mortgage Notes.

The Senior Unsecured Notes.

Schedule 6.03 to

A1 Credit Agreement

SCHEDULE 8.02

LENDER’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER

Enbridge Energy Partners, L.P.
1100 Louisiana, Suite 3300 Houston, Texas 77002-5217
Attention:	Chris Kaitson
Associate General Counsel
Telephone:	713.650.8900
Facsimile:	713.650.2232
Electronic Mail:	Chris.Kaitson@enbridge-us.com

With a copy to:

Enbridge Energy Partners, L.P. c/o Enbridge Inc.
3000, 425-1st Street SW Calgary, Alberta, Canada T2P 3L8
Attention:	Vern Yu
Treasurer
Telephone:	403.231.3946
Facsimile:	403.231.4848
Electronic Mail:	vern.yu@enbridge.com

ENBRIDGE ENERGY COMPANY, INC.

Enbridge Energy Company, Inc.
[ ]
[ ]
[ ]
[ ]
Attention:	[ ]
[ ]
Telephone:	[ ]
Facsimile:	[ ]
Electronic Mail:	[ ]

Schedule 8.02 to

A1 Credit Agreement

With a copy to:

Attention:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Electronic Mail:	[ ]

Schedule 8.02 to

A1 Credit Agreement

EXHIBIT A

FORM OF LOAN NOTICE

Date:             ,

To:	Enbridge Energy Company, Inc., as Lender

Ladies and Gentlemen:

Reference is made to that certain A1 Credit Agreement, dated as of [                   ], 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Enbridge Energy Partners, L.P. (the “Borrower”) and the Lender from time to time party thereto.

The undersigned hereby requests (select one):

☐  A Borrowing of Loans                    ☐  A conversion or continuation of Loans

1. On                                          (a Business Day).

2. In the amount of $

3. Comprised of

                                   Type of Loan requested

4. For Fixed Period Eurodollar Rate Loans: with an Interest Period of          months.

After giving effect to the Borrowing requested, the aggregate amount for all Loans do not exceed the amount of the Lender’s Commitment.

BORROWER
ENBRIDGE ENERGY PARTNERS, L.P.,

By:	Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., its general partner

By:
Name:
Title:

Exhibit A to

A1 Credit Agreement

EXHIBIT B

FORM OF NOTE

$400,000,000.00	[ ], 2009

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of Enbridge Energy Company, Inc. (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of four hundred million Dollars ($400,000,000.00), or such lesser principal amount of Loans (as defined in such Credit Agreement) due and payable by the Borrower to the Lender on the Maturity Date under that certain A1 Credit Agreement, dated as of [                   ], 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), between the Borrower and the Lender from time to time party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Credit Agreement. All payments of principal of and interest on this Note shall be made to the Lender in Dollars in immediately available funds at the Lender’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. During the continuance of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Exhibit B to

A1 Credit Agreement

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ENBRIDGE ENERGY PARTNERS, L.P.

By:	Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., its general partner

By:
Name:
Title:

Exhibit B to

A1 Credit Agreement

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit B to

A1 Credit Agreement

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Assignor as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	Enbridge Energy Partners, L.P.

4.	Credit Agreement:	The A1 Credit Agreement, dated as of [ ], 2009, between Enbridge Energy Partners, L.P. and Enbridge Energy Company, Inc.

5.	Assigned Interest:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	CUSIP Number

Exhibit C to

A1 Credit Agreement

[6.	Trade Date: ][1]

Effective Date: , 20 [TO BE INSERTED BY ASSIGNOR AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit C to

A1 Credit Agreement

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.05(b) of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with the terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit C to

A1 Credit Agreement

2. Payments. From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C to

A1 Credit Agreement

EXHIBIT D

FORM OF SUBORDINATION AGREEMENT

This AGREEMENT made as of the              day of             ,        by                                         , a                          (the “Subordinated Creditor”), in favor Enbridge Energy Company, Inc., a Delaware corporation (the “Senior Lender”).

WHEREAS, Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Obligor”), is or may become indebted to the Senior Lender under or in connection with the Credit Agreement (defined below); and

WHEREAS, the Subordinated Creditor is or may become a lender to the Obligor; and

WHEREAS, the Subordinated Creditor has agreed to postpone and subordinate the Indebtedness of the Obligor owed to the Subordinated Creditor and listed on Annex A attached hereto, and all interest, fees and other amounts owing in connection therewith (the “Obligor Debt”) on the terms and provisions herein set forth.

NOW, THEREFORE, in consideration of the sum of $1.00 now paid by the Senior Lender and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Subordinated Creditor), the Subordinated Creditor hereby agrees as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. In this Agreement, including the recitals, capitalized terms used herein, and not otherwise defined herein, shall have the meanings attributed to such terms in the A1 Credit Agreement dated as of [                   ], 2009, between Enbridge Energy Partners, L.P., as Borrower, and the Lender from time to time party thereto (as such agreement may be amended, modified, supplemented, restated or refinanced from time to time, the “Credit Agreement”). In addition, the following terms shall have the following meanings:

(a) “Beneficiary” means, at each relevant time of determination, each of (i) the holders of Senior Indebtedness and (ii) the holders of other senior unsecured debt of the Obligor for the benefit of whom a subordination agreement in form and substance substantially the same as this Agreement has been executed and delivered by the Subordinated Creditor and is in effect (“Other Senior Indebtedness”)2; and in each case that any such holders or group thereof are represented by an agent, shall mean such agents for the benefit of such respective holders.

(b) “Beneficiary Indebtedness” means, at each relevant time of determination, the aggregate outstanding amount of Senior Indebtedness and Other Senior Indebtedness of the Obligor owed to any Beneficiary.

[2]

Clause (i) of the definition of “Beneficiary” in the subordination agreement delivered for the benefit of holders of Other Senior Indebtedness may read as follows: “(i) the holders of Senior Indebtedness for the benefit of whom a subordination agreement has been executed and delivered by the Subordinated Creditor and is in effect,”.

Exhibit D to

A1 Credit Agreement

(c) “Obligor Debt” has the meaning set forth in the third WHEREAS clause of this Agreement.

(d) “Other Senior Indebtedness” has the meaning set forth in Section 1.1(a).

(e) “Senior Indebtedness” means the aggregate of all Obligations owing from time to time by the Obligor to the Senior Lender under the Credit Agreement and the other Loan Documents, whether present or future, direct or indirect, contingent or otherwise (including any interest accruing thereon after the date of filing any petition by or against the Obligor in connection with any bankruptcy or other proceeding and any other interest that would have accrued thereon but for the commencement of such proceeding).

(f) “Subordinated Indebtedness” means the aggregate Obligor Debt owing from time to time by the Obligor to the Subordinated Creditor, whether present or future, direct or indirect, contingent or otherwise.

1.2 Headings. The division of this Agreement into articles, sections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3 Interpretation. In this Agreement:

(a) the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer, unless otherwise specified, to this Subordination Agreement taken as a whole and not to any particular article, section, subsection or paragraph;

(b) words importing the singular number or masculine gender shall include the plural number or the feminine or neuter genders, and vice versa;

(c) all references to “Articles” and “Sections” refer, unless otherwise specified, to articles, sections, subsections or paragraphs of this Agreement, as the case may be; and

(d) words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

1.4 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The Subordinated Creditor irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States Federal courts sitting in Southern District of the State of New York, without prejudice to the rights of the Senior Lender to take proceedings in any other jurisdiction.

1.5 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect in any jurisdiction, it shall not affect the validity, legality or enforceability of such provision in any other jurisdiction or the validity, legality or enforceability of any other provision of this Agreement.

Exhibit D to

A1 Credit Agreement

1.6 Time of the Essence. Time shall be of the essence of this Agreement.

ARTICLE 2

POSTPONEMENT AND SUBORDINATION OF PAYMENT

2.1 General Postponement and Subordination. Except as specifically provided for in Article 3:

(a) the Subordinated Indebtedness shall be and is hereby expressly postponed and made subordinate in right of payment to the prior payment in full in cash of the Senior Indebtedness and termination of the Commitments under the Credit Agreement; and

(b) the Subordinated Creditor shall not accept any repayment, prepayment or other satisfaction of all or any portion of the Subordinated Indebtedness (whether in cash, property or securities) prior to the payment in full in cash of the Senior Indebtedness and termination of the Commitments under the Credit Agreement.

2.2 Priority of Senior Indebtedness on Dissolution or Insolvency. In the event of any dissolution, winding up, liquidation, readjustment, reorganization, bankruptcy, insolvency, receivership or other similar proceedings (a “Proceeding”) relating to the Obligor, or any of its property (whether voluntary or involuntary, partial or complete), or any other marshalling of the assets and liabilities of the Obligor, the Beneficiary Indebtedness shall first be paid in full in cash before the Subordinated Creditor shall be entitled to receive or retain any payment or distribution in respect of the Subordinated Indebtedness. In such event, in order to implement the foregoing, but subject always to the provisions of Section 7.1(a):

(a) the Subordinated Creditor shall promptly file a claim or claims, in the form required in such proceedings, for the full outstanding amount of the Subordinated Indebtedness, and shall cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Beneficiaries, ratably according to the aggregate amounts remaining unpaid on account of the Beneficiary Indebtedness held by each of them;

(b) the Subordinated Creditor hereby irrevocably agrees that the Beneficiaries may, at their sole discretion, in the name of the Subordinated Creditor or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and any such receipts shall be distributed to the Beneficiaries according to the aggregate amounts remaining unpaid on account of the respective Beneficiary Indebtedness held by them, and file, prove and vote or consent in any Proceeding with respect to any and all claims of the Subordinated Creditor relating to the Subordinated Indebtedness;

(c) In any bankruptcy or other Proceeding in respect of the Obligor, the Subordinated Creditor shall not, unless otherwise agreed by the Beneficiaries, (i) file any motion, application or other pleading seeking affirmative relief, including without limitation for the appointment of a trustee or examiner, for the conversion of the case to a

Exhibit D to

A1 Credit Agreement

liquidation proceeding, for the substantive consolidation of the Obligor’s bankruptcy case with the case of any other entity, for the creation of a separate official committee representing only the Subordinated Creditor or any other form of affirmative relief of any other kind or nature, or (ii) file any objection or other responsive pleading opposing any relief requested by any Beneficiary; and

(d) The Subordinated Creditor shall execute and deliver to the Beneficiaries or their representative such further proofs of claim, assignments of claim and other instruments confirming the authorization referred to in the foregoing clause (b), and any powers of attorney confirming the rights of the Beneficiaries arising hereunder, and shall take such other actions as may be requested by the Beneficiaries or their representative in order to enable the Beneficiaries or their representative to enforce any and all claims in respect of the Subordinated Indebtedness.

Payments Held in Trust. If, notwithstanding the provisions of this Agreement, any payment or distribution of any character (whether in cash, securities, or other property) or any security shall be received by the Subordinated Creditor in contravention of the terms of this Agreement, such payment, distribution or security shall not be commingled with any asset of the Subordinated Creditor, shall be held in trust for the benefit of, and shall be paid over or delivered or transferred to, the Beneficiaries, or their representative, ratably according to the aggregate amounts remaining unpaid on account of the Beneficiary Indebtedness held by each of them, for application to the payment of all Beneficiary Indebtedness then remaining unpaid, until all such Beneficiary Indebtedness shall have been paid in full.

Payment in Full on Senior Indebtedness. For purposes of this Agreement, the Senior Indebtedness shall not be deemed to have been paid in full until the Senior Lender shall have received full payment of the Senior Indebtedness in cash and all Commitments of the Senior Lender under the Credit Agreement shall have irrevocably terminated.

2.3 Legend on Subordinated Debt Instruments. The Subordinated Creditor shall, substantially simultaneously with the execution and delivery hereof, cause a conspicuous legend to be placed on each of the instruments evidencing Subordinated Indebtedness to the following effect:

“This instrument and the indebtedness evidenced hereby is subordinated, in the manner and to the extent set forth in an agreement dated             ,        (as such agreement may from time to time be amended, restated, modified, or supplemented, the “Subordination Agreement”), by the maker and payee of this instrument in favor of the “Lender” referred to therein, to all Senior Indebtedness as defined therein), and each holder of this instrument, by its acceptance hereof, shall be bound by the Subordination Agreement.”

and upon request by the Senor Lender deliver a copy of each of the instruments evidencing Subordinated Debt, as so marked, to the Lender within 60 days following such request.

2.4 Application of Payments. All payments and distributions received by the Senior Lender in respect of the Subordinated Indebtedness, to the extent received in or converted into

Exhibit D to

A1 Credit Agreement

cash, may be applied by the Senior Lender first to the payment of any and all expenses (including reasonable legal fees and expenses) paid or incurred by the Senior Lender in enforcing this Agreement, or in endeavoring to collect or realize upon any of the Subordinated Indebtedness or any collateral security therefor, and any balance thereof shall, solely as between the Subordinated Creditor and the Senior Lender, be applied by the Senior Lender in such order of application as the Senior Lender may from time to time select, toward the payment of the Senior Indebtedness remaining unpaid.

ARTICLE 3

PERMITTED PAYMENTS

3.1 Permitted Payments. At any time other than during the continuation of a Default or Event of Default under the Credit Agreement, the Subordinated Creditor shall, subject to Section 2.2, be entitled to receive payments on account of any Subordinated Indebtedness in accordance with the terms of such Subordinated Indebtedness.

ARTICLE 4

SUBROGATION

4.1 Restriction on Subrogation. The Subordinated Creditor shall not exercise any rights which it may acquire by way of subrogation or contribution under this Agreement, as a result of any payment made hereunder or otherwise, until this Agreement has ceased to be effective in accordance with Section 7.1(a).

4.2 Transfer by Subrogation. If (a) the Senior Lender receives payment of any of the Subordinated Indebtedness, (b) the Senior Indebtedness has been paid in full in cash and (c) there are no further Commitments outstanding under the Credit Agreement, then the Senior Lender will, at the Subordinated Creditor’s request and expense, execute and deliver to the Subordinated Creditor appropriate documents, without recourse and without representation or warranty (except as to their right to transfer such Senior Indebtedness and related security free of encumbrances created by the Senior Lender), necessary to evidence the transfer by subrogation to the Subordinated Creditor of an interest in its Senior Indebtedness and any security held therefor resulting from such payment of the Subordinated Indebtedness to the Senior Lender.

ARTICLE 5

DEALINGS WITH BORROWER

5.1 Restriction Dealings by Subordinated Creditor. Except with the prior written consent of the Senior Lender, the Subordinated Creditor shall not:

(a) assign all or any portion of the Subordinated Indebtedness in favor of any Person other than the Senior Lender unless such Person has agreed in writing with the Senior Lender to be bound by the provisions hereof in the place and stead of the Subordinated Creditor; or

(b) commence, or join with any other Person in commencing, any Proceeding respecting the Obligor or any Subsidiary of the Obligor.

Exhibit D to

A1 Credit Agreement

5.2 Permitted Dealings by Senior Lender. Notwithstanding anything in this Agreement, the Subordinated Creditor acknowledges that the Senior Lender shall be entitled to:

(a) lend monies or otherwise extend credit or accommodations to the Obligor as part of the Senior Indebtedness or otherwise;

(b) agree to any change in, amendment to, waiver of, or departure from, any term of the Credit Agreement or any other Loan Document including, without limitation, any amendment, renewal or extension of such agreement or increase in the payment obligations of the Obligor under any such Loan Documents;

(c) grant time, renewals, extensions, releases, discharges or other indulgences or forbearances to the Obligor in respect of the Senior Indebtedness;

(d) waive timely and strict compliance with or refrain from exercising any rights under or relating to the Senior Indebtedness;

(e) accept or make any compositions, arrangements, plans of reorganization or compromises with any Person as the Senior Lender may deem appropriate in connection with the Senior Indebtedness;

(f) change, whether by addition, substitution, removal, succession, assignment, grant of participation, transfer or otherwise, the Senior Lender;

(g) acquire, give up, vary, exchange, release, discharge or otherwise deal with or fail to deal with any security interests, guaranties or collateral relating to any Senior Indebtedness, this Agreement or any other Loan Document or allow the Obligor or any other Person to deal with the property which is subject to such security interests, guaranties or collateral, all as the Senior Lender may deem appropriate; and/or

(h) abstain from taking, protecting, securing, registering, filing, recording, renewing, perfecting, insuring or realizing upon any security interests, guaranties or collateral for any Senior Indebtedness; and no loss in respect of any of the security interests or guaranties received or held for and on behalf of the Senior Lender, whether occasioned by fault, omission of negligence of any kind, whether of the Senior Lender or otherwise, shall in any way limit or impair the liability of the Subordinated Creditor or the rights of the Senior Lender under this Agreement;

all of which may be done without notice to or consent of the Subordinated Creditor and without impairing, releasing or otherwise affecting any rights or obligations of the Subordinated Creditor hereunder or any rights of the Senior Lender hereunder.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties. The Subordinated Creditor hereby represents and warrants to the Senior Lender that:

(a) the Subordinated Creditor is a [corporation] duly incorporated or amalgamated, as the case may be, and validly existing under the laws of its jurisdiction of incorporation or amalgamation, as the case may be;

Exhibit D to

A1 Credit Agreement

(b) the Subordinated Creditor has all necessary [corporate] power and authority to enter into this Agreement;

(c) the Subordinated Creditor has taken all necessary [corporate] action to authorize the creation, execution, delivery and performance of this Agreement;

(d) this Agreement constitutes a valid and legally binding obligation of the Subordinated Creditor, enforceable against the Subordinated Creditor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles; and

(e) neither the execution and delivery of this Agreement, nor compliance with the terms and conditions hereof (i) will result in a violation of the articles or by-laws of the Subordinated Creditor or any resolutions passed by the board of directors or shareholders of the Subordinated Creditor or any applicable law, order, judgment, injunction, award or decree; (ii) will result in a breach of, or constitute a default under, any loan agreement, indenture, trust deed or any other material agreement or instrument to which the Subordinated Creditor is a party or by which its or its assets are bound; or (iii) requires any approval or consent of any governmental authority having jurisdiction except such as have already been obtained and are in full force and effect.

ARTICLE 7

CONTINUING SUBORDINATION

7.1 Continuing Subordination; Reinstatement. This Subordination Agreement shall create a continuing subordination and shall:

(a) remain in full force and effect until the Senior Lender has received payment in cash of the full amount of the Senior Indebtedness and no further Commitments are outstanding under the Credit Agreement; provided, however, that Section 5.1(b) shall remain in effect until 91 days after such time;

(b) be binding upon the Subordinated Creditor and its successors and assigns; and

(c) inure, together with the rights and remedies of the Senior Lender, to the benefit of and be enforceable by the Senior Lender and its successors and assigns for their benefit and for the benefit of any other Person entitled to the benefit of any Loan Documents from time to time, including any permitted assignee of some or all of the Loan Documents.

Subordinated Creditor agrees that following such termination this Subordination Agreement shall be automatically reinstated if for any reason any payment made on the Senior Indebtedness is rescinded or must be otherwise restored by the Senior Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Exhibit D to

A1 Credit Agreement

7.2 Other Obligations Not Affected. The subordination provided for herein is in addition to and not in substitution for any other agreement or any other security by whomsoever given or at any time held by the Senior Lender in respect of the Senior Indebtedness, and the Senior Lender shall at all times have the right to proceed against or realize upon all or any portion of any other agreement or any security or any other monies or assets to which the Senior Lender may become entitled or have a claim in such order and in such manner as the Senior Lender in its sole discretion may deem appropriate.

7.3 Acknowledgment of Documentation. The Subordinated Creditor hereby acknowledges that it is familiar with and understands the terms of the Credit Agreement and all other Loan Documents. The Subordinated Creditor shall ensure that the Obligor provides such copies as the Subordinated Creditor wishes to receive of all amendments, modifications or supplements to any of the aforementioned documents and of any other documents, instruments or agreements which are executed in the future pursuant to which Senior Indebtedness may arise. The Senior Lender shall not in any manner have any obligation to ensure such receipt nor shall lack of receipt in any way affect the absolute and unconditional nature of the Subordinated Creditor’s obligations hereunder in respect of the Senior Indebtedness thereby created or arising.

ARTICLE 8

GENERAL PROVISIONS

8.1 Notices. All notices and other communications provided for hereunder shall be given in the form and manner prescribed by Section 8.02 of the Credit Agreement. All such notices to the Subordinated Creditor may be given to the Borrowers on behalf of the Subordinated Creditor and shall be sufficiently delivered if so given.

8.2 Amendments and Waivers.

(a) No provision of this Agreement may be amended, waived, discharged or terminated orally nor may any breach of any of the provisions of this Agreement be waived or discharged orally, and any such amendment, waiver, discharge or termination may only be made in writing signed by the Senior Lender, and if such amendment is intended to bind the Subordinated Creditor, by the Subordinated Creditor.

(b) No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof unless specifically waived in writing, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) Any waiver of any provision of this Agreement or consent to any departure by any party therefrom shall be effective only in the specific instance and for the specific purpose for which given and shall not in any way be or be construed as a waiver of any future requirement.

Exhibit D to

A1 Credit Agreement

8.3 Assignment by Lenders. The Subordinated Creditor acknowledges and agrees that the Senior Lender shall have the right to assign, sell, participate or otherwise transfer all or any portion of its rights and benefits under the Loan Documents (including this Agreement) without the consent of the Subordinated Creditor. This Agreement shall extend to and inure to the benefit of the Senior Leader and its respective successors and permitted assigns.

8.4 Assignment and Certain Other Actions by Subordinated Creditor. Until payment in full of the Senior Indebtedness, the Subordinated Creditor shall not, without the prior written consent of the Senior Lender (which consent may be arbitrarily withheld), (a) accelerate the maturity of the Subordinated Indebtedness to a date that is earlier than six (6) months after the Maturity Date as defined in the Credit Agreement; (b) take any collateral security or guarantees for any Subordinated Indebtedness; or (c) sell, assign, transfer, endorse, pledge, encumber or otherwise dispose of any of the Subordinated Indebtedness, unless the Subordinated Creditor gives the Senior Lender written notice thereof and such sale, transfer, endorsement, pledge, encumbrance or other disposition is to an Affiliate of the Obligor and is made expressly subject to this Subordination Agreement.

8.5 Further Assurances. The Subordinated Creditor shall, at the request of the Senior Lender but at the expense of the Subordinated Creditor, do all such further acts and things and execute and deliver all such further documents as the Senior Lender may reasonably require in order to fully perform and carry out the terms of this Agreement.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF the Subordinated Creditor has caused this Agreement to be executed by its duly authorized representative(s) as of the date first above written.

Per:
Name:
Title:

Exhibit D to

A1 Credit Agreement

Per:
Name:
Title:

Exhibit D to

A1 Credit Agreement

ACKNOWLEDGMENT

The undersigned hereby acknowledges the terms of the above Subordination Agreement and covenants not to participate in any violation thereof.

ENBRIDGE ENERGY PARTNERS, L.P.

By:	Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., its general partner

By:
Name:
Title:

Exhibit D to

A1 Credit Agreement

ANNEX A

Indebtedness

Exhibit D to

A1 Credit Agreement

EXHIBIT C

FORM OF FACILITY B1

B1 CREDIT AGREEMENT

This B1 CREDIT AGREEMENT (this “Agreement”), dated as of the [      ] day of [            ], 2009 (the “Closing Date”), is executed by and between Enbridge Energy, Limited Partnership, a Delaware limited partnership, on behalf of the Series AC (the “Borrower”), and Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Lender”).

RECITALS

WHEREAS, the Lender has entered into a Credit Agreement with Enbridge Energy Company, Inc. (“EECI”), dated as of the date hereof (as such agreement may be amended, supplemented or otherwise modified from time to time, the “A1 Credit Agreement”), whereby EECI will make loans to the Lender from time to time;

WHEREAS, the Lender and the Borrower desire to enter into this Agreement, whereby the Lender will make Loans (as defined below) to the Borrower from time to time in an amount equal to the loan proceeds received by the Lender from EECI under the A1 Credit Agreement;

WHEREAS, EECI, the Lender and the Borrower desire that the proceeds of the Loans made by the Lender to the Borrower under this Agreement (as funded from the proceeds of the loans made by EECI to the Lender under the A1 Credit Agreement) be used by the Borrower to fund a portion of the total costs to construct (a) the U.S. portion of the proposed 36-inch diameter crude oil pipeline from Hardisty, Alberta to Superior, Wisconsin, with an initial annual capacity of 450,000 barrels per day and (b) related terminals, interconnections, tanks and pump stations located in the United States (collectively, the “Alberta Clipper Project”);

WHEREAS, the Lender has agreed to make Loans to the Borrower up to a preapproved maximum amount on the terms and conditions set out herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION; DEFINITIONS

1.1	The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Annexes are to Articles, Sections and Annexes of or attached to this Agreement.

1.2	Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.3	As used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“2007 Credit Facility” shall mean the Second Amended and Restated Credit Agreement, dated as of April 4, 2007, among the Lender, Bank of America, as administrative agent, and the other agents and lenders party thereto, as amended, supplemented or modified from time to time, or any replacement facility thereof.

(b)	“A1 Commitment” shall mean the “Commitment” as defined in the A1 Credit Agreement.

(c)	“A1 Credit Agreement” shall have the meaning set forth in the recitals hereto.

(d)	“Agreement” shall have the meaning set forth in the preamble hereto.

(e)	“Alberta Clipper Project” shall have the meaning set forth in the recitals hereto.

(f)	“Applicable Rate” shall have the meaning set forth in Section 3.5.

(g)	“Bank of America” shall mean Bank of America, N.A.

(h)

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such prime rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced prime rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If for any reason the “prime rate” set by Bank of America has not been announced for such day, then such rate as set and publicly announced by Wachovia for such day shall be used.

(i)	“Base Rate Loan” shall mean a Loan that bears interest based on the Base Rate.

(j)	“Borrower” shall have the meaning set forth in the preamble hereto.

(k)	“Borrowing” shall mean a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by the Lender pursuant to Section 2.1.

(l)

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, either (a) the State of New York or (b) the City of Calgary, Alberta,

2

Canada, and if such day relates to any Fixed Period Eurodollar Rate Loan, it must also be a day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

(m)	“Closing Date” shall have the meaning set forth in the preamble hereto.

(n)	“Commitment” shall have the meaning set forth in Section 2.1 hereof.

(o)	“Credit Facility” shall have the meaning set forth in Section 2.1 hereof.

(p)	“Debt Rating” shall mean, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 6 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply.

(q)	“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

(r)	“Default” shall mean any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

(s)	“Default Rate” shall mean an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Fixed Period Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

(t)	“Dollar” and “$” shall mean lawful money of the United States of America.

(u)	“EECI” shall have the meaning set forth in the recitals hereto.

(v)	“Event of Default” shall have the meaning set forth in Article 6 hereof.

(w)

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest  1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for

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such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Lender.

(x)	“Fixed Period Eurodollar Rate” shall mean, with respect to any Fixed Period Eurodollar Rate Loan for the Interest Period applicable to such Fixed Period Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Fixed Period Eurodollar Rate” for such Interest Period shall equal the Fixed Period Eurodollar Rate (as defined in the 2007 Credit Facility) that applied to the most recent borrowing of Fixed Period Eurodollar Loans (as defined in the 2007 Credit Facility) under the 2007 Credit Facility.

(y)	“Fixed Period Eurodollar Rate Loan” shall mean a Loan that bears interest at a rate of interest based on the Fixed Period Eurodollar Rate.

(z)	“GAAP” shall mean United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

(aa)	“General Partners” shall mean, collectively, Enbridge Pipelines (Lakehead) L.L.C., a Delaware limited liability company, and Enbridge Pipelines (Wisconsin) Inc., a Wisconsin corporation.

(bb)	“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

(cc)

“Guarantee Obligation” shall mean, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or

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indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

(dd)	“In-Service Date” shall have the meaning set forth in the Tariff Term Sheet.

(ee)	“Indebtedness” shall mean, as to any Person at a particular time, all of the following (without duplication):

(i)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii)	any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(iii)	whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services except trade accounts payable arising in the ordinary course of business of such Person, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(iv)	capital leases; and

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(v)	all Guarantee Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person by its governing agreements and applicable Law except for customary exceptions acceptable to the Lender.

(ff)	“Interest Payment Date” shall mean, (a) as to any Fixed Period Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Fixed Period Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

(gg)	“Interest Period” shall mean, with respect to any Fixed Period Eurodollar Rate Loan, the period commencing on the date such Fixed Period Eurodollar Rate Loan is disbursed or converted to or continued as a Fixed Period Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)	any Interest Period applicable to any Fixed Period Eurodollar Rate Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)	any Interest Period applicable to any Fixed Period Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of clause (i) above, end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)	no Interest Period shall extend beyond the Maturity Date.

(hh)	“Law” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

(ii)	“Lender” shall have the meaning set forth in the preamble hereto.

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(jj)	“Lender’s Office” shall mean the Lender’s address and, as appropriate, account as set forth on Annex I, or such other address or account as the Lender may from time to time notify to the Borrower.

(kk)	“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, security interest or any other arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, a deposit arrangement and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction) for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners, including, if applicable, the interest of a purchaser of accounts receivable but excluding the title of the lessor under any operating lease.

(ll)	“Loan Notice” shall mean written or telephonic notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans as the same Type, pursuant to Section 3.1(a), which, if in writing, shall be substantially in the form of Annex IV hereto or if telephonic, shall be immediately followed by written notice in the form of Annex IV; provided, any such telephone notice shall be irrevocable when given notwithstanding that it is required to be so confirmed in writing.

(mm)	“Loans” shall have the meaning set forth in Section 2.1 hereof.

(nn)	“Maturity Date” shall mean the earlier to occur of (a) the date that is 180 days after the In-Service Date and (b) July 1, 2011.

(oo)	“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof, or if no such successor, any other debt rating agency selected by the Borrower and approved by the Lender.

(pp)	“Mortgage Note Agreements” shall mean, collectively, those certain Note Agreements, each dated as of December 12, 1991, between the Partnership and each of the respective purchasers of the Mortgage Notes, as amended, supplemented or modified from time to time and in effect.

(qq)	“Mortgage Notes” shall mean, collectively, the Partnership’s 9.15% First Mortgage Notes due December 15, 2011, originally issued in the aggregate principal amount of $310,000,000 pursuant to the separate Mortgage Note Agreements, dated December 12, 1991, between the Partnership and the institutional investors party thereto, together with any loan agreement and security documents executed in connection therewith, any and all instruments given in renewal, extension, modification or rearrangement of or in substitution or replacement for any one or more of the foregoing described promissory notes and other documents, whether given to the original purchaser thereof (or its designee) or any other Person and other documents.

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(rr)	“Mortgage Notes Termination Date” shall mean the date on which all obligations under the Mortgage Notes shall have been repaid and all Mortgage Notes shall have terminated or expired.

(ss)	“Note” shall mean a promissory note made by the Borrower in favor of the Lender evidencing Loans made by such Lender, substantially in the form of Annex III.

(tt)	“Outstanding Amount” shall mean, on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

(uu)	“Partnership” shall mean Enbridge Energy, Limited Partnership, a Delaware limited partnership.

(vv)	“Partnership Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as amended, supplemented or modified from time to time.

(ww)	“Person” shall mean any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

(xx)	“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof, or if no such successor, any other debt rating agency selected by the Borrower and approved by the Lender.

(yy)	“Senior Debt” shall have the meaning set forth in Section 9.2 hereto.

(zz)	“Senior Indenture” shall mean that certain Indenture dated September 15, 1998 providing for the issuance of senior debt securities of the Partnership, which indenture is between the Partnership, as issuer, and JPMorgan Chase Bank, N.A., successor to The Chase Manhattan Bank, as trustee.

(aaa)

“Senior Unsecured Notes” shall mean, collectively, the following: (a) the 7% senior notes due 2018 in the aggregate principal amount of $100,000,000 issued by the Partnership pursuant to the Senior Indenture; (b) the 7  1/8% senior notes due 2028 in the aggregate principal amount of $100,000,000 issued by the Partnership pursuant to the Senior Indenture; (c) the 7.9% senior notes due 2012 in the aggregate principal amount of $100,000,000 issued by the Partnership pursuant to the Senior Indenture; and (d) such other senior unsecured notes issued by the Partnership on or after the Closing Date pursuant to the Senior Indenture.

(bbb)	“Subordinated Debt” shall have the meaning set forth in Section 9.1 hereto.

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(ccc)	“Tariff Term Sheet” shall mean the Alberta Clipper U.S. Term Sheet dated June 28, 2007 and approved by the U.S. Federal Energy Regulatory Commission by the letter dated August 28, 2008 (124 FERC ¶ 61,200 (2008)), as the same may be amended from time to time.

(ddd)	“Type” shall mean, with respect to a Loan, its character as a Base Rate Loan or a Fixed Period Eurodollar Rate Loan.

(eee)	“Wachovia” shall mean Wachovia Bank, National Association, or any successor thereof.

ARTICLE 2

THE CREDIT FACILITY

2.1	Subject to the satisfaction of the conditions set forth in Section 3.1(b), the Lender shall make loans pursuant to this Agreement (“Loans”) in Dollars to the Borrower on the Closing Date and on one Business Day per month (or more frequently, if agreed by the Lender in the Lender’s sole discretion) during the period from the Closing Date to the Maturity Date upon receipt from the Borrower of Loan Notices in accordance with Section 3.1(a), which Loans (collectively, the “Credit Facility”) shall not exceed in the aggregate the lesser of (a) the aggregate amount of the A1 Commitment, and (b) four hundred million Dollars ($400,000,000) (such amount set forth in clause (b), as such amount may be reduced or adjusted from time to time in accordance with this Agreement, the Lender’s “Commitment”).

2.2	The Loans shall be unsecured, and prior to the Mortgage Notes Termination Date, the Loans shall be subordinate to all Senior Debt in accordance with Article 9 hereof.

2.3	The Credit Facility is being made available for the financing of a portion of the total costs to construct the Alberta Clipper Project, and the proceeds of the Loans shall be used only to pay such construction costs.

2.4	Any Loans that have been prepaid or repaid may not be reborrowed.

ARTICLE 3

LOANS, INTEREST AND FEES

3.1	Borrowings, Conversions and Continuations of Loans.

(a)

Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower’s irrevocable notice to the Lender and to the “Lender” as defined in the A1 Credit Agreement. Each such notice must be received by the Lender and the “Lender” as defined in the A1 Credit Agreement not later than 11:00 a.m., Mountain Standard Time or Mountain Daylight Time (as applicable), (i) three Business Days prior to the requested date of any such Borrowing of, conversion to or continuation of any such Fixed Period Eurodollar Rate Loans or of any conversion of any such Fixed Period Eurodollar Rate Loans to Base Rate Loans,

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and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Loan Notice shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as the same Type, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Fixed Period Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Fixed Period Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)	Following receipt of a Loan Notice from the Borrower, if (i) no Default or Event of Default exists or would result from the proposed Borrowing and (ii) the Lender has received immediately available funds from an identical loan from the “Lender” as defined in the A1 Credit Agreement in the amount of such requested Loan pursuant to the A1 Credit Agreement, the Lender shall make the funds available to the Borrower by either wire transfer of such funds or other customary method used by the parties hereto and their Affiliates, in each case, in accordance with instructions provided to the Lender by the Borrower.

(c)	The Lender agrees that substantially contemporaneously with the delivery of a Loan Notice in accordance with Section 3.1(a), the Borrower may deliver a copy of such Loan Notice to EECI and that such copy so delivered to EECI shall be deemed by the Lender to constitute a loan notice provided by the Lender to EECI under the A1 Credit Agreement.

(d)	Except as otherwise provided herein, a Fixed Period Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Fixed Period Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Fixed Period Eurodollar Rate Loans without the consent of the Lender, and the Lender may demand that any or all of the then outstanding Fixed Period Eurodollar Rate Loans be converted to Base Rate Loans at the end of the respective Interest Periods therefor, if at the end of such periods, a Default or an Event of Default is then in existence.

(e)	The Lender shall promptly notify the Borrower of the interest rate applicable to any Fixed Period Eurodollar Rate Loan upon determination of such interest rate. The determination of the Fixed Period Eurodollar Rate by the Lender shall be conclusive in the absence of manifest error. The Lender shall notify the Borrower of any change in its referenced prime rate used in determining the Base Rate promptly following the public announcement of such change.

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3.2	Prepayments. The Borrower may, upon notice to the Lender and to the “Lender” as defined in the A1 Credit Agreement, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that such notice must be received by the Lender and the “Lender” as defined in the A1 Credit Agreement not later than 10:00 a.m., Mountain Standard Time or Mountain Daylight Time (as applicable), (i) three Business Days prior to any date of prepayment of Fixed Period Eurodollar Rate Loans, and (ii) one Business Day prior to any date of prepayment of Base Rate Loans. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Fixed Period Eurodollar Rate Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.12.

3.3	Reduction or Termination of Commitments. The Borrower may, upon notice to the Lender, terminate the Commitment, or permanently reduce the Commitment. Once reduced in accordance with this Section 3.3, the Commitment may not be increased.

3.4	Repayment of Loans. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

3.5	Applicable Rate. The “Applicable Rate” under this Agreement shall be the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee Rate	Applicable Rate for Eurodollar Loans	Applicable Rate for Base Rate Loans	Utilization Fee Rate
1	A/A2 or higher	.045%	.180%	0.05%
2	A-/A3	.050%	.200%	0.05%
3	BBB+/Baa1	.070%	.230%	0.05%
4	BBB/Baa2	.090%	.310%	0.05%
5	BBB-/Baa3	.110%	.440%	0.05%
6	Lower than BBB-/Baa3 or unrated	.125%	.575%	0.10%

Initially, the Applicable Rate shall be determined based upon the Debt Rating of BBB/Baa2. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

3.6	Interest.

(a)	Subject to the provisions of subsection (b) below, (i) each Fixed Period Eurodollar Rate Loan shall bear interest on the outstanding principal amount

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thereof for each Interest Period at a rate per annum equal to the Fixed Period Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)	In the event any amount due hereunder or under any Note (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay interest on such unpaid amount (including, without limitation, interest on interest) at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)	Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that if the Borrower delivers a Loan Notice in accordance with Section 3.1(a) with respect to the interest due on an Interest Payment Date prior to the Maturity Date and no Default or Event of Default exists or would result from the proposed Borrowing, the interest payment due on such Interest Payment Date may be paid from the proceeds of a Loan in an equivalent amount, unless such amount would exceed the Commitment existing on such date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.7	Fees.

(a)	Facility Fee. The Borrower shall pay to the Lender a facility fee equal to the applicable facility fee rate based on the Debt Rating as set forth in the definition of Applicable Rate multiplied by the actual daily amount of the Commitment, regardless of usage. The facility fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Debt Rating during any quarter, the facility fee shall be computed separately for each period during such quarter that each such Debt Rating was in effect. The facility fee shall accrue at all times, including at any time during which one or more of the conditions set forth in Section 3.1(b) are not met.

(b)

Utilization Fee. The Borrower shall pay to the Lender a utilization fee equal to the applicable utilization fee rate based on the Debt Rating as set forth in the definition of Applicable Rate multiplied by the actual daily aggregate Outstanding Amount of Loans for each day that such aggregate Outstanding Amount exceeds 50% of the Commitment. The utilization fee shall be due and payable quarterly in

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arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The utilization fee shall be calculated quarterly in arrears. The utilization fee shall accrue at all times, including at any time during which one or more of the conditions set forth in Section 3.1(b) are not met.

3.8	Computation of Interest. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

3.9	Evidence of Debt. The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. Upon the request of the Lender, the Loans may be evidenced by a Note, in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

3.10	Payments Generally.

(a)	All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 11:00 a.m., Mountain Standard Time or Mountain Daylight Time (as applicable), on the date specified herein. All payments received by the Lender after 11:00 a.m., Mountain Standard Time or Mountain Daylight Time (as applicable), shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)	Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)

If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses incurred by the Lender,

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including costs and expenses owed by the Lender under the A1 Credit Agreement, (ii) second, toward repayment of interest and fees then due hereunder, and (iii) third, toward repayment of principal then due hereunder.

(d)	Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.11	Inability to Determine Rates. If the Lender determines in connection with any request for a Fixed Period Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Fixed Period Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Fixed Period Eurodollar Rate for such Fixed Period Eurodollar Rate Loan, or (c) the Fixed Period Eurodollar Rate for such Fixed Period Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Fixed Period Eurodollar Rate Loan, the Lender will promptly notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Fixed Period Eurodollar Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may, without liability for any attendant breakage costs, revoke any pending request for a Borrowing, conversion or continuation of Fixed Period Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.12	Funding Losses. Upon demand of the Lender from time to time (which demand shall be accompanied by a certificate of such Lender setting forth in reasonable detail the amount demanded, the basis therefor and the calculations in respect thereto, which shall be conclusive in the absence of manifest error), the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)	any continuation, conversion, payment or prepayment of any Loan made to such Borrower other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)	any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan made to the Borrower other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)	including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

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All of the Borrower’s obligations under this Section 3.12 shall survive termination of the Commitment and payment in full of all the other amounts owed hereunder.

ARTICLE 4

PAYMENT OF WITHHOLDING TAXES

AND OTHER CHARGES

4.1	All payments required under this Agreement or in respect of the Note, whether in respect of principal, interest (including interest at the Default Rate) or any other obligation, shall be made in full, in Dollars without any deduction or withholding on account of taxes, set-off, counter-claim, duties or other charges of any nature or kind whatsoever, unless the Borrower is prohibited by applicable Law from doing so in which event the Borrower shall pay an additional amount such that the net amount received by the Lender shall be the amount which would have been received by the Lender if no such deduction or withholding had been made.

ARTICLE 5

COVENANTS OF THE BORROWER

So long as any obligation is outstanding under this Agreement or the Note, or the Credit Facility is available hereunder, the Borrower covenants and agrees with the Lender that, unless the Lender otherwise consents in writing, it shall:

5.1	Punctually pay the principal of all Loans, all interest thereon and all other amounts required to be paid hereunder and under the Note.

5.2	Observe, perform and comply with all applicable laws except to the extent that non-compliance would not reasonably be expected to have a material adverse effect on the business of the Borrower or its ability to perform its covenants hereunder.

5.3	Cause to be paid or discharged all lawful taxes, assessments and government charges or Liens imposed on earnings, labor or materials which might result in a Lien or charge upon the property or assets of the Borrower, unless such taxes, assessments, charges or Liens are being contested in good faith.

5.4	Obtain and maintain in full force and effect all of its material agreements, rights, franchises, operations, contracts and other arrangements and all material authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other requirements of any Governmental Authority required or reasonably necessary to carry on its business, except to the extent that the failure to have or maintain the same would not reasonably be expected to have a material adverse effect on the business of the Borrower or its ability to perform its covenants hereunder.

5.5	Not create, incur, assume or permit to exist any Indebtedness, other than the Indebtedness listed on Annex II hereto.

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ARTICLE 6

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute a default under this Agreement (each such event being herein referred to as an “Event of Default”):

6.1	The Borrower fails to pay any amount due to the Lender under this Agreement or the Note when such amount becomes due and payable and the Partnership and the other series of the Partnership subsequently fail to pay such amount within one (1) Business Day following such failure by the Borrower.

6.2	The Borrower fails to perform or observe any covenant or obligation herein or in the Note (other than a covenant or condition whose breach is specifically dealt with elsewhere in this Article 6) and such failure remains unremedied for ten (10) days following notice of such failure by the Lender to the Borrower or such longer period as may be agreed by the Lender having regard to the subject matter of the failure.

6.3	The Borrower or the Partnership ceases to maintain its existence.

6.4	Any judgment or order for the payment of money in excess of fifteen million Dollars ($15,000,000) is rendered against the Borrower and either (a) enforcement proceedings have been commenced by a creditor upon the judgment or order, or (b) there is any period of fifteen (15) consecutive days during which a stay of enforcement of the judgment or order by reason of a pending appeal or otherwise is not in effect.

6.5	The Partnership (a) becomes insolvent or generally not able to pay its debts as they become due, (b) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (c) institutes or has instituted against it any proceeding seeking (i) to adjudicate it bankrupt or insolvent, (ii) liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving its creditors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or (d) takes any limited partnership action to authorize any of the above actions.

ARTICLE 7

REMEDIES

Upon the occurrence and continuance of any Event of Default, and prior to the Mortgage Notes Termination Date, subject to Article 9, the Lender may, in its sole and absolute discretion upon written notice to the Borrower:

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7.1	Declare the whole or any portion of the Loans then outstanding unpaid and all accrued and unpaid interest thereon to be immediately due and payable.

7.2	Exercise any right or recourse and/or proceed by any action, suit or remedy or proceeding permitted by Law and proceed to exercise any and all rights hereunder, at such times and in such manner as the Lender may consider expedient.

7.3	The foregoing remedies shall be without, except as may be required by applicable law, any additional notice, presentment, demand, protest, notice of protest, dishonor or any other action. These rights and remedies of the Lender hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by applicable law.

7.4	The Borrower shall, on demand, indemnify and reimburse the Lender for all reasonable costs, losses, expenses and liabilities which the Lender may sustain or incur as a consequence of the occurrence and continuance of any Event of Default hereunder.

ARTICLE 8

NO RECOURSE AGAINST OTHERS; OBLIGATION OF THE PARTNERSHIP

8.1	Neither any director, officer or employee of the Borrower, nor any partner of the Partnership or, except as set forth below, any series of the Partnership, as such, shall have any liability for any obligations of the Borrower under this Agreement or for any claim based on, in respect of, or by reason of, such obligation or its creation.

8.2	The Borrower has executed this Agreement for internal record keeping convenience; however, this Agreement is an obligation of the Partnership generally and of each series of the Partnership, to the extent provided in Section 3.4(c) of the Partnership Agreement, to which the Lender is a party.

ARTICLE 9

SUBORDINATION

9.1	The Indebtedness evidenced by this Agreement (the “Subordinated Debt”) is subordinate and junior in right of payment to all Senior Debt of the Partnership to the extent provided herein.

9.2	For all purposes of the subordination provisions in this Article 9, the term “Senior Debt” shall mean all principal of, Make Whole Amount (as defined in the Mortgage Notes), if any, interest on, and all fees, expenses and other amounts then due and payable with respect to the Mortgage Notes.

9.3

Upon the happening of an event of default with respect to any Senior Debt, as defined therein or in the instrument under which the same is outstanding, which occurs at the maturity thereof or which automatically accelerates or permits the holders thereof to accelerate the maturity thereof, then, unless and until such event of default shall have been remedied or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by set-off or otherwise) shall be made on account of the

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principal of, or premium, if any, or interest on the Subordinated Debt, or as a sinking fund for the Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt.

9.4	In the event of

(a)	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Partnership or any series of the Partnership or their respective properties, or their respective creditors as a receiver for them,

(b)	any proceeding for the liquidation, dissolution or other winding-up of the Partnership or any series of the Partnership, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

(c)	any assignment by the Partnership or any series of the Partnership for the benefit of creditors, or

(d)	any other marshalling of the assets of the Partnership or any series of the Partnership,

all Senior Debt (including any interest thereon accruing at the legal rate after the commencement of any such proceedings and any additional interest that would have accrued thereon but for the commencement of such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to any holder of the Subordinated Debt on account of the Subordinated Debt. Any payment or distribution, whether in cash, securities or other property (other than securities of the Partnership or any series of the Partnership or any other Person provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to Subordinated Debt, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of this Subordinated Debt shall be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt (including any interest thereon accruing at the legal rate after the commencement of any such proceedings and any additional interest that would have accrued thereon but for the commencement of such proceedings) shall have been paid in full.

9.5	In the event that any holder of Subordinated Debt shall have the right to declare the Subordinated Debt due and payable as a result of the occurrence of any one or more defaults in respect thereof, under circumstances when the terms of Section 9.4 are not applicable, such holder shall not declare such Subordinated Debt due and payable or otherwise to be in default and shall take no action at Law or in equity in respect of any such default unless and until all Senior Debt shall have been paid in full.

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9.6	If any payment or distribution of any character or any security, whether in cash, securities or other property (other than securities of the Partnership or any series of the Partnership or any other Person provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to Subordinated Debt, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by a holder of Subordinated Debt in contravention of any of the terms hereof and before all the Senior Debt shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full. In the event of the failure of any holder of the Subordinated Debt to endorse or assign any such payment, distribution or security, each holder of Senior Debt is hereby irrevocably authorized to endorse or assign the same.

9.7	No present or future holder of any Senior Debt shall be prejudiced in the right to enforce subordination of Subordinated Debt by any act or failure to act on the part of the Partnership or any series of the Partnership. Nothing contained herein shall impair, as between the Borrower and the Partnership, on the one hand, and the holder of this Subordinated Debt, on the other hand, the obligation of the Borrower and, to the extent described in Section 8.2, the Partnership to pay to the holder hereof the principal hereof and interest hereon as and when the same shall become due and payable in accordance with the terms hereof, or prevent the holder of the Subordinated Debt from exercising all rights, powers and remedies otherwise permitted by applicable Law or hereunder upon a default or Event of Default hereunder, all subject to the rights of the holders of the Senior Debt to receive cash, securities or other property otherwise payable or deliverable to the holders of Subordinated Debt as provided in this Article 9.

9.8	Upon the payment in full of all Senior Debt, the holders of Subordinated Debt shall be subrogated to all rights of any holders of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the Subordinated Debt shall have been paid in full, and, for purposes of such subrogation, no payment or distribution received by the holders of Senior Debt of cash, securities or other property to which the holders of the Subordinated Debt would have been entitled except for these subordination provisions shall, as between the Borrower and the Partnership and their respective creditors other than the holders of Subordinated Debt, on the one hand, and the holders of Subordinated Debt, on the other, be deemed to be a payment or distribution by the Borrower or the Partnership to or on account of Senior Debt.

ARTICLE 10

AMENDMENT AND WAIVER

10.1	No amendment or waiver of this Agreement shall be binding unless executed in writing by the Borrower and the Lender.

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10.2	No waiver of any provision of this Agreement or the Note shall constitute a waiver of any other provision hereof or thereof, nor shall any waiver of any provision of this Agreement or the Note constitute a continuing waiver unless otherwise expressly provided.

10.3	No act or omission (except in accordance with Section 10.1 hereof) by the Lender with respect to any breach or default by the Borrower shall extend to or be taken in any manner whatsoever to constitute a waiver with respect to such breach or default or with respect to any subsequent breach or default whether of the same nature or of a different nature, or the rights arising therefrom.

ARTICLE 11

ASSIGNMENT

11.1	This Agreement and the Note shall be binding upon the Borrower and the Lender and their respective successors and permitted assigns, and shall enure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns. Neither the Borrower nor the Lender, nor their respective successors and permitted assigns, may assign or transfer any rights or obligations under either this Agreement or the Note without the prior written consent of the other, such consent in no case to be unreasonably withheld. The other party’s signature on a legal document transferring or assigning either this Agreement or the Note shall be considered prior written consent.

ARTICLE 12

NOTICES

12.1	All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and shall be effective: (a) if delivered by facsimile transmission at the applicable facsimile number set forth on Annex I hereto or at such other facsimile number as may be communicated from time to time by such party, upon confirmation of receipt; or, (b) if mailed by first class mail to the applicable address set forth on Annex I hereto, or to such other address as may be communicated from time to time by such party, within five (5) Business Days after such communication is deposited in the mail.

ARTICLE 13

FURTHER ASSURANCES

13.1	Whether before or after the happening of an Event of Default, the Borrower shall at its own expense do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things in connection with this Agreement as the Lender may reasonably require from time to time for the purpose of giving effect to this Agreement, all immediately upon the request of the Lender.

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ARTICLE 14

ENTIRE AGREEMENT

14.1	This Agreement and the Note constitute the entire agreement between the parties regarding the subject matter hereof and supersede and replace any prior understandings, written and verbal agreements or arrangements.

14.2	There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with the subject matter hereof except as specifically set forth or referred to in this Agreement and the Note. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by the Borrower or the Lender or its directors, officers, employees or agents, to the other or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and neither the Borrower nor the Lender has been induced to enter into this Agreement, the Note or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent specifically set forth or referred to in this Agreement or the Note.

ARTICLE 15

GENERAL MATTERS

15.1	Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency.

15.2	Any provisions of this Agreement prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining terms hereof and no such invalidity shall affect the obligation of the Borrower to pay the principal amount and any accrued and unpaid interest at the time outstanding under this Agreement or the Note.

15.3	Time is of the essence of this Agreement.

15.4	The Borrower shall pay all out-of-pocket expenses incurred or otherwise payable by the Lender, and the Lender (as defined in the A1 Credit Agreement), in connection with preparation, negotiation, execution and delivery of this Agreement, the Note, the A1 Credit Agreement, and the other Loan Documents (as defined in the A1 Credit Agreement), including any amendments, modifications and waivers with respect thereto, and in connection with the enforcement or protection of the Lender’s, and the Lender’s (as defined in the A1 Credit Agreement), rights in connection with this Agreement, the Note, the A1 Credit Agreement and the other Loan Documents (as defined in the A1 Credit Agreement).

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ARTICLE 16

COUNTERPARTS

16.1	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

ARTICLE 17

GOVERNING LAW AND ATTORNMENT

17.1	This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York and the federal laws of the United States of America applicable therein, without regard to principles of conflict of laws.

ARTICLE 18

FACSIMILE AND COUNTERPART

18.1	An executed counterpart of this Agreement may be delivered by facsimile or other electronic transmission, and such delivery shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

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Executed as of the date first set forth above.

ENBRIDGE ENERGY, LIMITED PARTNERSHIP, on behalf of the Series AC

By:	Enbridge Pipelines (Lakehead) L.L.C.,
its managing general partner

By:
Name:
Title:

ENBRIDGE ENERGY PARTNERS, L.P.

By:	Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., its general partner

By:
Name:
Title:

Signature Page to

B1 Credit Agreement

ANNEX I NOTICE INFORMATION
SERIES AC OF ENBRIDGE ENERGY, LIMITED PARTNERSHIP

Address:	[ ]

Contact:	[ ]

Fax:	[ ]

ENBRIDGE ENERGY PARTNERS, L.P.

Address:	[ ]

Contact:	[ ]

Fax:	[ ]

Annex I to

B1 Credit Agreement

ANNEX II

PERMITTED INDEBTEDNESS

Mortgage Notes.

Senior Unsecured Notes.

C1 Credit Agreement, dated as of [                    ], 2009, between the Lender and the Borrower.

Springing Guarantees (as defined in the Partnership Agreement)

Annex II to

B1 Credit Agreement

ANNEX III

PROMISSORY NOTE

U.S. $400,000,000.00	[ ], 2009

FOR VALUE RECEIVED, Enbridge Energy, Limited Partnership, a limited partnership organized under the laws of the state of Delaware, on behalf of the Series AC (the “Borrower”), hereby promises to pay to Enbridge Energy Partners, L.P. (the “Lender”), the principal sum of U.S. $400,000,000.00 or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower pursuant to the B1 Credit Agreement dated [                    ], 2009 (as may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Loans, in like money and funds, for the period commencing on the date of each such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

In addition to and cumulative of any payments required to be made against this Note pursuant to the Credit Agreement (but without duplication thereof), this Note, including all principal and accrued interest then unpaid, shall be due and payable on the Maturity Date. All payments under this Note shall be applied in the manner set forth in the Credit Agreement.

The Borrower waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. No delay or omission on the part of the holder hereof in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note. No waiver of any right shall be effective unless in writing and signed by the holder, nor shall a waiver on one occasion be construed as a bar to or waiver of any such right on any future occasion.

The Borrower will pay on demand all costs of collection and legal fees paid or incurred by the holder in enforcing the obligations of the Borrower hereunder.

This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice of law principles.

The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to this Note (or any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate to the loans evidenced hereby. Such notations shall be conclusive and binding on the Borrower, absent manifest error; provided, however, that the failure of the Lender to make any such notations shall not limit or otherwise affect any obligations of the Borrower hereunder and under the Credit Agreement.

Annex III to

B1 Credit Agreement

This Note is the promissory note referred to in the Credit Agreement and is subject to the terms, conditions and provisions of the Credit Agreement including those respecting prepayments, all as provided in the Credit Agreement and incorporated herein by reference with the same force and effect as if such terms, conditions and provisions were set forth herein.

The Borrower has executed this Note for internal record keeping convenience; however, this Agreement is an obligation of the Partnership generally and of each series of the Partnership, to the extent provided in Section 3.4(c) of the Partnership Agreement, to which the Lender is a party.

Date as of the date first set forth above.

ENBRIDGE ENERGY, LIMITED
PARTNERSHIP, on behalf of the Series AC

By:	Enbridge Pipelines (Lakehead) L.L.C.,
its managing general partner

By:
Name:
Title:

Annex III to

B1 Credit Agreement

PROMISSORY NOTE

Loans and Principal Payments

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Prepaid This Date	Unpaid Principal Balance This Date	Notation Made By

Annex III to

B1 Credit Agreement

ANNEX IV

FORM OF LOAN NOTICE

Date:                     ,

To:	Enbridge Energy Partners, L.P., as Lender

Ladies and Gentlemen:

Reference is made to that certain B1 Credit Agreement, dated as of [                    ], 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Enbridge Energy, Limited Partnership, on behalf of the Series AC (the “Borrower”) and the Lender from time to time party thereto.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans	☐ A conversion or continuation of Loans

1. On (a Business Day).

2. In the amount of $

3. Comprised of
Type of Loan requested

4. For Fixed Period Eurodollar Rate Loans: with an Interest Period of months.

After giving effect to the Borrowing requested, the aggregate amount for all Loans do not exceed the amount of the Lender’s Commitment.

BORROWER:

ENBRIDGE ENERGY, LIMITED PARTNERSHIP, on behalf of Series AC

By:	Enbridge Pipelines (Lakehead) L.L.C.,
its managing general partner

By:
Name:
Title:

Annex IV to

B1 Credit Agreement

EXHIBIT D

FORM OF FACILITY C1

C1 CREDIT AGREEMENT

This C1 CREDIT AGREEMENT (this “Agreement”), dated as of the [    ] day of [                    ], 2009 (the “Closing Date”), is executed by and between Enbridge Energy, Limited Partnership, a Delaware limited partnership, on behalf of the Series AC (the “Borrower”), and Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Lender”).

RECITALS

WHEREAS, the Lender and the Borrower desire that the proceeds of the Loans made by the Lender to the Borrower under this Agreement be used by the Borrower to fund a portion of the total costs to construct (a) the U.S. portion of the proposed 36-inch diameter crude oil pipeline from Hardisty, Alberta to Superior, Wisconsin, with an initial annual capacity of 450,000 barrels per day and (b) related terminals, interconnections, tanks and pump stations located in the United States (collectively, the “Alberta Clipper Project”);

WHEREAS, the Lender has agreed to make Loans to the Borrower up to a preapproved maximum amount on the terms and conditions set out herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION; DEFINITIONS

1.1	The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Annexes are to Articles, Sections and Annexes of or attached to this Agreement.

1.2	Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.3	As used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“2007 Credit Facility” shall mean the Second Amended and Restated Credit Agreement, dated as of April 4, 2007, among the Lender, Bank of America, as administrative agent, and the other agents and lenders party thereto, as amended, supplemented or modified from time to time, or any replacement facility thereof.

(b)	“Agreement” shall have the meaning set forth in the preamble hereto.

(c)	“Alberta Clipper Project” shall have the meaning set forth in the recitals hereto.

(d)	“Applicable Rate” shall have the meaning set forth in Section 3.5.

(e)	“Bank of America” shall mean Bank of America, N.A.

(f)

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such prime rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced prime rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If for any reason the “prime rate” set by Bank of America has not been announced for such day, then such rate as set and publicly announced by Wachovia for such day shall be used.

(g)	“Base Rate Loan” shall mean a Loan that bears interest based on the Base Rate.

(h)	“Borrower” shall have the meaning set forth in the preamble hereto.

(i)	“Borrowing” shall mean a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by the Lender pursuant to Section 2.1.

(j)	“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, either (a) the State of New York or (b) the City of Calgary, Alberta, Canada, and if such day relates to any Fixed Period Eurodollar Rate Loan, it must also be a day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

(k)	“Closing Date” shall have the meaning set forth in the preamble hereto.

(l)	“Commitment” shall have the meaning set forth in Section 2.1 hereof.

(m)	“Credit Facility” shall have the meaning set forth in Section 2.1 hereof.

(n)	“Debt Rating” shall mean, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 6 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply.

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(o)	“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

(p)	“Default” shall mean any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

(q)	“Default Rate” shall mean an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Fixed Period Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

(r)	“Dollar” and “$” shall mean lawful money of the United States of America.

(s)	“Event of Default” shall have the meaning set forth in Article 6 hereof.

(t)

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest  1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Lender.

(u)	“Fixed Period Eurodollar Rate” shall mean, with respect to any Fixed Period Eurodollar Rate Loan for the Interest Period applicable to such Fixed Period Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Fixed Period Eurodollar Rate” for such Interest Period shall equal the Fixed Period Eurodollar Rate (as defined in the 2007 Credit Facility) that applied to the most recent borrowing of Fixed Period Eurodollar Loans (as defined in the 2007 Credit Facility) under the 2007 Credit Facility.

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(v)	“Fixed Period Eurodollar Rate Loan” shall mean a Loan that bears interest at a rate of interest based on the Fixed Period Eurodollar Rate.

(w)	“GAAP” shall mean United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

(x)	“General Partners” shall mean, collectively, Enbridge Pipelines (Lakehead) L.L.C., a Delaware limited liability company, and Enbridge Pipelines (Wisconsin) Inc., a Wisconsin corporation.

(y)	“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

(z)	“Guarantee Obligation” shall mean, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

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(aa)	“In-Service Date” shall have the meaning set forth in the Tariff Term Sheet.

(bb)	“Indebtedness” shall mean, as to any Person at a particular time, all of the following (without duplication):

(i)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii)	any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(iii)	whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services except trade accounts payable arising in the ordinary course of business of such Person, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(iv)	capital leases; and

(v)	all Guarantee Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person by its governing agreements and applicable Law except for customary exceptions acceptable to the Lender.

(cc)	“Interest Payment Date” shall mean, (a) as to any Fixed Period Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Fixed Period Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

(dd)	“Interest Period” shall mean, with respect to any Fixed Period Eurodollar Rate Loan, the period commencing on the date such Fixed Period Eurodollar Rate Loan is disbursed or converted to or continued as a Fixed Period Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)	any Interest Period applicable to any Fixed Period Eurodollar Rate Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

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(ii)	any Interest Period applicable to any Fixed Period Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of clause (i) above, end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)	no Interest Period shall extend beyond the Maturity Date.

(ee)	“Law” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

(ff)	“Lender” shall have the meaning set forth in the preamble hereto.

(gg)	“Lender’s Office” shall mean the Lender’s address and, as appropriate, account as set forth on Annex I, or such other address or account as the Lender may from time to time notify to the Borrower.

(hh)	“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, security interest or any other arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, a deposit arrangement and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction) for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners, including, if applicable, the interest of a purchaser of accounts receivable but excluding the title of the lessor under any operating lease.

(ii)

“Loan Notice” shall mean written or telephonic notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans as the same Type, pursuant to Section 3.1(a), which, if in writing, shall be substantially in the form of Annex IV hereto or if telephonic, shall be

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immediately followed by written notice in the form of Annex IV; provided, any such telephone notice shall be irrevocable when given notwithstanding that it is required to be so confirmed in writing.

(jj)	“Loans” shall have the meaning set forth in Section 2.1 hereof.

(kk)	“Maturity Date” shall mean the earlier to occur of (a) the date that is 180 days after the In-Service Date and (b) July 1, 2011.

(ll)	“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof, or if no such successor, any other debt rating agency selected by the Borrower and approved by the Lender.

(mm)	“Mortgage Note Agreements” shall mean, collectively, those certain Note Agreements, each dated as of December 12, 1991, between the Partnership and each of the respective purchasers of the Mortgage Notes, as amended, supplemented or modified from time to time and in effect.

(nn)	“Mortgage Notes” shall mean, collectively, the Partnership’s 9.15% First Mortgage Notes due December 15, 2011, originally issued in the aggregate principal amount of $310,000,000 pursuant to the separate Mortgage Note Agreements, dated December 12, 1991, between the Partnership and the institutional investors party thereto, together with any loan agreement and security documents executed in connection therewith, any and all instruments given in renewal, extension, modification or rearrangement of or in substitution or replacement for any one or more of the foregoing described promissory notes and other documents, whether given to the original purchaser thereof (or its designee) or any other Person and other documents.

(oo)	“Mortgage Notes Termination Date” shall mean the date on which all obligations under the Mortgage Notes shall have been repaid and all Mortgage Notes shall have terminated or expired.

(pp)	“Note” shall mean a promissory note made by the Borrower in favor of the Lender evidencing Loans made by such Lender, substantially in the form of Annex III.

(qq)	“Outstanding Amount” shall mean, on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

(rr)	“Partnership” shall mean Enbridge Energy, Limited Partnership, a Delaware limited partnership.

(ss)	“Partnership Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as amended, supplemented or modified from time to time.

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(tt)	“Person” shall mean any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

(uu)	“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof, or if no such successor, any other debt rating agency selected by the Borrower and approved by the Lender.

(vv)	“Senior Debt” shall have the meaning set forth in Section 9.2 hereto.

(ww)	“Senior Indenture” shall mean that certain Indenture dated September 15, 1998 providing for the issuance of senior debt securities of the Partnership, which indenture is between the Partnership, as issuer, and JPMorgan Chase Bank, N.A., successor to The Chase Manhattan Bank, as trustee.

(xx)

“Senior Unsecured Notes” shall mean, collectively, the following: (a) the 7% senior notes due 2018 in the aggregate principal amount of $100,000,000 issued by the Partnership pursuant to the Senior Indenture; (b) the 7  1/8% senior notes due 2028 in the aggregate principal amount of $100,000,000 issued by the Partnership pursuant to the Senior Indenture; (c) the 7.9% senior notes due 2012 in the aggregate principal amount of $100,000,000 issued by the Partnership pursuant to the Senior Indenture; and (d) such other senior unsecured notes issued by the Partnership on or after the Closing Date pursuant to the Senior Indenture.

(yy)	“Subordinated Debt” shall have the meaning set forth in Section 9.1 hereto.

(zz)	“Tariff Term Sheet” shall mean the Alberta Clipper U.S. Term Sheet dated June 28, 2007 and approved by the U.S. Federal Energy Regulatory Commission by the letter dated August 28, 2008 (124 FERC ¶ 61,200 (2008)), as the same may be amended from time to time.

(aaa)	“Type” shall mean, with respect to a Loan, its character as a Base Rate Loan or a Fixed Period Eurodollar Rate Loan.

(bbb)	“Wachovia” shall mean Wachovia Bank, National Association, or any successor thereof.

ARTICLE 2

THE CREDIT FACILITY

2.1	Subject to the satisfaction of the conditions set forth in Section 3.1(b), the Lender shall make loans pursuant to this Agreement (“Loans”) in Dollars to the Borrower on the Closing Date and on one Business Day per month (or more frequently, if agreed by the Lender in the Lender’s sole discretion) during the period from the Closing Date to the Maturity Date upon receipt from the Borrower of Loan Notices in accordance with Section 3.1(a), which Loans (collectively, the “Credit Facility”) shall not exceed two hundred million Dollars ($200,000,000) (as such amount may be reduced or adjusted from time to time in accordance with this Agreement, the Lender’s “Commitment”).

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2.2	The Loans shall be unsecured, and prior to the Mortgage Notes Termination Date, the Loans shall be subordinate to all Senior Debt in accordance with Article 9 hereof.

2.3	The Credit Facility is being made available for the financing of a portion of the total costs to construct the Alberta Clipper Project, and the proceeds of the Loans shall be used only to pay such construction costs.

2.4	Any Loans that have been prepaid or repaid may not be reborrowed.

ARTICLE 3

LOANS, INTEREST AND FEES

3.1	Borrowings, Conversions and Continuations of Loans.

(a)	Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower’s irrevocable notice to the Lender. Each such notice must be received by the Lender not later than 11:00 a.m., Mountain Standard Time or Mountain Daylight Time (as applicable), (i) three Business Days prior to the requested date of any such Borrowing of, conversion to or continuation of any such Fixed Period Eurodollar Rate Loans or of any conversion of any such Fixed Period Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Loan Notice shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as the same Type, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Fixed Period Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Fixed Period Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)	Following receipt of a Loan Notice from the Borrower, if no Default or Event of Default exists or would result from the proposed Borrowing, the Lender shall make the funds available to the Borrower by either wire transfer of such funds or other customary method used by the parties hereto and their Affiliates, in each case, in accordance with instructions provided to the Lender by the Borrower.

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(c)	Except as otherwise provided herein, a Fixed Period Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Fixed Period Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Fixed Period Eurodollar Rate Loans without the consent of the Lender, and the Lender may demand that any or all of the then outstanding Fixed Period Eurodollar Rate Loans be converted to Base Rate Loans at the end of the respective Interest Periods therefor, if at the end of such periods, a Default or an Event of Default is then in existence.

(d)	The Lender shall promptly notify the Borrower of the interest rate applicable to any Fixed Period Eurodollar Rate Loan upon determination of such interest rate. The determination of the Fixed Period Eurodollar Rate by the Lender shall be conclusive in the absence of manifest error. The Lender shall notify the Borrower of any change in its referenced prime rate used in determining the Base Rate promptly following the public announcement of such change.

3.2	Prepayments. The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that such notice must be received by the Lender not later than 10:00 a.m., Mountain Standard Time or Mountain Daylight Time (as applicable), (i) three Business Days prior to any date of prepayment of Fixed Period Eurodollar Rate Loans, and (ii) one Business Day prior to any date of prepayment of Base Rate Loans. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Fixed Period Eurodollar Rate Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.12.

3.3	Reduction or Termination of Commitments. The Borrower may, upon notice to the Lender, terminate the Commitment, or permanently reduce the Commitment. Once reduced in accordance with this Section 3.3, the Commitment may not be increased.

3.4	Repayment of Loans. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

3.5	Applicable Rate. The “Applicable Rate” under this Agreement shall be the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee Rate	Applicable Rate for Eurodollar Loans	Applicable Rate for Base Rate Loans	Utilization Fee Rate
1	A/A2 or higher	.045%	.180%	0.05%
2	A-/A3	.050%	.200%	0.05%
3	BBB+/Baa1	.070%	.230%	0.05%
4	BBB/Baa2	.090%	.310%	0.05%
5	BBB-/Baa3	.110%	.440%	0.05%
6	Lower than BBB-/Baa3 or unrated	.125%	.575%	0.10%

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Initially, the Applicable Rate shall be determined based upon the Debt Rating of BBB/Baa2. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

3.6	Interest.

(a)	Subject to the provisions of subsection (b) below, (i) each Fixed Period Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Fixed Period Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)	In the event any amount due hereunder or under any Note (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay interest on such unpaid amount (including, without limitation, interest on interest) at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)	Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that if the Borrower delivers a Loan Notice in accordance with Section 3.1(a) with respect to the interest due on an Interest Payment Date prior to the Maturity Date and no Default or Event of Default exists or would result from the proposed Borrowing, the interest payment due on such Interest Payment Date may be paid from the proceeds of a Loan in an equivalent amount, unless such amount would exceed the Commitment existing on such date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.7	Fees.

(a)

Facility Fee. The Borrower shall pay to the Lender a facility fee equal to the applicable facility fee rate based on the Debt Rating as set forth in the definition of Applicable Rate multiplied by the actual daily amount of the Commitment, regardless of usage. The facility fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the

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Maturity Date. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Debt Rating during any quarter, the facility fee shall be computed separately for each period during such quarter that each such Debt Rating was in effect. The facility fee shall accrue at all times, including at any time during which one or more of the conditions set forth in Section 3.1(b) are not met.

(b)	Utilization Fee. The Borrower shall pay to the Lender a utilization fee equal to the applicable utilization fee rate based on the Debt Rating as set forth in the definition of Applicable Rate multiplied by the actual daily aggregate Outstanding Amount of Loans for each day that such aggregate Outstanding Amount exceeds 50% of the Commitment. The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The utilization fee shall be calculated quarterly in arrears. The utilization fee shall accrue at all times, including at any time during which one or more of the conditions set forth in Section 3.1(b) are not met.

3.8	Computation of Interest. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees, shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

3.9	Evidence of Debt. The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. Upon the request of the Lender, the Loans may be evidenced by a Note, in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

3.10	Payments Generally.

(a)

All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 11:00 a.m., Mountain Standard Time or Mountain Daylight Time (as applicable), on the date specified herein. All payments

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received by the Lender after 11:00 a.m., Mountain Standard Time or Mountain Daylight Time (as applicable), shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)	Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees as the case may be.

(c)	If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses incurred by the Lender, (ii) second, toward repayment of interest and fees then due hereunder, and (iii) third, toward repayment of principal then due hereunder.

(d)	Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.11	Inability to Determine Rates. If the Lender determines in connection with any request for a Fixed Period Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Fixed Period Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Fixed Period Eurodollar Rate for such Fixed Period Eurodollar Rate Loan, or (c) the Fixed Period Eurodollar Rate for such Fixed Period Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Fixed Period Eurodollar Rate Loan, the Lender will promptly notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Fixed Period Eurodollar Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may, without liability for any attendant breakage costs, revoke any pending request for a Borrowing, conversion or continuation of Fixed Period Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.12	Funding Losses. Upon demand of the Lender from time to time (which demand shall be accompanied by a certificate of such Lender setting forth in reasonable detail the amount demanded, the basis therefor and the calculations in respect thereto, which shall be conclusive in the absence of manifest error), the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)	any continuation, conversion, payment or prepayment of any Loan made to such Borrower other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

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(b)	any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan made to the Borrower other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)	including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

All of the Borrower’s obligations under this Section 3.12 shall survive termination of the Commitment and payment in full of all the other amounts owed hereunder.

ARTICLE 4

PAYMENT OF WITHHOLDING TAXES

AND OTHER CHARGES

4.1	All payments required under this Agreement or in respect of the Note, whether in respect of principal, interest (including interest at the Default Rate) or any other obligation, shall be made in full, in Dollars without any deduction or withholding on account of taxes, set-off, counter-claim, duties or other charges of any nature or kind whatsoever, unless the Borrower is prohibited by applicable Law from doing so in which event the Borrower shall pay an additional amount such that the net amount received by the Lender shall be the amount which would have been received by the Lender if no such deduction or withholding had been made.

ARTICLE 5

COVENANTS OF THE BORROWER

So long as any obligation is outstanding under this Agreement or the Note, or the Credit Facility is available hereunder, the Borrower covenants and agrees with the Lender that, unless the Lender otherwise consents in writing, it shall:

5.1	Punctually pay the principal of all Loans, all interest thereon and all other amounts required to be paid hereunder and under the Note.

5.2	Observe, perform and comply with all applicable laws except to the extent that non-compliance would not reasonably be expected to have a material adverse effect on the business of the Borrower or its ability to perform its covenants hereunder.

5.3	Cause to be paid or discharged all lawful taxes, assessments and government charges or Liens imposed on earnings, labor or materials which might result in a Lien or charge upon the property or assets of the Borrower, unless such taxes, assessments, charges or Liens are being contested in good faith.

5.4

Obtain and maintain in full force and effect all of its material agreements, rights, franchises, operations, contracts and other arrangements and all material authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other requirements of any Governmental Authority required or reasonably necessary to carry

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on its business, except to the extent that the failure to have or maintain the same would not reasonably be expected to have a material adverse effect on the business of the Borrower or its ability to perform its covenants hereunder.

5.5	Not create, incur, assume or permit to exist any Indebtedness, other than the Indebtedness listed on Annex II hereto.

ARTICLE 6

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute a default under this Agreement (each such event being herein referred to as an “Event of Default”):

6.1	The Borrower fails to pay any amount due to the Lender under this Agreement or the Note when such amount becomes due and payable and the Partnership and the other series of the Partnership subsequently fail to pay such amount within one (1) Business Day following such failure by the Borrower.

6.2	The Borrower fails to perform or observe any covenant or obligation herein or in the Note (other than a covenant or condition whose breach is specifically dealt with elsewhere in this Article 6) and such failure remains unremedied for ten (10) days following notice of such failure by the Lender to the Borrower or such longer period as may be agreed by the Lender having regard to the subject matter of the failure.

6.3	The Borrower or the Partnership ceases to maintain its existence.

6.4	Any judgment or order for the payment of money in excess of fifteen million Dollars ($15,000,000) is rendered against the Borrower and either (a) enforcement proceedings have been commenced by a creditor upon the judgment or order, or (b) there is any period of fifteen (15) consecutive days during which a stay of enforcement of the judgment or order by reason of a pending appeal or otherwise is not in effect.

6.5	The Partnership (a) becomes insolvent or generally not able to pay its debts as they become due, (b) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (c) institutes or has instituted against it any proceeding seeking (i) to adjudicate it bankrupt or insolvent, (ii) liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving its creditors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or (d) takes any limited partnership action to authorize any of the above actions.

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ARTICLE 7

REMEDIES

Upon the occurrence and continuance of any Event of Default, and prior to the Mortgage Notes Termination Date, subject to Article 9, the Lender may, in its sole and absolute discretion upon written notice to the Borrower:

7.1	Declare the whole or any portion of the Loans then outstanding unpaid and all accrued and unpaid interest thereon to be immediately due and payable.

7.2	Exercise any right or recourse and/or proceed by any action, suit or remedy or proceeding permitted by Law and proceed to exercise any and all rights hereunder, at such times and in such manner as the Lender may consider expedient.

7.3	The foregoing remedies shall be without, except as may be required by applicable law, any additional notice, presentment, demand, protest, notice of protest, dishonor or any other action. These rights and remedies of the Lender hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by applicable law.

7.4	The Borrower shall, on demand, indemnify and reimburse the Lender for all reasonable costs, losses, expenses and liabilities which the Lender may sustain or incur as a consequence of the occurrence and continuance of any Event of Default hereunder.

ARTICLE 8

NO RECOURSE AGAINST OTHERS; OBLIGATION OF THE PARTNERSHIP

8.1	Neither any director, officer or employee of the Borrower, nor any partner of the Partnership or, except as set forth below, any series of the Partnership, as such, shall have any liability for any obligations of the Borrower under this Agreement or for any claim based on, in respect of, or by reason of, such obligation or its creation.

8.2	The Borrower has executed this Agreement for internal record keeping convenience; however, this Agreement is an obligation of the Partnership generally and of each series of the Partnership, to the extent provided in Section 3.4(c) of the Partnership Agreement, to which the Lender is a party.

ARTICLE 9

SUBORDINATION

9.1	The Indebtedness evidenced by this Agreement (the “Subordinated Debt”) is subordinate and junior in right of payment to all Senior Debt of the Partnership to the extent provided herein.

9.2	For all purposes of the subordination provisions in this Article 9, the term “Senior Debt” shall mean all principal of, Make Whole Amount (as defined in the Mortgage Notes), if any, interest on, and all fees, expenses and other amounts then due and payable with respect to the Mortgage Notes.

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9.3	Upon the happening of an event of default with respect to any Senior Debt, as defined therein or in the instrument under which the same is outstanding, which occurs at the maturity thereof or which automatically accelerates or permits the holders thereof to accelerate the maturity thereof, then, unless and until such event of default shall have been remedied or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by set-off or otherwise) shall be made on account of the principal of, or premium, if any, or interest on the Subordinated Debt, or as a sinking fund for the Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt.

9.4	In the event of

(a)	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Partnership or any series of the Partnership or their respective properties, or their respective creditors as a receiver for them,

(b)	any proceeding for the liquidation, dissolution or other winding-up of the Partnership or any series of the Partnership, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

(c)	any assignment by the Partnership or any series of the Partnership for the benefit of creditors, or

(d)	any other marshalling of the assets of the Partnership or any series of the Partnership,

all Senior Debt (including any interest thereon accruing at the legal rate after the commencement of any such proceedings and any additional interest that would have accrued thereon but for the commencement of such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to any holder of the Subordinated Debt on account of the Subordinated Debt. Any payment or distribution, whether in cash, securities or other property (other than securities of the Partnership or any series of the Partnership or any other Person provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to Subordinated Debt, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of this Subordinated Debt shall be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt (including any interest thereon accruing at the legal rate after the commencement of any such proceedings and any additional interest that would have accrued thereon but for the commencement of such proceedings) shall have been paid in full.

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9.5	In the event that any holder of Subordinated Debt shall have the right to declare the Subordinated Debt due and payable as a result of the occurrence of any one or more defaults in respect thereof, under circumstances when the terms of Section 9.4 are not applicable, such holder shall not declare such Subordinated Debt due and payable or otherwise to be in default and shall take no action at Law or in equity in respect of any such default unless and until all Senior Debt shall have been paid in full.

9.6	If any payment or distribution of any character or any security, whether in cash, securities or other property (other than securities of the Partnership or any series of the Partnership or any other Person provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to Subordinated Debt, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by a holder of Subordinated Debt in contravention of any of the terms hereof and before all the Senior Debt shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full. In the event of the failure of any holder of the Subordinated Debt to endorse or assign any such payment, distribution or security, each holder of Senior Debt is hereby irrevocably authorized to endorse or assign the same.

9.7	No present or future holder of any Senior Debt shall be prejudiced in the right to enforce subordination of Subordinated Debt by any act or failure to act on the part of the Partnership or any series of the Partnership. Nothing contained herein shall impair, as between the Borrower and the Partnership, on the one hand, and the holder of this Subordinated Debt, on the other hand, the obligation of the Borrower and, to the extent described in Section 8.2, the Partnership to pay to the holder hereof the principal hereof and interest hereon as and when the same shall become due and payable in accordance with the terms hereof, or prevent the holder of the Subordinated Debt from exercising all rights, powers and remedies otherwise permitted by applicable Law or hereunder upon a default or Event of Default hereunder, all subject to the rights of the holders of the Senior Debt to receive cash, securities or other property otherwise payable or deliverable to the holders of Subordinated Debt as provided in this Article 9.

9.8	Upon the payment in full of all Senior Debt, the holders of Subordinated Debt shall be subrogated to all rights of any holders of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the Subordinated Debt shall have been paid in full, and, for purposes of such subrogation, no payment or distribution received by the holders of Senior Debt of cash, securities or other property to which the holders of the Subordinated Debt would have been entitled except for these subordination provisions shall, as between the Borrower and the Partnership and their respective creditors other than the holders of Subordinated Debt, on the one hand, and the holders of Subordinated Debt, on the other, be deemed to be a payment or distribution by the Borrower or the Partnership to or on account of Senior Debt.

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ARTICLE 10

AMENDMENT AND WAIVER

10.1	No amendment or waiver of this Agreement shall be binding unless executed in writing by the Borrower and the Lender.

10.2	No waiver of any provision of this Agreement or the Note shall constitute a waiver of any other provision hereof or thereof, nor shall any waiver of any provision of this Agreement or the Note constitute a continuing waiver unless otherwise expressly provided.

10.3	No act or omission (except in accordance with Section 10.1 hereof) by the Lender with respect to any breach or default by the Borrower shall extend to or be taken in any manner whatsoever to constitute a waiver with respect to such breach or default or with respect to any subsequent breach or default whether of the same nature or of a different nature, or the rights arising therefrom.

ARTICLE 11

ASSIGNMENT

11.1	This Agreement and the Note shall be binding upon the Borrower and the Lender and their respective successors and permitted assigns, and shall enure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns. Neither the Borrower nor the Lender, nor their respective successors and permitted assigns, may assign or transfer any rights or obligations under either this Agreement or the Note without the prior written consent of the other, such consent in no case to be unreasonably withheld. The other party’s signature on a legal document transferring or assigning either this Agreement or the Note shall be considered prior written consent.

ARTICLE 12

NOTICES

12.1	All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and shall be effective: (a) if delivered by facsimile transmission at the applicable facsimile number set forth on Annex I hereto or at such other facsimile number as may be communicated from time to time by such party, upon confirmation of receipt; or, (b) if mailed by first class mail to the applicable address set forth on Annex I hereto, or to such other address as may be communicated from time to time by such party, within five (5) Business Days after such communication is deposited in the mail.

ARTICLE 13

FURTHER ASSURANCES

13.1	Whether before or after the happening of an Event of Default, the Borrower shall at its own expense do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things in connection with this Agreement as the Lender may reasonably require from time to time for the purpose of giving effect to this Agreement, all immediately upon the request of the Lender.

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ARTICLE 14

ENTIRE AGREEMENT

14.1	This Agreement and the Note constitute the entire agreement between the parties regarding the subject matter hereof and supersede and replace any prior understandings, written and verbal agreements or arrangements.

14.2	There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with the subject matter hereof except as specifically set forth or referred to in this Agreement and the Note. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by the Borrower or the Lender or its directors, officers, employees or agents, to the other or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and neither the Borrower nor the Lender has been induced to enter into this Agreement, the Note or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent specifically set forth or referred to in this Agreement or the Note.

ARTICLE 15

GENERAL MATTERS

15.1	Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency.

15.2	Any provisions of this Agreement prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining terms hereof and no such invalidity shall affect the obligation of the Borrower to pay the principal amount and any accrued and unpaid interest at the time outstanding under this Agreement or the Note.

15.3	Time is of the essence of this Agreement.

15.4	The Borrower shall pay all out-of-pocket expenses incurred or otherwise payable by the Lender in connection with preparation, negotiation, execution and delivery of this Agreement and the Note, including any amendments, modifications and waivers with respect thereto, and in connection with the enforcement or protection of the Lender’s rights in connection with this Agreement and the Note.

ARTICLE 16

COUNTERPARTS

16.1	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

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ARTICLE 17

GOVERNING LAW AND ATTORNMENT

17.1	This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York and the federal laws of the United States of America applicable therein, without regard to principles of conflict of laws.

ARTICLE 18

FACSIMILE AND COUNTERPART

18.1	An executed counterpart of this Agreement may be delivered by facsimile or other electronic transmission, and such delivery shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

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Executed as of the date first set forth above.

ENBRIDGE ENERGY, LIMITED PARTNERSHIP, on behalf of the Series AC

By:	Enbridge Pipelines (Lakehead) L.L.C.,
its managing general partner

By:
Name:
Title:

ENBRIDGE ENERGY PARTNERS, L.P.

By:	Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., its general partner

By:
Name:
Title:

Signature Page to

C1 Credit Agreement

ANNEX I NOTICE INFORMATION
SERIES AC OF ENBRIDGE ENERGY, LIMITED PARTNERSHIP

Address:	[ ]

Contact:	[ ]

Fax:	[ ]

ENBRIDGE ENERGY PARTNERS, L.P.

Address:	[ ]

Contact:	[ ]

Fax:	[ ]

Annex I to

C1 Credit Agreement

ANNEX II

PERMITTED INDEBTEDNESS

Mortgage Notes.

Senior Unsecured Notes.

B1 Credit Agreement, dated as of [                    ], 2009, between the Lender and the Borrower.

Springing Guarantees (as defined in the Partnership Agreement)

Annex II to

C1 Credit Agreement

ANNEX III

PROMISSORY NOTE

U.S. $200,000,000.00	[ ], 2009

FOR VALUE RECEIVED, Enbridge Energy, Limited Partnership, a limited partnership organized under the laws of the state of Delaware, on behalf of the Series AC (the “Borrower”), hereby promises to pay to Enbridge Energy Partners, L.P. (the “Lender”), the principal sum of U.S. $200,000,000.00 or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower pursuant to the C1 Credit Agreement dated [                    ], 2009 (as may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Loans, in like money and funds, for the period commencing on the date of each such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

In addition to and cumulative of any payments required to be made against this Note pursuant to the Credit Agreement (but without duplication thereof), this Note, including all principal and accrued interest then unpaid, shall be due and payable on the Maturity Date. All payments under this Note shall be applied in the manner set forth in the Credit Agreement.

The Borrower waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. No delay or omission on the part of the holder hereof in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note. No waiver of any right shall be effective unless in writing and signed by the holder, nor shall a waiver on one occasion be construed as a bar to or waiver of any such right on any future occasion.

The Borrower will pay on demand all costs of collection and legal fees paid or incurred by the holder in enforcing the obligations of the Borrower hereunder.

This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice of law principles.

The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to this Note (or any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate to the loans evidenced hereby. Such notations shall be conclusive and binding on the Borrower, absent manifest error; provided, however, that the failure of the Lender to make any such notations shall not limit or otherwise affect any obligations of the Borrower hereunder and under the Credit Agreement.

Annex III to

C1 Credit Agreement

This Note is the promissory note referred to in the Credit Agreement and is subject to the terms, conditions and provisions of the Credit Agreement including those respecting prepayments, all as provided in the Credit Agreement and incorporated herein by reference with the same force and effect as if such terms, conditions and provisions were set forth herein.

The Borrower has executed this Note for internal record keeping convenience; however, this Agreement is an obligation of the Partnership generally and of each series of the Partnership, to the extent provided in Section 3.4(c) of the Partnership Agreement, to which the Lender is a party.

Date as of the date first set forth above.

ENBRIDGE ENERGY, LIMITED
PARTNERSHIP, on behalf of the Series AC

By:	Enbridge Pipelines (Lakehead) L.L.C.,
its managing general partner

By:
Name:
Title:

Annex III to

C1 Credit Agreement

PROMISSORY NOTE

Loans and Principal Payments

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Prepaid This Date	Unpaid Principal Balance This Date	Notation Made By

Annex III to

C1 Credit Agreement

ANNEX IV

FORM OF LOAN NOTICE

Date:                     ,

To:	Enbridge Energy Partners, L.P., as Lender

Ladies and Gentlemen:

Reference is made to that certain C1 Credit Agreement, dated as of [                    ], 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Enbridge Energy, Limited Partnership, on behalf of the Series AC (the “Borrower”) and the Lender from time to time party thereto.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans	☐ A conversion or continuation of Loans

1. On (a Business Day).

2. In the amount of $

3. Comprised of
Type of Loan requested

4. For Fixed Period Eurodollar Rate Loans: with an Interest Period of months.

After giving effect to the Borrowing requested, the aggregate amount for all Loans do not exceed the amount of the Lender’s Commitment.

BORROWER:

ENBRIDGE ENERGY, LIMITED PARTNERSHIP, on behalf of Series AC

By:	Enbridge Pipelines (Lakehead) L.L.C.,
its managing general partner

By:
Name:
Title:

Annex IV to

C1 Credit Agreement